Exhibit 4.14

CERTAIN IDENTIFIED INFORMATION, INDICATED BY [***], HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM IF PUBLICLY DISCLOSED.

Dated: 16th April, 2025

COSTAMARE INC. and
(as Borrower A and Hedge Guarantor)

- and -

COSTAMARE BULKERS SHIPS INC.
(as Borrower B)
(as joint and several Borrowers)

- and -

COSTAMARE BULKERS HOLDINGS LIMITED

(as Holding Guarantor)

- and -

The Banks and Financial Institutions
listed in Schedule 1

(as Lenders)

- and -

EUROBANK S.A.
(as Arranger, Facility Agent, Swap Bank, Security Agent and Account Bank)

LOAN AGREEMENT No. 514 relating to a senior secured floating interest rate term loan facility of up to US $100,000,000

TABLE OF CONTENTS

CLAUSE	HEADINGS	PAGE

1	PURPOSE, DEFINITIONS AND INTERPRETATION	1
2	FACILITY	28
3	POSITION OF THE LENDERS, THE MAJORITY LENDERS AND THE SWAP BANK	29
4	DRAWDOWN	30
5	INTEREST	33
6	INTEREST PERIODS	38
7	DEFAULT INTEREST	39
8	REPAYMENT AND PREPAYMENT	41
9	CONDITIONS PRECEDENT	44
10	REPRESENTATIONS AND WARRANTIES	45
11	GENERAL UNDERTAKINGS	50
12	CORPORATE UNDERTAKINGS	57
13	INSURANCE	60
14	SHIP COVENANTS	65
15	FINANCIAL COVENANTS - SECURITY COVER	71
16	PAYMENTS AND CALCULATIONS	79
17	APPLICATION OF RECEIPTS	82
18	APPLICATION OF EARNINGS	83
19	EVENTS OF DEFAULT	86
20	FEES AND EXPENSES	93
21	INDEMNITIES	94
22	NO SET-OFF OR TAX DEDUCTION	96
23	ILLEGALITY, ETC.	99
24	INCREASED COSTS	100
25	SET-OFF	102
26	TRANSFERS AND CHANGES IN LENDING OFFICES	103
27	VARIATIONS AND WAIVERS	111
28	NOTICES	113
29	JOINT AND SEVERAL LIABILITY	116
30	MISCELLANEOUS	117
31	BAIL IN	119
32	GUARANTEE AND INDEMNITY – HEDGE GUARANTOR	120
33	GUARANTEE AND INDEMNITY HOLDING GUARANTOR	123
34	LAW AND JURISDICTION	126

SCHEDULES

1.	Lenders and Commitments
2.	Form of Drawdown Notice
3.	Documents and evidence required as conditions precedent
4.	Transfer Certificate
5.	Form of Compliance Certificate
6.	Form of Insurance Letter

THIS AGREEMENT is dated the 16th April, 2025 made BETWEEN:

1.	(a)
COSTAMARE INC., a corporation incorporated in the Republic of the Marshall Islands, whose registered address is at Trust Company Complex, Ajeltake  Road, Ajeltake Island, Majuro, Marshall Islands MH 96960, as a borrower and hedge guarantor (hereinafter called the “Borrower A”, which expression shall include its successors); and

(b)
COSTAMARE BULKERS SHIPS INC., a corporation incorporated in the Republic of the Marshall Islands, whose registered address is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960 (hereinafter called the “Borrower B”, which expression shall include its successors), as joint and several Borrowers (hereinafter together called the “Borrowers” and singly a “Borrower”);

2.
COSTAMARE BULKERS HOLDINGS LIMITED, a corporation duly incorporated and validly existing under the laws of the Republic of the Marshall Islands, whose registered address is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960, as guarantor (the “Holding Guarantor”, which expression includes its successors in title);

3.	The Banks And Financial Institutions listed in Schedule 1 (Lenders and Commitments), as Lenders;

4.	Eurobank S.A., acting through its office at 83 Akti Miaouli, Piraeus, Greece, as Facility Agent;

5.	Eurobank S.A., acting through its office at 83 Akti Miaouli, Piraeus, Greece, as Arranger;

6.	Eurobank S.A., acting through its office at 83 Akti Miaouli, Piraeus, Greece, as Security Agent; and

7.	Eurobank S.A., acting through its office at 83 Akti Miaouli, Piraeus, Greece, as Account Bank; and

8.	EUROBANK S.A., acting through its office at 8 Othonos Street, Athens, Greece, as Swap Bank

IT IS AGREED AS FOLLOWS:

1	PURPOSE, DEFINITIONS AND INTERPRETATION

1.1	Amount and purpose

This Agreement sets out the terms and conditions upon and subject to which the Lenders agree to make available to the Borrowers a secured floating interest rate term loan facility of up to One hundred million Dollars ($100,000,000) , such loan facility to be made available by way of multiple Advances, each Advance to be used for the purpose of financing part of the Market Value of the Vessel relative to that Advance under the terms specified below.

1.2	Definitions

Subject to Clause 1.6 (General Interpretation), in this Agreement:

"Acceptable Bank" means a bank or financial institution which has a rating for its long-term unsecured and non-credit-enhanced debt obligations of BBB+ or higher by Standard & Poor's Rating Services or Fitch Ratings Ltd or Baa1 or higher by Moody's Investor Service Limited or a comparable rating from an internationally recognised credit rating agency;

“Account Bank” means Eurobank S.A., a banking société anonyme incorporated in and pursuant to the laws of the Hellenic Republic with its head office at 8 Othonos Street, Athens, Greece, acting through its office at 83 Akti Miaouli, Piraeus, Greece (or of such other address as may last have been notified to the other parties to this Agreement pursuant to paragraph (c) of Clause 28.2 (Addresses for communications)) or such other bank as may be designated by the Facility Agent as the Account Bank for the purposes of this Agreement and includes its permitted successors in title;

“Accounts” means, together, the Earnings Accounts, the Cash-Collateral Account Pledge Agreement and the Credit Support Annex Collateral Account, and “Account” means any of them as the context may require;

“Accounts Pledge Agreement” means, in relation to each Borrower or each Owner, an agreement to be entered into between that Borrower or that Owner and the Lenders for the creation of a pledge over the Earnings Account of that Borrower or that Owner in favour of the Lenders, in the Agreed Form, as the same may from time to time be amended and/or supplemented, and in the plural means all of them;

"Advance" means the principal amount of each borrowing by the Borrowers under this Agreement;

"Affected Lender" has the meaning given in Clause 5.6 (Market disruption);

"Agency and Trust Agreement" means the agency and trust agreement dated the same date as this Agreement and made between the same parties;

"Agreed Form" means in relation to any document, that document in the form agreed in writing between the Facility Agent (acting on the instructions of the Majority Lenders) and the Borrowers or as otherwise approved in accordance with any approval procedure specified in any relevant provisions of any Finance Document;

“Applicable Margin” means:

(a)	in respect of the Loan less any Cash-collateralised part of the Loan, one point six zero per cent (1.60%) per annum (the “Margin A”); and

(b)	in respect of any Cash-collateralised part of the Loan, zero point six zero per cent (0.60%) per annum (the “Margin B”);

"Approved Auditors" means any of Ernst & Young, PricewaterhouseCoopers, Deloitte Komatsu, KPMG or such other firm as may be approved from time to time in writing by the Facility Agent (acting on the instructions of the Majority Lenders);

"Approved Classification Society" means, in relation to a Vessel, American Bureau of Shipping, Det Norske Veritas/Germanischer Lloyd, Lloyds Register of Shipping, Nippon Kaiji Kyokai, Bureau Veritas, Korean Registry or any other classification society, in respect of that

Vessel, which is a member of the International Association of Classification Societies or any successor organisation provided that such other classification society is acceptable to the Majority Lenders (such acceptance not to be unreasonably withheld or delayed), always excluding any classification society which becomes a Restricted Party after the date of this Agreement;

"Approved Flag" means, in relation to a Vessel, any of the Greek, Hong Kong, Liberian, Marshall Islands or Maltese flags or any other flag acceptable to the Majority Lenders as the flag on which that Vessel may be registered (such acceptance not to be unreasonably withheld or delayed);

"Approved Flag State" means, in relation to a Vessel, any of Greece, Hong Kong, Liberia, Marshall Islands or Malta or any other country in which the Majority Lenders may approve that that Vessel may be registered (such approval not to be unreasonably withheld or delayed);

"Approved Manager" means, in relation to a Vessel, any one (or more) of Costamare Shipping, V-Ships Greece, FML Ship Management, Navilands Bulker, Navilands Shanghai Bulker (including, in each case any other company in the same corporate group)  and/or any other company which the Majority Lenders may approve from time to time (such approval not to be unreasonably withheld or delayed) as the commercial and/or technical manager of that Vessel and, in the plural, means all of them;

"Approved Shipbrokers" means, together, Allied Shipbrokers, Cass Technava, Galbraith Limited Shipbrokers, Clarksons Co. Ltd, Maersk Brokers, Simpson Spence & Young, Howe Robinson Partners and Arrow Shipbrokers, of London and any other independent firm of shipbrokers nominated by the Borrowers and approved in writing by the Facility Agent (acting on the instructions of the Majority Lenders) in its absolute discretion, always excluding any firm which becomes a Restricted Party after the date of this Agreement and, in the singular, means any of them, and only for the purposes of testing the financial covenants set out in paragraph (b) of Clause 15.1 (Financial covenants), also Ross Shipbrokers Co. Ltd;

"Arranger" means Eurobank S.A., a banking société anonyme incorporated in and pursuant to the laws of the Hellenic Republic with its head office at 8 Othonos Street, Athens, Greece, acting in such capacity through its office at 83 Akti Miaouli, Piraeus, Greece (or of such other address as may last have been notified to the other parties to this Agreement pursuant to paragraph (c) of Clause 28.2 (Addresses for communications)) or any permitted successor in title;

“Asset Cover Ratio” means, at any relevant time, the aggregate of: (a) the Market Value of the Mortgaged Vessels and (b) the Market Value of any other vessel that has been provided as security pursuant to paragraph (b) of Clause 15.6 (Prepayment; provision of additional security), expressed as a percentage of the aggregate of (i) the amount of the Loan at the relevant time and (ii) the Swap Exposure minus any additional security provided in a form of pledged cash deposits in favour of the Lender pursuant to Clause 15.6(a);

“Assignable Charter” means, in relation to a Vessel, any time charterparty in respect of that Vessel whose remaining duration exceeds or is capable of exceeding thirteen (13) months (by virtue of any optional extensions or renewals) entered into between the Owner of that Vessel and a charterer, and, in the plural, means any or all of them as the context may require;

"Assignable Charter Assignment" means, in relation to an Assignable Charter, an assignment of the rights of the Owner which is a party to that Assignable Charter under that Assignable Charter executed or, as the context may require, to be executed by that Owner in favour of the Security Agent in the Agreed Form, as the same may from time to time be amended and/or supplemented, and, in the plural, means any or all of them as the context may require;

"Availability Period" means the period commencing on the date of this Agreement and ending on:

(a)	31 December, 2027 or such later date as the Facility Agent may, with the authorisation of the Lenders, agree with the Borrowers; or

(b)	if earlier, the date on which the Total Commitments are fully borrowed, cancelled or terminated;

"Bail-In Action" means the exercise of any Write-down and Conversion Powers;

"Bail-In Legislation" means:

(a)
in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time; and

(b)	in relation to any other state, any analogous law or regulation from time to time which requires contractual recognition of any Write-down and Conversion Powers contained in that law or regulation;

"Basel II Accord" means the "International Convergence of Capital Measurement and Capital Standards, a Revised Framework" published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement;

"Basel III" means, together:

(a)
the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems", "Basel III: International framework for liquidity risk measurement, standards and monitoring" and "Guidance for national authorities operating the countercyclical capital buffer" published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;

(b)
the rules for global systemically important banks contained in "Global systemically important banks: assessment methodology and the additional loss absorbency requirement - Rules text" published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and

(c)	any further guidance or standards published by the Basel Committee on Banking Supervision relating to "Basel III";

"Borrowers" means the Borrowers, as specified in the beginning of this Agreement (but, for the avoidance of doubt, excludes after the Spin-Off Completion Date, the Borrower A);

"Break Costs" means the amount (if any) by which:

(a)
the interest (excluding Applicable Margin) which a Lender should have received for the period from the date of receipt of all or any part of its participation in the Loan to the last day of the current Interest Period or had the principal amount received been paid on the last day of that Interest Period;

exceeds:

(b)
the amount which that Lender would be able to obtain by placing an amount equal to the principal amount received by it on deposit with a leading bank in the London interbank market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period;

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in Athens and Piraeus; and

(a)	in New York; and

(b)	(in relation to the fixing of any interest rate which is required to be determined under this Agreement or any Finance Document), a US Government Securities Business Day;

“Cash-Collateral Account” means the account opened or to be opened and maintained in the name or the joint names of any Cash Collateral Account Holder(s) with the branch of the Account Bank at 83 Akti Miaouli, Piraeus, Greece or with any other branch or office of the Account Bank (either in Greece or abroad) or such other bank/member of the Facility Agent’s banking group or financial institution, as may be required by and from time to time be determined by the Facility Agent at its sole discretion and notified to the Borrowers, and shall include any sub-accounts or call accounts (whether in Dollars or any other currency) opened under the same designation or any revised designation or number from time to time notified by the Facility Agent to the relevant Cash Collateral Account Holder(s), to which the Cash-collateral Amount shall be deposited at the option of the Borrowers and pledged in favour of the Lenders;

“Cash Collateral Account Holder” means any of the Borrower or the Holding Guarantor;

“Cash-Collateral Account Pledge Agreement” means the pledge agreement entered or (as the context may require) to be entered into between the relevant Cash Collateral Account Holder(s) (as the case may be), the Lenders and the Account Bank for the creation of a first priority pledge in favour of the Lenders over the Cash-Collateral Account, in such form as the Facility Agent and/or the Lenders may approve or require, as the same may from time to time be amended and/or supplemented;

“Cash-Collateral Amount” means the amount which is deposited in the Cash-Collateral Account;

“Cash-collateralised part of the Loan” means the part of the Loan, which corresponds to the Cash-Collateral Amount deposited in the Cash-Collateral Account, booked for a period equal to the current Interest Period for the Loan and on which interest shall accrue at the rate per annum determined by the Facility Agent to be the aggregate of (i) the Margin B (ii) and the Reference Rate for that Interest Period, provided always that the relevant Cash Collateral Account Holder(s) shall be permitted to make use of the Cash-Collateral Amount only (a) after the end of the current Interest Period for the Loan and (b) after the Borrowers, by notice received by the Facility Agent not later than 11 a.m. (Athens time) on the second Business

Day before the beginning of the following Interest Period, have requested by notice to the Facility Agent and the Account Bank that they wish to make use in whole or in part of the Cash-Collateral Amount, which request the Facility Agent shall accept, provided that no Event of Default is at that time outstanding or will result from the requested withdrawal;

"Change of Control" means the occurrence of any of the following acts, events or circumstances:

(a)
a change in the ownership of any Owner from the date of this Agreement resulting in that Owner not being a direct or indirect wholly-owned Subsidiary of Borrower A or, as the case may be, following the Spin-Off Completion Date, the Holding Guarantor; and/or

(b)
a sale by the members of the Konstantakopoulos Family of any shares in, prior to the Spin-Off Completion Date, Borrower A or, as the case may be, following the Spin-Off Completion Date, Holding Guarantor, which would reduce the proportion of issued shares owned by them in aggregate below 30% of the issued common shares; and/or

(c)
the issuance of further shares by, prior to the Spin-Off Completion Date,  Borrower A or, as the case may be following the Spin-Off Completion Date, the Holding Guarantor of further shares, which would reduce the proportion of issued shares owned by the members of the Konstantakopoulos Family in aggregate to below 30% of the issued common shares; and/or

(d)
no member of the Konstantakopoulos Family has the power to direct, or cause the direction of, the management and the policies of, prior to the Spin-Off Completion Date, Borrower A, and after the Spin-Off Completion Date, the Holding Guarantor, whether through the ownership of voting securities, by contract, or otherwise;

"Commitment" means, in relation to a Lender, the amount set in the final column opposite its name in Schedule 1 (Lenders and Commitments), or, as the case may require, the amount specified in the relevant Transfer Certificate, as that amount may be reduced, cancelled or terminated in accordance with this Agreement (and "Total Commitments" means the aggregate of the Commitments of all the Lenders);

“Compliance Certificate” means a certificate in the form set out in Schedule 6 (Form of Compliance Certificate) or in any other form agreed between the Facility Agent and the relevant Borrower;

“Confidential Information” means all information relating to any Vessel, any Security Party, the Group, the Finance Documents or the Loan of which a Creditor Party becomes aware in its capacity as, or for the purpose of becoming, a Creditor Party or which is received by a Creditor Party in relation to, or for the purpose of becoming a Creditor Party under, the Finance Documents or the Loan from either:

(a)	any member of the Group or any of its advisers; or

(b)
another Creditor Party, if the information was obtained by that Creditor Party directly or indirectly from another member of the Group or any of its advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(i)	is or becomes public information other than as a direct or indirect result of any breach by that Creditor Party of Clause 26.12 (Disclosure of Confidential Information); or

(ii)	is identified in writing at the time of delivery as non-confidential by any member of the Group or any of its advisers; or

(iii)
is known by that Creditor Party before the date the information is disclosed to it in accordance with paragraphs (a) or (b) above or is lawfully obtained by that Creditor Party after that date, from a source which is, as far as that Creditor Party is aware, unconnected with the Group  and which, in either case, as far as that Creditor Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality;

"Confidentiality Undertaking" means a confidentiality undertaking in substantially the appropriate form recommended by the LMA from time to time or in any other form agreed between the Borrowers and the Facility Agent;

“Confirmation” and “Early Termination Date”, in relation to any continuing Designated Transaction, have the meanings given in the Master Agreement;

"Contractual Currency" has the meaning given in Clause 21.4 (Currency indemnity);

"Contribution" means, in relation to a Lender, the part of the Loan which is owing to that Lender;

“Costamare Shipping’’ means Costamare Shipping Company S.A., a company incorporated in and existing under the laws of the Republic of Panama, whose registered office is at 8th Floor, Capital Plaza Building, Roberto Motta Ave., Costa Del Este, Panama City, Republic of Panama and having a branch established at 60 Zephyrou Street, Athens, Greece, under the Greek laws 378/68, 27/75, 2234/94, 3752/09 and 4150/13 (as amended and in force at the date hereof), and includes its successors in title;

“Credit Support Document” means any document described as such in the Master Agreement and, where the context permits, any other document referred to in any Credit Support Document which has the effect of creating a Security Interest in favour of the Swap Bank;

”Credit Support Annex” means the Credit Support Annex supplemental to the Master Agreement and the Schedule thereto in form and substance satisfactory to the Swap Bank, as the same may from time to time be amended and/or supplemented;

”Credit Support Annex Collateral Account” means the account or accounts in the name of Borrower B with the lending office appearing in Schedule 1 opposite to Eurobank, designated “Costamare Bulkers Ships Inc. – Credit Support Annex Collateral Account” or any other account (with that or another office of the Swap Bank) with the same designation for the purposes of this Agreement;

”Credit Support Annex Collateral Account Pledge Agreement” means an agreement to be made between Borrower B and the Swap Bank for the creation of a pledge in favour of the Swap Bank over the Credit Support Annex Collateral Account, in form and substance satisfactory to the Swap Bank as the same may from time to time be amended and/or supplemented;

“Credit Support Provider” means any person (other than the Borrowers) described as such in the Master Agreement;

"Creditor Party" means the Facility Agent, the Arranger, the Security Agent, the Account Bank, the Swap Bank or any Lender, whether as at the date of this Agreement or at any later time and in the plural means all of them;

"Defaulting Lender" means any Lender:

(a)
which has failed to make available the relevant proportion of its Commitment in respect of any Advance or has given notice to the Facility Agent that it will not make such amount available by the relevant Drawdown Date pursuant to Clause 4.3 (Notification to Lenders of receipt of a Drawdown Notice); or

(b)	which has otherwise rescinded or repudiated a Finance Document; or

(c)	with respect to which an Insolvency Event has occurred and is continuing,

unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by:

(A)	an administrative or technical error; or

(B)	a Disruption Event; and

payment is made within 5 Business Days of its due date; or

(ii)	that Lender is disputing in good faith whether it is contractually obliged to make the relevant payment;

“Delivery” means, in relation to a Vessel, the delivery of that Vessel from the Seller thereof to, and the acceptance of that Vessel by, the Owner thereof pursuant to the relevant MOA;

“Delivery Date” means, in relation to a Vessel, the date upon which the Delivery of that Vessel occurs;

“Designated Transaction" means a Designated Transaction which fulfils the following requirements:

(a)
it is entered into by  Borrower B pursuant to the Master Agreement with the Swap Bank which, at the time the Designated Transaction is entered into, is also a Lender and Borrower B's rights under the Master Agreement are subject to the Master Agreement Swap Assignment;

(b)
its purpose is the hedging of the Borrower(s)’ exposure under this Agreement to fluctuations in SOFR arising from the funding of the Loan (or any part thereof) for a period expiring no later than the Final Maturity Date; and

(c)
it is designated by the Borrower(s), by delivery by the Borrower(s) to the Swap Bank of a notice of designation as a Designated Transaction for the purposes of the Finance Documents in the form of the Schedule 7 (Designation Notice) (or in any other form which the Swap Bank approves);

"Disruption Event" means either or both of:

(a)
a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Loan (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, a party to this Agreement (a "Party"); or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other, Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted;

"Dollars" and "$" means the lawful currency for the time being of the United States of America;

"Drawdown Date" means the date requested by the Borrower(s) for each Advance to be made, or (as the context requires) the date on which each Advance is actually made;

"Drawdown Notice" means a notice in the form set out in Schedule 2 (Drawdown Notice);

“Earnings” means, in relation to a Vessel, all moneys whatsoever which are now, or later become, payable (actually or contingently) to its Owner and which arise out of the use or operation of that Vessel, including (but not limited to), including all freight, hire and passage moneys, compensation payable to its Owner in the event of requisition of that Vessel for hire, remuneration for salvage and towage services, demurrage and detention moneys, contributions of any nature whatsoever in respect of general average, damages for breach (or payments for variation or termination) of any charterparty or other contract for the employment of that Vessel and any other earnings whatsoever due or to become due to its Owner  in respect of that Vessel and all sums recoverable under the Insurances in respect of loss of Earnings and includes, if and whenever that Vessel is employed on terms whereby any and all such moneys as aforesaid are pooled or shared with any other person, that proportion of the net receipts of the relevant pooling or sharing agreement which is attributable to that Vessel;

"Earnings Account" means, in relation to a Vessel, an account in the name of the respective Owner owning that Vessel with the Account Bank or any other account which is designated by the Facility Agent as the Earnings Account in relation to that Vessel for the purposes of this Agreement, and in the plural means all of them;

“Environmental Affiliate” means, in relation to a Vessel, any employee of its Owner or any other Security Party having a contractual relationship with its Owner or any other Security Party in connection with that Vessel or her operation or the carriage of cargo thereon;

“Environmental Approval” means, in relation to a Vessel, any consent, authorisation, licence or approval of any governmental or public body or authorities or courts applicable to that Vessel or her operation or the carriage of cargo thereon and/or passengers therein and/or provisions of goods and/or services on or from that Vessel required under any Environmental Law;

"Environmental Claim" means:

(a)	any claim by any governmental, judicial or regulatory authority which arises out of an Environmental Incident or which relates to any Environmental Law; or

(b)	any claim by any other person which arises out of an Environmental Incident,

and, for this purpose, "claim" means a claim for damages, compensation, fines, penalties or any other payment of any kind whether or not similar to the foregoing; an order or direction to take, or not to take, certain action or to desist from or suspend certain action; and any form of enforcement or regulatory action, including the arrest or attachment of any asset;

"Environmental Incident" means, in relation to a Vessel:

(a)	any release of Environmentally Sensitive Material from that Vessel; or

(b)
any incident in which Environmentally Sensitive Material is released from a vessel other than that Vessel as a result of a collision between that Vessel and such other vessel or some other incident of navigation or operation, in either case, in connection with which that Vessel is actually arrested, attached, detained or injuncted and/or that Vessel and/or the Owner owning that Vessel and/or any operator or manager of that Vessel is at fault or otherwise liable to any legal or administrative action; or

(c)
any other incident in which Environmentally Sensitive Material is released otherwise than from that Vessel and in connection with which that Vessel is actually arrested and/or where the Owner owning that Vessel and/or any operator or manager of that Vessel is at fault or otherwise liable to any legal or administrative action, other than in accordance with an Environmental Approval;

"Environmental Law" means any law relating to pollution or protection of the environment, to the carriage of Environmentally Sensitive Material or to actual or threatened releases of Environmentally Sensitive Material;

"Environmentally Sensitive Material" means oil, oil products and any other substance (including any chemical, gas or other hazardous or noxious substance) which is (or is capable of being or becoming) polluting, toxic or hazardous;

"EU Bail-In Legislation Schedule" means the document described as such and published by the Loan Market Association (or any successor person) from time to time;

"Event of Default" means any of the events or circumstances described in Clause 19.1 (Events of Default);

"Facility" means the term loan facility made available under this Agreement as described in Clause 2 (The Facility).

"Facility Agent" means Eurobank S.A., a banking société anonyme incorporated in and pursuant to the laws of the Hellenic Republic with its head office at 8 Othonos Street, Athens, Greece, acting in such capacity  through its office at 83 Akti Miaouli, Piraeus, Greece (or of such other address as may last have been notified to the other parties to this Agreement pursuant to paragraph (c) of Clause 28.2 (Addresses for communications)), or any permitted successor of it appointed in accordance with clause 5 of the Agency and Trust Agreement;

"FATCA" means:

(a)	sections 1471 to 1474 of the Code and any Treasury regulations thereunder:

(b)
any treaty, law, regulation or other official guidance enacted in any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of paragraph (a) above; or

(c)	any agreement pursuant to the implementation of paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction;

"FATCA Deduction" means a deduction or withholding from a payment under any Finance Document required by or under FATCA;

"FATCA Exempt Party" means a party to a Finance Document that is entitled under FATCA to receive payments free from any FATCA Deduction;

"Final Maturity Date" means the sixth (6th) anniversary of the Drawdown Date of the Advance last to be drawn down;

"Final Repayment Date" means in relation to each Advance, the sixth (6th) anniversary of the Drawdown Date of that Advance;

"Finance Documents" means:

(a)	this Agreement including the Guarantees in Clauses 32 (Guarantee and Indemnity – Hedge Guarantor) and 33 (Guarantee and Indemnity – Holding Guarantor);

(b)	the Agency and Trust Agreement;

(c)	the Master Agreement;

(d)	the General Assignments;

(e)	the Guarantees;

(f)	the Mortgages;

(g)	the Manager's Undertakings;

(h)	the Accounts Pledge Agreements;

(i)	the Cash-Collateral Account Pledge Agreement,

(j)	any Credit Support Document;

(k)	the Credit Support Annex Collateral Account Pledge Agreement;

(l)	the Master Agreement Swap Assignment;

(m)	any Assignable Charter Assignment; and

(n)	any other document (whether creating a Security Interest or not) which is executed at any time by either Borrower, any Guarantor or any other person as security for, or to establish any form of subordination or priorities arrangement in relation to, any amount payable to any Creditor Party under this Agreement or any of the other documents referred to in this definition;

"Financial Indebtedness" means, in relation to a person (the "debtor"), a liability of the debtor:

(a)	for principal, interest or any other sum payable in respect of any moneys borrowed or raised by the debtor;

(b)	under any loan stock, bond, note or other security issued by the debtor;

(c)	under any acceptance credit, guarantee or letter of credit facility or dematerialised equivalent made available to the debtor;

(d)
under a financial lease, a deferred purchase consideration arrangement or any other agreement having the commercial effect of a borrowing or raising of money by the debtor other than any liability in respect of a lease or hire purchase contract which would, in accordance with USGAAP in force as in effect of the date of this Agreement, have been treated as an operating lease; or

(e)
under a guarantee, indemnity or similar obligation entered into by the debtor in respect of a liability of another person which would fall within paragraphs (a) to (b) above if the references to the debtor referred to the other person;

"Financial Institution" means an affiliate of, or a trust created by, a bank or any special purpose vehicle or special purpose entity established by a bank or established as part of a regulatory scheme for the purpose of purchasing, or investing in, troubled assets of a bank;

"Financial Year" means, in relation to a Borrower, each period of one (1) year commencing on 1st January in respect of which the financial statements referred to in Clause 11.5 (Provision of financial statements) are or ought to be prepared;

“Fleet Vessels” shall have the meaning set out in Clause 15.2 (Definitions);

“FML Ship Management” means FML Ship Management Limited, a company incorporated in and existing under the laws of the Republic of Cyprus, whose registered address is at 601 Ghinis Building, 58-60 Dhigenis Akritas Avenue, 1061 Nicosia, Cyprus;

"Fund" means any entity other than a bank or a Financial Institution;

"General Assignment" means, in relation to a Vessel, a general assignment of the Earnings, the Insurances and any Requisition Compensation in respect of that Vessel in the Agreed Form, as the same may from time to time be amended and/or supplemented, and in the plural means all of them;

"Group" means, prior to the Spin-Off Completion Date, Borrower A, and after the Spin-Off Completion Date, the Holding Guarantor and, in each case, each of its Subsidiaries (whether direct or indirect and including, but not limited to, the Owners) from time to time during the Security Period and "member of the Group" means any member of the Group and shall be construed accordingly;

“Group Vessels” means, together, at any relevant time, the Fleet Vessels and the JV Vessels from time to time and “Group Vessel” means each one of them;

"Guarantee" means a guarantee of the obligations of the Borrowers under this Agreement and the other Finance Documents executed or, as the context may require, to be executed by each Guarantor in favour of the Security Agent, and in the case of each Owner in the Agreed Form and in the case of (a) the Hedge Guarantor contained in Clause 32 (Guarantee and Indemnity – Hedge Guarantor) and (b) the Holding Guarantor contained in Clause 33 (Guarantee and Indemnity – Holding Guarantor), as the same may from time to time be amended and/or supplemented, and in the plural means all of them;

“Guarantor” means each Owner, the Hedge Guarantor, the Holding Guarantor and/or any other person nominated by the Borrowers and acceptable to the Facility Agent which may give a Guarantee, and includes its successors in title, and in the plural means all of them;

 “Hedge Guarantee” means the guarantee of the Hedge Guarantor’s liabilities under the Master Agreement contained in Clause 32 (Guarantee and Indemnity – Hedge Guarantor);

“Hedge Guarantor” means Borrower A and/or any other person nominated by the Borrowers and acceptable to the Lenders which may give a Hedge Guarantee, and includes its successors in title;

"Historic Term SOFR" means, in relation to the Loan or any part of the Loan, the most recent applicable Term SOFR for a period equal in length to the Interest Period of the Loan or that part of the Loan and which is as of a day which is no more than three US Government Securities Business Days before the Quotation Day;

“Holding Guarantee” means the guarantee of the Holding Guarantor’s liabilities under the this Agreement and the Master Agreement contained in Clause 33 (Guarantee and Indemnity – Holding Guarantor);

“increased cost” has the meaning given in Clause 24.2 (Meaning of “increased cost”);

"Impaired Facility Agent" means the Facility Agent at any time when:

(a)	it has failed to make (or has notified a party to a Finance Document that it will not make) a payment required to be made by it under the Finance Documents by the due date for payment;

(b)	the Facility Agent otherwise rescinds or repudiates a Finance Document;

(c)	(if the Facility Agent is also a Lender), it is a Defaulting Lender under paragraph (a) or (b) of the definition of "Defaulting Lender"; or

(d)	an Insolvency Event has occurred and is continuing with respect to the Facility Agent;

unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by:

(A) an administrative or technical error; or

(B) a Disruption Event; and

payment is made within 10 Business Days of its due date; or

(ii)	the Facility Agent is disputing in good faith whether it is contractually obliged to make the payment in question;

"Insolvency Event" means, in relation to a Lender, that that Lender:

(a)	is dissolved (other than pursuant to a consolidation, amalgamation or merger);

(b)	becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due;

(c)	makes a general assignment, arrangement, or composition with or for the benefit of its creditors;

(d)
institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors' rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official;

(e)
has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors' rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in paragraph (d) above and:

(i)	results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation; or

(ii)	is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof;

(f)	has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);

(g)
seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets (other than, for so long as it is required by law or regulation not to be publicly disclosed, any such appointment which is to be made, or is made, by a person or entity described in paragraph (d) above);

(h)
has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter;

(i)	causes or is subject to any event with respect to it, which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (a) to (h) above; or

(j)	takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts;

“Insurance Letter” in relation to each Vessel means a letter from the Owner thereof in the form of Schedule 5 (Form of Insurance Letter) and in the plural means all of them;

"Insurances" means, in relation to a Vessel:

(a)
all policies and contracts of insurance, including entries of that Vessel in any protection and indemnity or war risks association, effected in respect of that Vessel, its Earnings or otherwise in relation to it whether before, on or after the date of this Agreement; and

(b)
all rights and other assets relating to, or derived from, any of the foregoing, including any rights to a return of a premium and any rights in respect of any claim whether or not the relevant policy, contract of insurance or entry has expired on or before the date of this Agreement;

"Interest Period" means, in relation to the Loan or any part thereof, each period for the calculation of interest in respect of the Loan or such part thereof determined in accordance with Clause 6 (Interest Periods) and, in relation to an unpaid sum, each period determined in accordance with Clause 7 (Default interest);

“Interest Payment Date” means in respect of the Loan or any part thereof in respect of which a separate Interest Period is fixed the last day of the relevant Interest Period and in case of any Interest Period in respect thereof longer than three (3) months, the date(s) falling at successive three (3) monthly intervals during such Interest Period and the last day of such Interest Period, provided, however, that if any of the aforesaid dates falls on a day which is not a Business Day the Borrowers shall pay the accrued interest on the first Business Day thereafter unless the result of such extension would be to carry such Interest Payment Date over into another calendar month in which event such Interest Payment Date shall be the immediately preceding Business Day;

"Interpolated Historic Term SOFR" means, in relation to the Loan or any part of the Loan, the rate (rounded to the same number of decimal places as Term SOFR) which results from interpolating on a linear basis between:

(a)	either:

(i)
the most recent applicable Term SOFR (as of a day which is not more than three US Government Securities Business Days before the Quotation Day) for the longest period (for which Term SOFR is available) which is less than the Interest Period of the Loan or that part of the Loan; or

(ii)
if no such Term SOFR is available for a period which is less than the Interest Period of the Loan or that part of the Loan, SOFR for a day which is no more than six US Government Securities Business Days (and no less than three US Government Securities Business Days) before the Quotation Day; and

(b)
the most recent applicable Term SOFR (as of a day which is not more than three US Government Securities Business Days before the Quotation Day) for the shortest period (for which Term SOFR is available) which exceeds the Interest Period of the Loan or that part of the Loan.

"Interpolated Term SOFR" means, in relation to the Loan or any part of the Loan, the rate (rounded to the same number of decimal places as Term SOFR) which results from interpolating on a linear basis between:

(a)	either

(i)	the applicable Term SOFR (as of the Quotation Day) for the longest period (for which Term SOFR is available) which is less than the Interest Period of the Loan or that part of the Loan; or

(ii)
if no such Term SOFR is available for a period which is less than the Interest Period of the Loan or that part of the Loan, SOFR for the day which is three US Government Securities Business Days before the Quotation Day; and

(b)	the applicable Term SOFR (as of the Quotation Day) for the shortest period (for which Term SOFR is available) which exceeds the Interest Period of the Loan or that part of the Loan;

"ISM Code" means the International Safety Management Code (including the guidelines on its implementation), adopted by the International Maritime Organisation as the same may be amended or supplemented from time to time (and the terms "safety management system", "Safety Management Certificate" and "Document of Compliance" have the same meanings as are given to them in the ISM Code);

"ISPS Code" means the International Ship and Port Facility Security Code as adopted by the International Maritime Organisation, as the same may be amended or supplemented from time to time;

"ISSC" means a valid and current International Ship Security Certificate issued under the ISPS Code;

"JV Vessels" shall have the meaning set out in Clause 15.3 (Definitions);

"Konstantakopoulos Family" means collectively the following:

(a)	Mr Vasileios Konstantakopoulos;

(b)	Mr Konstantinos V. Konstantakopoulos;

(c)	Mr Achillefs V. Konstantakopoulos;

(d)	Mr Christos V. Konstantakopoulos;

(e)	a husband or wife, or former husband or wife, or widower or widow, of any of the above persons;

(f)
all the lineal descendants in direct line of any of the said Messrs. Vasileios Konstantakopoulos, Konstantinos V. Konstantakopoulos, Achillefs V. Konstantakopoulos and Christos V. Konstantakopoulos; and

(g)
each company (other than a member of the Group) legally or beneficially owned or (as the case may be) controlled by one or more of the persons or entities which would fall within paragraphs (a) to (f) above, and "member of the Konstantakopoulos Family" means any one of them;

"Lender" means a bank or financial institution listed in Schedule 1 (Lenders and Commitments) and acting through its branch indicated in Schedule 1 (Lenders and Commitments) (or through another branch notified to the Facility Agent under Clause 26.13 (Change of lending office)) or its permitted transferee, successor or assignee;

"LMA" means the Loan Market Association or any successor organisation;

"Loan" means the principal amount for the time being outstanding under this Agreement;

"Major Casualty" means, in relation to a Vessel, any casualty to that Vessel in respect of which the claim or the aggregate of the claims against all insurers, before adjustment for any relevant franchise or deductible, exceeds One million five hundred thousand Dollars ($1,500,000);

"Majority Lenders" means:

(a)	before the Loan has been made, Lenders whose Commitments total 66.67% of the Total Commitments; and

(b)	after the Loan has been made, Lenders whose Contributions total 66.67% of the Loan;

"Management Agreement" means, in relation to each Vessel, an agreement made or to be made between (i) the Owner owning that Vessel and (ii) the applicable Approved Manager in respect of the commercial and/or technical management of that Vessel, and in the plural means all of them;

"Manager's Undertaking" means, in relation to each Vessel, a letter of undertaking executed or, as the context may require, to be executed by the relevant Approved Manager in favour of the Security Agent in the Agreed Form agreeing certain matters in relation to the commercial and/or technical management of that Vessel and subordinating the rights of that Approved Manager against that Vessel and the Owner which is the owner thereof to the rights of the Creditor Parties under the Finance Documents, as the same may from time to time be amended and/or supplemented, and in the plural means all of them;

"Market Value" means, in relation to a Vessel, (including the Mortgaged Vessels), the market value thereof calculated in accordance with Clause 15.4 (Valuation of a Group Vessel) or Clause 15.7 (Valuation of Mortgaged Vessels), as the context requires;

“Master Agreement” means the Master Agreement (on the 2002 ISDA (Multicurrency - Crossborder) form as modified or any other form of master agreement relating to interest or currency exchange Designated Transactions) made or to be made between the Swap Bank and Borrower B, and includes the Schedule thereto, the Credit Support Annex and all Designated Transactions from time to time entered into and Confirmations from time to time exchanged under the Master Agreement and any amending, supplementing or replacement agreements made from time to time;

“Master Agreement Liabilities” means, at any relevant time, all liabilities actual or contingent, present or future, of the Borrowers to the Swap Bank under the Master Agreement;

“Master Agreement Swap Assignment” means a security assignment executed or (as the context may require) to be executed by the Borrowers in favour of the Security Agent, in form and substance satisfactory to the Swap Bank, as the same may from time to time be amended and/or supplemented;

“Material Adverse Change” means any event or series of events which, in the reasonable opinion of the Majority Lenders, will have a Material Adverse Effect;

“Material Adverse Effect” means a material, in the reasonable opinion of the Majority Lenders, adverse effect on:

(a)	the financial condition of Borrower A or, as the case may be, following the Spin-Off Completion Date Borrower B and/or any other Security Party taken as a whole;

(b)
the ability of the Borrowers and/or any other Security Party to (i) comply with or perform any of its obligations or (ii) discharge any of its liabilities, under any Finance Document as they fall due; or

“Minimum Liquidity" has the meaning given in Clause 11.19 (Minimum Liquidity);

“MOA” means, in relation to a Vessel, the memorandum of agreement entered or to be entered into between the Seller named therein as ‘sellers’ and the relevant Owner, as ‘buyers’, in respect of the sale by that Seller and the purchase by that Owner of that Vessel and any and all Addenda thereto, and the plural means all of them;

"months" shall be construed in accordance with Clause 1.2 (Meaning of "month");

"Mortgage" means, in relation to a Vessel, a first priority or preferred mortgage on that  Vessel together, if applicable, with a deed of covenants collateral thereto, executed or, as the context may require, to be executed by the Owner owning that Vessel in favour of the Security Agent or, as the case may be, the Lenders, in each case, in the Agreed Form, as the same may from time to time be amended and/or supplemented, and in the plural means all of them;

“Mortgaged Vessel” means a Vessel which is subject to a Mortgage at the relevant time and in the plural means all of them;

“Navilands Bulker” means Navilands Bulker Management Ltd., a company lawfully incorporated and validly existing under the laws of the Republic of the Marshal Islands, and includes its successors in title;

“Navilands Shanghai Bulker” means Navilands (Shanghai) Bulker Management Co., Ltd., a company lawfully incorporated and validly existing under the laws of the People's Republic of China, and includes its successors in title;

"Negotiation Period" has the meaning given in Clause 5.11 (Negotiation of alternative rate of interest);

"Notifying Lender" has the meaning given in Clause 23.1 (Illegality) or Clause 24.1 (Increased Costs), as the context requires;

“Offer Letter” means the offer letter of the Lender dated 13th February, 2025 and accepted by the Borrowers on 14th February, 2025;

“Outstanding Indebtedness” means the aggregate of (a) the Loan and interest accrued and accruing thereon, (b) such expenses, liabilities, losses, costs, duties, fees, charges or other moneys, (c) the Master Agreement Liabilities, (d) all other sums of any nature (together with all interest on any of those sums) which from time to time may be payable by the Borrowers to the Lenders and the other Creditor Parties pursuant to the Finance Documents, whether actually or contingently (e) any damages payable as a result of any breach by the Borrowers (or either of them) of any of the Finance Documents and (f) any damages or other sums payable as a result of any of the obligations of the Borrowers under or pursuant to any of the Finance Documents being disclaimed by a liquidator or any other person, or, where the context permits, the amount thereof for the time being outstanding;

“Owner” means, in relation to a Vessel, the company, which upon acquisition and Delivery of that Vessel shall become the registered owner of that Vessel, and in the plural means any or all of them as the context may require;

"Paying Party" has the meaning given in Clause 16.12 (Impaired Facility Agent);

"Payment Currency" has the meaning given in Clause 21.4(Currency indemnity);

"Permitted Security Interests" means:

(a)	Security Interests created by the Finance Documents;

(b)	liens for unpaid master's and crew's wages in accordance with usual maritime practice;

(c)	liens for salvage;

(d)	liens arising by operation of law for not more than 2 months' prepaid hire under any charter in relation to a Vessel not prohibited by this Agreement;

(e)
any liens arising in the ordinary course of trading by operation of law in respect of obligations which are not overdue or which are being contested in good faith by appropriate proceedings (and for the payment of which adequate reserves have been provided);

(f)
any Security Interest created in favour of a plaintiff or defendant in any proceedings or arbitration as security for costs and expenses while a Borrower or a Guarantor is actively prosecuting or defending such proceedings or arbitration in good faith;

(g)
Security Interests arising by operation of law in respect of taxes which are not overdue for payment or in respect of taxes being contested in good faith by appropriate steps and in respect of which appropriate reserves have been made; and

(h)	any Security Interest of any kind securing any obligation of any person or any type of preferential arrangement (including without limitation title transfer arrangements having a similar effect):

(i)
over goods and products of a Guarantor, or documents of title to goods and products of that Guarantor, arising in the ordinary course of trading required to be paid within 180 days after the date upon which the relevant indebtedness was first incurred; and

(ii)
arising by operation of law or which arises pursuant to any order of attachment, distraint or similar legal process arising in connection with court proceedings provided that the execution or other enforcement thereof is effectively stayed and the claims served thereby are being contested at the time in good faith by appropriate proceedings;

"Pertinent Jurisdiction", in relation to a company, means:

(a)	England and Wales;

(b)	the country under the laws of which the company is incorporated or formed;

(c)	a country in which the company has the centre of its main interests or which the company's central management and control is exercised;

(d)	a country in which the overall net income of the company is subject to corporation tax, income tax or any similar tax;

(e)
a country in which assets of the company (other than securities issued by, or loans to, related companies) having a substantial value are situated, in which the company maintains a branch or permanent place of business, or in which a Security Interest created by the company must or should be registered in order to ensure its validity or priority; and

(f)
a country the courts of which have jurisdiction to make a winding up, administration or similar order in relation to the company, whether as a main or territorial or ancillary proceedings, or which would have such jurisdiction if their assistance were requested by the courts of a country referred to in paragraphs (b) or (c) above;

"Potential Event of Default" means an event or circumstance which, with the giving of any notice, the lapse of time or the expiry of a grace period, a determination of the Facility Agent under a Finance Document (acting on the instructions of the Majority Lenders), would constitute an Event of Default;

“Purchase Price” means, in relation to a Vessel, the price to be paid by the relevant Owner to the relevant Seller pursuant to the terms of the relevant MOA or such other sum as is determined in accordance with the terms and conditions of that MOA;

"Quotation Date" means, in relation to any period for which an interest rate is to be determined, the date falling two US Government Securities Business Days before the first day of that period unless market practice differs in the relevant syndicated loan market in which case the Quotation Day will be determined by the Facility Agent in accordance with market practice (and if quotations would normally be given on more than one day, the Quotation Day will be the last of those days);

"Recipient Party" has the meaning given in Clause 16.12 (Impaired Facility Agent);

"Reference Rate" means, in relation to the Loan or any part of the Loan:

(a)	the applicable Term SOFR as of the Quotation Day and for a period equal in length to the Interest Period of the Loan or that part of the Loan; or

(b)	as otherwise determined pursuant to Clause 5.7 (Unavailability of Term SOFR),

and if, in either case, that rate is less than zero, the Reference Rate shall be deemed to be zero;

“Relevant Nominating Body” means any applicable central bank, regulator or other supervisory authority or a group of them, or any working group or committee sponsored or chaired by, or constituted at the request of, any of them or the Financial Stability Board;

"Relevant Person" has the meaning given in Clause 19.9 (Relevant Persons);

"Relevant Market" means the market for overnight cash borrowing collateralised by US Government securities.

"Repayment Date" means a date on which a repayment is required to be made under Clause 8 (Repayment and Prepayment);

"Repayment Instalment" has the meaning given in Clause 8.1 (Repayment);

"Representative" means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian;

"Requisition Compensation" includes all compensation or other moneys payable by reason of any act or event such as is referred to in paragraph (b) and (c) of the definition of "Total Loss";

"Resolution Authority" means any body which has authority to exercise any Write-down and Conversion Powers;

"Restricted Party" has the meaning given in Clause 11.14 (Sanctions);

“RMI Regulations” means the Republic of the Marshall Islands Economic Substance Regulations 2018 (as amended from time to time).

"Sanctions" has the meaning given in Clause 11.14 (Sanctions);

"Secured Liabilities" means all liabilities which the Borrowers, the Security Parties or any of them have, at the date of this Agreement or at any later time or times as the same may be transferred or novated, under or in connection with any Finance Document (including without limitation, any overdraft balance in the Earnings Accounts (or any of them)) or any judgment relating to any Finance Document; and for this purpose, there shall be disregarded any total or partial discharge of these liabilities, or variation of their terms, which is effected by, or in connection with, any bankruptcy, liquidation, arrangement or other procedure under the insolvency laws of any country;

"Security Interest" means:

(a)	a mortgage, charge (whether fixed or floating) or pledge, any maritime or other lien or any other security interest of any kind;

(b)	the security rights of a plaintiff under an action in rem; and

(c)
any arrangement entered into by a person (A) the effect of which is to place another person (B) in a position which is similar, in economic terms, to the position in which B would have been had he held a security interest over an asset of A; but this paragraph (c) does not apply to a right of set off or combination of accounts conferred by the standard terms of business of a bank or financial institution;

"Security Party" means each Borrower  each Guarantor (but, for the avoidance of doubt, excludes (i) prior to the Spin-Off Completion Date, the Holding Guarantor and (ii) after the Spin-Off Completion Date, Borrower A and the Hedge Guarantor), and any other person (except a Creditor Party or any Approved Manager or charterer) who, as a surety or mortgagor, as a party to any subordination or priorities arrangement, or in any similar capacity, executes a document falling within the last paragraph of the definition of "Finance Documents" and, in the plural means all of them;

"Security Period" means the period commencing on the date of this Agreement and ending on the date on which the Facility Agent notifies the Borrowers, the Security Parties and the Lenders that:

(a)	all amounts which have become due for payment by the Borrowers or any Security Party under the Finance Documents have been paid;

(b)	no amount is owing or has accrued (without yet having become due for payment) under any Finance Document;

(c)
neither  either Borrower nor any Security Party has any future or contingent liability under Clauses 20 (Fees and Expenses), 21 (Indemnities) or 22(No set-off or Tax Deduction) or any other provision of this Agreement or another Finance Document; and

(d)
the Facility Agent, the Security Agent and the Majority Lenders do not consider that there is a significant risk that any payment or transaction under a Finance Document would be set aside, or would have to be reversed or adjusted, in any present bankruptcy of a Borrower or a Security Party or in any present proceeding relating to a Finance Document or any asset covered (or previously covered) by a Security Interest created by a Finance Document;

"Security Agent" means Eurobank S.A., a banking société anonyme incorporated in and pursuant to the laws of the Hellenic Republic with its head office at 8 Othonos Street, Athens, Greece, acting in this capacity  through its office at 83 Akti Miaouli, Piraeus, Greece (or of such other address as may last have been notified to the other parties to this Agreement pursuant to paragraph (c) of Clause 28.2 (Addresses for communications)) or such other person as may be appointed as Security Agent, and includes its permitted successors in title, or any permitted successor of it appointed in accordance with clause 5 of the Agency and Trust Agreement;

“Seller” means, in relation to a Vessel, the person specified as ‘Sellers’ in the MOA relative to that Vessel;

"Spin-Off" means a series of reorganisation and other transactions following which the Holding Guarantor will be listed in the New York Stock Exchange, will separate from Borrower A and will hold, among others, directly or indirectly, through its wholly owned Subsidiaries, the dry bulk type vessels of the Fleet Vessels;

"Spin-Off Completion Date" means the date on which the Spin-Off is completed;

"Spin-off Period" means the period from the Spin-Off Completion Date until the end of the Security Period;

"SOFR" means the secured overnight financing rate (SOFR) administered by the Federal Reserve Bank of New York (or any other person which takes over the administration of that rate) published (before any correction, recalculation or republication by the administrator) by the Federal Reserve Bank of New York (or any other person which takes over the publication of that rate);

"Subsidiary" has the meaning given in Clause 1.3 (Meaning of "Subsidiary");

"Swap Bank" means Eurobank S.A., a banking société anonyme incorporated in and pursuant to the laws of the Hellenic Republic with its head office at 8 Othonos Street, Athens, Greece, acting, except as otherwise herein provided, through that office or any other nominated office or branch as counter party in any Designated Transaction or any successor;

“Swap Exposure” means, as at any relevant date, the amount certified by the Swap Bank to the Facility Agent to be the aggregate net amount in Dollars (or such other currency, if such currency is permitted and specified under the relevant Designated Transactions) which would be payable by  Borrower B to the Swap Bank under (and calculated in accordance with) section 6(e)(i) (Payments on Early Termination) of the Master Agreement if an Early Termination Date had occurred on the relevant date in relation to all continuing Designated Transactions entered into between  Borrower B and the Swap Bank;

"Swap Gains" means as at any relevant date the amount certified by the Swap Bank as the net aggregate amount in dollars which would be payable by the Swap Bank to the Borrower B under the Master Agreement at the relevant determination date as a result of termination of or closing out under the Master Agreement;

"Term SOFR" means the term SOFR reference rate administered by CME Group Benchmark Administration Limited (or any other person which takes over the administration of that rate) for the relevant period published (before any correction, recalculation or republication by the administrator) by CME Group Benchmark Administration Limited (or any other person which takes over the publication of that rate);

"Total Loss" means, in relation to a Vessel:

(a)	the actual, constructive, compromised, agreed or arranged total loss of that Vessel;

(b)
any expropriation, confiscation, requisition or acquisition of that Vessel, whether for full consideration, a consideration less than its proper value, a nominal consideration or without any consideration, which is effected by any government or official authority or by any person or persons claiming to be or to represent a government or official authority (excluding a requisition for hire or use which does not involve a requisition for title) unless it is within ninety (90) days  redelivered to the full control of the Owner owning that Vessel; or

(c)
any arrest, capture, seizure, piracy or detention of that Vessel (including any hijacking or theft) unless it is within one hundred twenty (120) days redelivered to the full control of Owner owning that Vessel;

"Total Loss Date" means, in relation to a Vessel:

(a)	in the case of an actual loss of that Vessel, the date on which it occurred or, if that is unknown, the date when that Vessel was last heard of;

(b)	in the case of a constructive, compromised, agreed or arranged total loss of that Vessel, the earlier of:

(i)	90 days after the date on which notice of abandonment is given to the insurers; and

(ii)
the date of any compromise, arrangement or agreement made by or on behalf of the Owner owning that Vessel with that Vessel's insurers in which the insurers agree to treat that Vessel as a total loss; and

(c)	in the case of any other type of total loss, on the date (or the most likely date) on which it reasonably appears to the Facility Agent that the event constituting the total loss occurred;

“Transaction” means any transaction entered into by Borrower B pursuant to the Master Agreement with the Swap Bank;

“Transfer Certificate" has the meaning given in Clause 26.2 (Transfer by a Lender) and means a certificate in the form set out in Schedule 4 (Transfer Certificate);

"Trust Property" has the meaning given in clause 3.1 of the Agency and Trust Agreement;

“UK Bail-In Legislation” means  Part 1 of the United Kingdom Banking Act 2009 and any other law or regulation applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutes or their Affiliates (otherwise than through liquidation, administration or other insolvency proceedings)

"USGAAP" means generally accepted accounting principles as from time to time in effect in the United States of America;

"US Government Securities Business Day" means any day other than:

(a)	a Saturday or a Sunday; and

(b)
a day on which the Securities Industry and Financial Markets Association (or any successor organisation) recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in US Government securities;

“US Tax Obligor” means:

(a)	a Security Party which is resident for tax purposes in the United States of America; or

(b)	a Security Party some or all of whose payments under the Finance Documents are from sources within the US for US federal income tax purposes;

"VAT" means:

(a)	any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and

(b)
any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) above, or imposed elsewhere;

"Vessel" means a bulk carrier motor vessel of handysize or larger, built in the year 2010 or later, to be purchased by an Owner pursuant to the relevant MOA and which, upon Delivery,

shall be registered under the laws and flag of an Approved Flag State in the ownership of that Owner, under a name of that Owner’s choice. (For the avoidance of doubt the term “Vessel” shall also include any other bulk carrier motor vessel of handysize or larger that has already been acquired by an Owner and is registered in its ownership under the laws and flag of an Approved Flag State and which is ultimately owned by any of the Borrowers as of the date this Agreement. In each case, "Vessel" shall include all boats, engines, machinery, tackle, outfit, spare gear, fuel, consumables, and other stores, belongings, and appurtenances, whether on board or ashore, whether currently owned or acquired in the future, as well as all additions, improvements, and replacements thereto;

"V-Ships Greece" means V-Ships Greece Ltd. a company incorporated and existing in Bermuda whose registered address is at Par-La-Ville, Par-La-Ville Road, Hamilton HM08, Bermuda; and

"Write-down and Conversion Powers" means:

(a)
in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule; and

(b)	in relation to any other applicable Bail-In Legislation:

(i)
any powers under that Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers; and

(ii)	any similar or analogous powers under that Bail-In Legislation; and

(c)	in relation to any UK Bail-In Legislation:

(i)
any powers under that UK Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or Affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that UK Bail-In Legislation that are related to or ancillary to any of those powers; and

(ii)	any similar or analogous powers under that UK Bail-In Legislation.

1.3	Construction of certain terms

In this Agreement:

"administration notice" means a notice appointing an administrator, a notice of intended appointment and any other notice which is required by law (generally or in the case concerned) to be filed with the court or given to a person prior to, or in connection with, the appointment of an administrator;

"approved" means, for the purposes of Clause 13 (Insurance), approved (such approval not to be unreasonably withheld or delayed and it being agreed that any cover on Nordic terms placed with or under the lead of the Swedish Club shall be deemed approved) in writing by the Facility Agent;

"asset» includes every kind of property, asset, interest or right, including any present, future or contingent right to any revenues or other payment;

"company" includes any partnership, joint venture and unincorporated association;

"consent" includes an authorisation, consent, approval, resolution, licence, exemption, filing, registration, notarisation and legalisation;

"contingent liability» means a liability which is not certain to arise and/or the amount of which remains unascertained;

"document" includes a deed; also a letter or fax;

"excess risks" means, in relation to a Vessel, the proportion of claims for general average, salvage and salvage charges not recoverable under the hull and machinery policies in respect of that Vessel in consequence of its insured value being less than the value at which that Vessel is assessed for the purpose of such claims;

"expense" means any kind of cost, charge or expense (including all legal costs, charges and expenses) and any applicable value added or other tax;

"law" includes any order or decree, any form of delegated legislation, any treaty or international convention and any regulation or resolution of the Council of the European Union, the European Commission, the United Nations or its Security Council;

"legal or administrative action" means any legal proceeding or arbitration and any administrative or regulatory action;

"liability" includes every kind of debt or liability (present or future, certain or contingent), whether incurred as principal or surety or otherwise;

"obligatory insurances" means, in relation to a Vessel, all insurances effected, or which the owning that Vessel is obliged to effect, under Clause 13 (Insurance) or any other provision of this Agreement or another Finance Document;

"parent company» has the meaning given in Clause 1.3 (Meaning of "Subsidiary");

"person" includes any company; any state, political sub-division of a state and local or municipal authority; and any international organisation;

"policy", in relation to any insurance, includes a slip, cover note, certificate of entry or other document evidencing the contract of insurance or its terms;

"protection and indemnity risks"  means the usual risks covered by a protection and indemnity association being a member of the International Group of P&I Clubs or any successor organisation, including pollution risks and the proportion (if any) of any sums payable to any other person or persons in case of collision which are not recoverable under the hull and machinery policies by reason of the incorporation in them of clause 6 of the International Hull Clauses (1/11/02 or 1/11/03) or clause 8 of the Institute Time Clauses (Hulls) (1/11/95) or clause 8 of the Institute Time Clauses (Hulls) (1/10/83) or the Institute Amended Running Down Clause (1/10/71) or any equivalent provision, whichever is applicable in the case of the relevant Vessel;

"regulation" includes any regulation, rule, official directive, request or guideline (whether or not having the force of law, but if not having the force of law, one with which the relevant person habitually complies) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self‑regulatory or other authority or organisation;

"tax" includes any present or future tax, duty, impost, levy or charge of any kind which is imposed by any state, any political sub-division of a state or any local or municipal authority (including any such imposed in connection with exchange controls), and any connected penalty, interest or fine; and

"war risks" means the usual risks covered by the Hellenic Mutual War Risks Association (Bermuda) Limited or any equivalent war risks association and includes without limitation, war, strikes, riots, civil commotions and malicious damage or loss.

1.4	Meaning of "month"

A period of one or more "months" ends on the day in the relevant calendar month numerically corresponding to the day of the calendar month on which the period started ("the numerically corresponding day"), but:

(i)
on the Business Day following the numerically corresponding day if the numerically corresponding day is not a Business Day or, if there is no later Business Day in the same calendar month, on the Business Day preceding the numerically corresponding day; or

(ii)
on the last Business Day in the relevant calendar month, if the period started on the last Business Day in a calendar month or if the last calendar month of the period has no numerically corresponding day, and "month" and "monthly" shall be construed accordingly.

1.5	Meaning of "Subsidiary"

A company (S) is a Subsidiary of another company (P) if:

(i)
a majority of the issued shares in S (or a majority of the issued shares in S which carry unlimited rights to capital and income distributions) are directly owned by P or are indirectly attributable to P; or

(ii)	P has direct or indirect control over a majority of the voting rights attaching to the issued shares of S; or

(iii)	P has the direct or indirect power to appoint or remove a majority of the directors of S,

and any company of which S is a Subsidiary is a parent company of S.

1.6	General Interpretation

In this Agreement:

(a)	references to, or to a provision of, a Finance Document or any other document are references to it as amended or supplemented, whether before the date of this Agreement or otherwise;

(b)	reference to, or to a provision of, any law include any amendment, extension, re-enactment or replacement, whether made before the date of this Agreement or otherwise;

(c)	words denoting the singular number shall include the plural and vice versa; and

(d)	Clauses 1.2 (Definitions) to 1.6 (General Interpretation) apply unless the contrary intention appears.

1.7	Headings

In interpreting a Finance Document or any provision of a Finance Document, all clause, sub-clause and other headings in that and any other Finance Document shall be entirely disregarded.

1.8	Event of Default

An Event of Default or a Potential Event of Default is "continuing" if it has not been remedied or waived.

2	FACILITY

2.1	Amount of Facility

Subject to the other provisions of this Agreement, the Lenders shall make available to the Borrowers, as joint and several borrowers, a secured term loan facility in an amount of up to Dollars One hundred million ($100,000,000) to be made available to the Borrowers in multiple Advances.

2.2	Lenders' participations in each Advance

Subject to the other provisions of this Agreement, each Lender shall participate in each Advance in the proportion which, as at the relevant Drawdown Date, its Commitment bears to the Total Commitments.

2.3	Purpose of the Loan

The Borrowers undertake with each Creditor Party to use the Loan only for the purpose stated in the preamble to this Agreement.

3	POSITION OF THE LENDERS, THE MAJORITY LENDERS AND THE SWAP BANK

3.1	Interests of Lenders several

The rights of the Lenders and of the Swap Bank under this Agreement are several; accordingly:

(a)	each Lender and the Swap Bank shall be entitled to sue for any amount which has become due and payable by the Borrowers to it under this Agreement; and

(b)	without joining the Facility Agent, the Security Agent and any other Lender or the Swap Bank as additional parties in the proceedings.

3.2	Proceedings by individual Lender

However, without the prior written consent of the Facility Agent (acting on the instructions of the Majority Lenders), a Lender or the Swap Bank may not bring proceedings in respect of:

(a)	any other liability or obligation of the Borrowers or a Security Party under or connected with a Finance Document; or

(b)	any misrepresentation or breach of warranty by the Borrowers (or either of them) or a Security Party in or connected with a Finance Document.

Clause 19.2 (Actions following an Event of Default) shall apply to any action which may be taken by the Facility Agent and/or the Security Agent, acting on the instructions of the Majority Lenders, following the occurrence of an Event of Default which is continuing (including, without limitation, the enforcement of any of the Security Interests created by the Finance Documents).

3.3	Obligations several

The obligations of the Lenders under this Agreement and of the Swap Bank under the Master Agreement are several; and a failure of a Lender to perform its obligations under this Agreement or a failure of the Swap Bank to perform its obligations under the Master Agreement shall not result in:

(a)	the obligations of the other Lenders or the Swap Bank being increased; nor

(b)	any Borrower, any Security Party or any Creditor Party being discharged (in whole or in part) from its obligations under any Finance Document,

and in no circumstances shall a Lender have any responsibility for a failure of another Lender to perform its obligations under this Agreement or the Swap Bank to perform its obligations or the Master Agreement.

3.4	Parties bound by certain actions of Majority Lenders

Every Lender, each Borrower and each Security Party shall be bound by:

(a)	any determination made, or action taken, by the Majority Lenders under any provision of a Finance Document;

(b)
any instruction or authorisation given by the Majority Lenders to the Facility Agent or the Security Agent under or in connection with any Finance Document (subject always to Clause 27.2 (Variations, waivers etc. requiring agreement of all Lenders));

(c)
any action taken (or in good faith purportedly taken) by the Facility Agent or the Security Agent in accordance with such an instruction or authorisation of the Majority Lenders unless otherwise stated herein.

3.5	Reliance on action of Facility Agent

However, each Borrower and each Security Party:

(a)
shall be entitled to assume that the Majority Lenders have duly given any instruction or authorisation which, under any provision of a Finance Document, is required in relation to any action which the Facility Agent has taken or is about to take;

(b)
shall be entitled to assume that unless otherwise expressly stated in this Agreement and the other Finance Documents, the Facility Agent is acting on the instructions of all Lenders when taking any action, giving any authorisation or making any determination; and

(c)	shall not be entitled to require any evidence that such an instruction or authorisation has been given.

3.6	Construction

In Clauses 3.4 (Parties bound by certain actions of Majority Lenders) and 3.5 (Reliance on action of Facility Agent) references to action taken include (without limitation) the granting of any waiver or consent, an approval of any document and an agreement to any matter.

4	DRAWDOWN

4.1	Request for Advances

Subject to the following conditions, the Borrowers may request an Advance to be made by ensuring that the Facility Agent receives the completed Drawdown Notice in respect of that Advance not later than 11.00 a.m. (London time) 3 Business Days prior to the intended Drawdown Date.

4.2	Availability

The conditions referred to in Clause 4.1 (Request for the Loan) are that:

(a)	the Drawdown Date for each Advance has to be a Business Day during the Availability Period;

(b)	each Advance shall be made available for the purpose of financing part of the Market Value of the Vessel to be financed by that Advance; and

(c)	each Advance shall be equal to the lesser of (i) 60% of the relevant Vessel’s Market Value, as determined in accordance with Clause 15.7 (Valuation of a Vessel), by a valuation of that Vessel obtained maximum thirty (30) days prior to the Drawdown Date of that Advance and (ii) such amount that when added to the aggregate amount of all Advances already drawn does not exceed $100,000,000,

Provided, always, that the amount of the Loan shall not exceed the Total Commitments.

4.3	Notification to Lenders of receipt of a Drawdown Notice

The Facility Agent shall promptly notify the Lenders that it has received a Drawdown Notice and shall inform each Lender of:

(a)	the amount of the Advance to be drawn down and the Drawdown Date for that Advance;

(b)	the amount of that Lender's participation in that Advance; and

(c)	the duration of the first Interest Period in respect of that Advance.

4.4	Drawdown Notice irrevocable

A Drawdown Notice must be signed by an officer or attorney-in-fact of the Borrowers; and once served, that Drawdown Notice cannot be revoked without the prior consent of the Facility Agent, acting on the authority of the Majority Lenders, such consent not to be unreasonably withheld or delayed (and such consent may be withheld if any of the Lenders incurs any reasonable and documented expenses or losses as a result of a revocation of that Drawdown Notice and is not indemnified by the Borrowers for the same).

4.5	Lenders to make available Contributions

Subject to the provisions of this Agreement, each Lender shall, on and with value on the relevant Drawdown Date, make available to the Facility Agent for the account of the Borrowers the amount due from that Lender on that Drawdown Date under Clause 2.2 (Lenders' participations in each Advance).

4.6	Disbursement of Advances

Subject to the provisions of this Agreement, the Facility Agent shall on each Drawdown Date pay to the Borrowers the amounts which the Facility Agent receives from the Lenders under Clause 4.5 (Lenders to make available Contributions); and that payment to the Borrowers shall be made:

(a)	to the account which the Borrowers specify in the relevant Drawdown Notice; and

(b)	in the like funds as the Facility Agent received the payments from the Lenders.

4.7	Disbursement of the Loan to third party

The payment by the Facility Agent under Clause 4.6 (Disbursement of the Loan) shall constitute the making and borrowing of the relevant Advance and the Borrowers shall at that time become indebted, as principal and direct obligor, to each Lender in an amount equal to that Lender's Contribution.

4.8	Disbursement of the loan to Seller’s Bank or to the Escrow Agent’s Bank (as applicable)

(a)	Notwithstanding the foregoing provisions of this Clause 4, in the event that an

Advance is required to be drawn down prior to the satisfaction of the requirements of Clause 9 (Conditions precedent) and remitted to the relevant Seller’s Bank (the “Seller’s Bank”) or to the bank of the Escrow Agent’s Bank (the “Escrow Agent’s Bank”) (as applicable)  in accordance with the relevant clause of the MOA (the “Relevant MOA”) relative to the Vessel to be financed by that Advance (the “Relevant Vessel”), the Facility Agent may in its absolute discretion agree to remit such amount to the Seller’s Bank (or to the Escrow Agent’s Bank, as applicable) prior to the satisfaction of the requirements of Clause 9 (Conditions precedent) expressly subject to the following conditions:

(i)
such amount is remitted to the Seller’s Bank (or the Escrow Agent’s Bank, as applicable) to be held by it in an account in the Facility Agent’s name or the account provided in the Escrow Agreement (the “deposit account”) on trust and to the order of the Facility Agent;

(ii)
the principal amount (the “deposited amount”) of such funds will only be released to the Seller of the Relevant Vessel (the “Relevant Seller”) strictly in accordance with the Facility Agent’s instructions set out in the SWIFT payment instructions or in the relevant Escrow Agreement, as applicable (together herein, the “SWIFT Instructions”) of the Facility Agent to the Seller’s Bank (or to the Escrow Agent’ Bank, as applicable);

(iii)
the deposited amount so released may be used only for payment to the account of the Relevant Seller in satisfaction of the balance of the Purchase Price of the Relevant Vessel and any other amount payable by the Owner of that Vessel as Buyer (the “Relevant Owner”) to the Relevant Seller under the Relevant MOA; and

(iv)	in the event that:

(aa)
the deposited amount is released (whether on the expected Delivery Date or thereafter) in accordance with the SWIFT instructions or, as the case may be, the relevant payment instructions or any part thereof is not so released, or

(bb)
the Seller’s Bank (or the Escrow Agent, as applicable) fails to remit (or to order the remittance, as applicable) the said amount and any earned interest to the account designated by the Facility Agent in accordance with the SWIFT Instructions or, as the case may be the relevant payment instructions:

(1) the Facility Agent shall cease to be obliged to release the funds or any part thereof (as the case may be) available unless and until the Seller’s Bank (or the Escrow Agent’s Bank, as applicable) carries out such instructions (2) the Borrowers shall forthwith upon demand by the Facility Agent shall pay in full the deposited amount to the Facility Agent and (3) the Relevant Owner and the Borrowers shall forthwith upon demand by the Facility Agent pay to the Facility Agent such amounts that may be certified by the Facility Agent as being the amount required to indemnify the Lenders in respect of the cost to the Lenders of funding the deposited amount from the date of payment thereof to the Seller’s Bank (or the Escrow Agent’s Bank, as applicable) to the date of disbursement of the deposited amount to the Seller’s Bank (or the Escrow Agent’s Bank, as applicable) or the refund of the deposited amount to the Facility Agent less the amount (if any) of the earned interest received by the Facility Agent from the Seller’s Bank (or the Escrow Agent’s Bank, as applicable).  For this purpose, the cost of the Lenders funding the deposited amount shall be deemed to be interest at a rate equal to the aggregate of (i) the Applicable Margin and (ii) the Reference Rate for comparable deposits on a call (day to day) basis.

(b)
Any amounts remitted by the Seller’s Bank (or the Escrow Agent’s Bank, as applicable) to the Facility Agent and returned pursuant to this Clause 4.8 will be applied in or towards prepayment of the Loan pursuant to Clause 8.2 (Voluntary prepayment) provided that if any such amount so returned is not a part of the amount of the Loan but part of the Relevant Owner’s or the Borrowers’ equity such amount shall be freely available to the Relevant Owner or the Borrowers.

(c)
Without prejudice to the obligations of the Borrowers so to indemnify the Lenders and the Facility Agent on demand, the Facility Agent shall in good faith take reasonable and proper steps diligently to seek recovery of the deposited amount from the Seller’s Bank (or the Escrow Agent’s Bank, as applicable) (provided that prior to taking such action the Borrowers shall have agreed to indemnify the Lenders and the Facility Agent for all costs and expenses which may be incurred in seeking recovery of such amount, including, without limitation, all legal fees and disbursements reasonably and properly incurred) and if the Lenders shall recover any part of the deposited amount (and provided that it has previously recovered full indemnification under Sub-Clause 4.8(a)(iv)) the Lenders shall, so long as no Event of Default has occurred and is continuing, pay to the Borrowers the amount so recovered after subtracting any tax suffered or incurred thereon or Expenses incurred by the Lenders and/or the Facility Agent.

For the purposes of this Clause, “Escrow Agent’s Bank” means (in case an Escrow Agent is appointed) the bank of the Escrow Agent appointed by the Relevant Owner in accordance with the terms of the Relevant MOA and the provisions of any Escrow Agreement made between the Relevant Owner and the said Escrow Agent, and acknowledged and agreed by the Facility Agent. The provisions of Clause 8.7 (Amounts payable on prepayment) shall apply to any prepayment of the Loan made under this Clause 4.8.

5	INTEREST

5.1	Payment of normal interest

Subject to the provisions of this Agreement, the Borrowers shall pay interest on the Loan (or as the case may be, each portion thereof to which a different Interest Period relates) in respect of each Interest Period related thereto on each Interest Payment Date.

5.2	Normal rate of interest

Subject to the provisions of this Agreement, the rate of interest on the Loan in respect of an Interest Period applicable to it shall be the aggregate of:

(a)	the Applicable Margin; and

(b)	the Reference Rate for that Interest Period.

5.3
It is hereby agreed that the interest rate for the calculation of interest on the Cash-collateralised part of the Loan shall be the rate per annum determined by the Facility Agent to be the aggregate of (i) the Margin B (ii) and the Reference Rate for that Interest Period, unless there is a substitute or alternative rate agreed pursuant to paragraph (b) of Clause 5.7 (Cost of funds) in which case the interest rate for the calculation of interest shall be the rate per annum determined by the Facility Agent to be the aggregate of (i) the Margin B and (ii) that substitute or alternative rate and in case no such is agreed, the interest rate for the calculation of interest shall be the rate per annum determined by the Facility Agent to be the aggregate of (i) the Margin B and (ii) Market Disruption Rate.

5.4	Payment of accrued interest

In the case of an Interest Period longer than three (3) months (to be selected by the Borrowers and agreed by the Lenders in accordance with paragraph (c) of Clause 6.2 (Duration of normal Interest Periods), accrued interest shall be paid every three (3) months during that Interest Period and on the last day of that Interest Period.

5.5	Selection of Interest Period

The Borrowers may by notice received by the Facility Agent not later than 10 a.m. (London time) on the second Business Day before the beginning of each Interest Period specify  whether such Interest Period shall have a duration of three (3) or six (6) months (or such other period longer than six (6) months as may be requested by the Borrowers and as the Facility Agent (acting on the instructions of the Lenders) may agree to).

5.6	Notification of Interest Periods and rates of normal interest

The Facility Agent shall notify the Borrowers and each Lender of:

(a)	each rate of interest; and

(b)	the duration of each Interest Period,

as soon as reasonably practicable after each is determined.

5.7	Market disruption

If before close of business in Athens on the Quotation Day for the relevant Interest Period, the Facility Agent receives notification from a Lender or Lenders (whose participations in the Loan or the relevant part of the Loan exceed 50 per cent. of the Loan or that part of the Loan as appropriate) that its cost of funds relating to its participation in the Loan or that part of the Loan would be in excess of the Market Disruption Rate then Clause 5.7 (Cost of funds) shall apply to the Loan or that part of the Loan (as applicable) for the relevant Interest Period.

5.8	Cost of funds

(a)
If this Clause 5.7 (Cost of funds) applies, the rate of interest on the Loan or the relevant part of the Loan for the relevant Interest Period shall be the percentage rate per annum which is the sum of:

(i)	the Applicable Margin; and

(ii)
the weighted average of the rates notified to the Facility Agent by each Lender as soon as practicable and in any event within 3 Business Days of the first day of that Interest Period (or, if earlier, on the date falling 3 Business Days before the date on which interest is due to be paid in respect of that Interest Period) to be that which expresses as a percentage rate per annum its cost of funds relating to its participation in the Loan or that part of the Loan.

(b)
If this Clause 5.7 (Cost of funds) applies and the Facility Agent or the Borrowers so require, the Facility Agent and the Borrowers shall enter into negotiations (for a period of not more than 30 days) with a view to agreeing a substitute basis for determining the rate of interest or (as the case may be) an alternative basis for funding.

(c)
Subject to Clause 5.9 (Changes to reference rates), any substitute or alternative basis agreed pursuant to paragraph (b) above shall, with the prior consent of all the Lenders and the Borrowers, be binding on all Parties.

(d)	If paragraph (e) below does not apply and any rate notified to the Facility Agent under sub-paragraph (ii) of paragraph (a) above is less than zero, the relevant rate shall be deemed to be zero.

(e)
If this Clause 5.7 (Cost of funds) applies pursuant to Clause 5.6 (Market disruption) and a Lender's Funding Rate is less than the Market Disruption Rate, that Lender's cost of funds relating to its participation in the Loan or the relevant part of the Loan for that Interest Period shall be deemed, for the purposes of paragraph (a) above, to be the Market Disruption Rate.

(f)
If this Clause 5.7 (Cost of funds) applies but any Lender does not notify a rate to the Facility Agent by the time specified in sub-paragraph (ii) of paragraph (a) above the rate of interest shall be calculated on the basis of the rates notified by the remaining Lenders.

5.9	Unavailability of Term SOFR

(a)
Interpolated Term SOFR:  If no Term SOFR is available for the Interest Period of the Loan or any part of the Loan, the applicable Reference Rate shall be the Interpolated Term SOFR for a period equal in length to the Interest Period of the Loan or that part of the Loan.

(b)
Historic Term SOFR: If no Term SOFR is available for the Interest Period of the Loan or any part of the Loan and it is not possible to calculate the Interpolated Term SOFR, the applicable Reference Rate shall be the Historic Term SOFR for the Loan or that part of the Loan.

(c)
Interpolated Historic Term SOFR: If paragraph (b) above applies but no Historic Term SOFR is available for the Interest Period of the Loan or any part of the Loan, the applicable Reference Rate shall be the Interpolated Historic Term SOFR for a period equal in length to the Interest Period of the Loan or that part of the Loan.

(d)
Cost of funds:  If paragraph (c) above applies but it is not possible to calculate the Interpolated Historic Term SOFR, there shall be no Reference Rate for the Loan or that part of the Loan (as applicable) and Clause 5.7 (Cost of Funds) shall apply to the Loan or that part of the Loan for that Interest Period.

5.10	Changes to reference rates

(a)	If a Published Rate Replacement Event has occurred in relation to any Published Rate, any amendment or waiver which relates to:

(a) providing for the use of a Replacement Reference Rate in place of the Published Rate; and

(ii)
(A)	aligning any provision of any Finance Document to the use of that Replacement Reference Rate;

(B)
enabling that Replacement Reference Rate to be used for the calculation of interest under this Agreement (including, without limitation, any consequential changes required to enable that Replacement Reference Rate to be used for the purposes of this Agreement);

(C)	implementing market conventions applicable to that Replacement Reference Rate;

(D)	providing for appropriate fallback (and market disruption) provisions for that Replacement Reference Rate; or

(E)
adjusting the pricing to reduce or eliminate, to the extent reasonably practicable, any transfer of economic value from one Party to another as a result of the application of that Replacement Reference Rate (and if any adjustment or method for calculating any adjustment has been formally designated, nominated or recommended by the Relevant Nominating Body, the adjustment shall be determined on the basis of that designation, nomination or recommendation), may be made with the consent of the Facility Agent (acting on the instructions of the Majority Lenders) and the Borrowers.

(b)
If any Lender fails to respond to a request for an amendment or waiver described in paragraph (a) above, within 5 Business Days (or such longer time period in relation to any request which the Borrowers and the Facility Agent may agree) of that request being made:

(A)
its Commitment or its participation in the Loan (as the case may be) shall not be included for the purpose of calculating the Total Commitments or the amount of the Loan (as applicable) when ascertaining whether any relevant percentage of Total Commitments or the aggregate of participations in the Loan (as applicable) has been obtained to approve that request; and

(B)	its status as a Lender shall be disregarded for the purpose of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve that request.

(c)	In this Clause 5.8 (Changes to reference rates):

"Published Rate" means:

(a)	SOFR; or

(b)	Term SOFR for any Quoted Tenor;

"Published Rate Contingency Period" means, in relation to:

(a)	Term SOFR (all Quoted Tenors), 10 US Government Securities Business Days; and

(b)	SOFR, 10 US Government Securities Business Days.

"Published Rate Replacement Event" means, in relation to a Published Rate:

(a)	the methodology, formula or other means of determining that Published Rate has, in the opinion of the Majority Lenders and the Borrowers, materially changed;

(b)

(i)

(A)	the administrator of that Published Rate or its supervisor publicly announces that such administrator is insolvent; or

(B)
information is published in any order, decree, notice, petition or filing, however described, of or filed with a court, tribunal, exchange, regulatory authority or similar administrative, regulatory or judicial body which reasonably confirms that the administrator of that Published Rate is insolvent, provided that, in each case, at that time, there is no successor administrator to continue to provide that Published Rate;

(ii)
the administrator of that Published Rate publicly announces that it has ceased or will cease to provide that Published Rate permanently or indefinitely and, at that time, there is no successor administrator to continue to provide that Published Rate;

(iii)	the supervisor of the administrator of that Published Rate publicly announces that such Published Rate has been or will be permanently or indefinitely discontinued; or

(iv)	the administrator of that Published Rate or its supervisor announces that that Published Rate may no longer be used; or

(c)
the administrator of that Published Rate (or the administrator of an interest rate which is a constituent element of that Published Rate) determines that that Published Rate should be calculated in accordance with its reduced submissions or other contingency or fallback policies or arrangements and either:

(i)	the circumstance(s) or event(s) leading to such determination are not (in the opinion of the Majority Lenders and the Borrowers) temporary; or

(ii)	that Published Rate is calculated in accordance with any such policy or arrangement for a period no less than the applicable Published Rate Contingency Period; or

(d)	in the opinion of the Majority Lenders and the Borrowers, that Published Rate is otherwise no longer appropriate for the purposes of calculating interest under this Agreement.

"Quoted Tenor" means, in relation to Term SOFR, any period for which that rate is customarily displayed on the relevant page or screen of an information service.

"Relevant Nominating Body" means any applicable central bank, regulator or other supervisory authority or a group of them, or any working group or committee sponsored or chaired by, or constituted at the request of, any of them or the Financial Stability Board.

"Replacement Reference Rate" means a reference rate which is:

(a)	formally designated, nominated or recommended as the replacement for a Published Rate by:

(i)	the administrator of that Published Rate; or

(ii)	any Relevant Nominating Body,

and if replacements have, at the relevant time, been formally designated, nominated or recommended under both paragraphs, the "Replacement Reference Rate" will be the replacement under paragraph (ii) above;

(b)
in the opinion of the Majority Lenders and the Borrowers, generally accepted in the international or any relevant domestic syndicated loan markets as the appropriate successor or alternative to a Published Rate; or

(c)	in the opinion of the Majority Lenders and the Borrowers, an appropriate successor or alternative to a Published Rate.

5.11	Interest rate hedging

The execution of the Master Agreement does not commit the Swap Bank to conclude Designated Transactions, or even to offer terms for doing so, but does provide a contractual framework within which Designated Transactions may be concluded and secured, assuming that the Swap Bank is willing to conclude any Designated Transaction at the relevant time and that, if that is the case, mutually acceptable terms can then be agreed at the relevant time.

6	INTEREST PERIODS

6.1	Commencement of Interest Periods

The first Interest Period in respect of each Advance shall commence on the Drawdown Date of that Advance and each subsequent Interest Period shall commence on the expiry of the preceding Interest Period.

6.2	Duration of normal Interest Periods

Subject to Clauses 6.3 (Duration of Interest Periods for Instalments) and 6.4 (Non-availability of matching deposits for Interest Period selected), each Interest Period in respect of the Loan shall be:

(a)	three (3) or six (6) months as notified by the Borrowers to the Facility Agent not later than 11.00 a.m. (London time) two (2) Business Days before the commencement of that Interest Period; or

(b)	three (3) months, if the Borrowers fail to notify the Facility Agent by the time specified in paragraph (a) above; or

(c)	such other period longer than six (6) months as the Facility Agent may, with the authorisation of all the Lenders, agree with the Borrowers.

6.3	Duration of Interest Periods for Repayment Instalments

In respect of an amount due to be repaid under Clause 8 (Repayment and Prepayment) on a particular Repayment Date, an Interest Period shall end on that Repayment Date.

6.4	Non-availability of matching deposits for Interest Period selected

If, after the Borrowers have selected and, as the case may be, the Lenders have agreed in accordance with paragraph (c) of Clause 6.2 (Duration of normal Interest Periods) an Interest Period longer than three (3) months, any Lender notifies the Facility Agent by 11.00 a.m. (London time) on the third Business Day before the commencement of the Interest Period that it is not satisfied that deposits in Dollars for a period equal to the Interest Period will be available to it in the London interbank market when the Interest Period commences, the Interest Period shall be of three (3) months unless the Borrowers do not agree, in which case the procedure referred to in Clause 5 (Interest) (arising from a notification to the Facility Agent pursuant to paragraph (c) of Clause 5.6 (Market disruption)) shall apply.

7	DEFAULT INTEREST

7.1	Payment of default interest on overdue amounts

The Borrowers shall pay interest in accordance with the following provisions of this Clause 7 (Default Interest) on any amount payable by the Borrowers under any Finance Document which the Facility Agent, the Security Agent or the other designated payee does not receive on or before the relevant date, that is:

(a)	the date on which the Finance Documents provide that such amount is due for payment; or

(b)	if a Finance Document provides that such amount is payable on demand, the date falling 3 Business Days after the date on which the demand is served; or

(c)	if such amount has become immediately due and payable under Clause 19.4 (Acceleration of Loan), the date on which it became immediately due and payable.

7.2	Default rate of interest

Interest shall accrue on an overdue amount from (and including) the relevant date until the date of actual payment (as well after as before judgment) at the rate per annum determined by the Facility Agent to be two point five zero per cent (2.50%) above:

(a)
in the case of an overdue amount of principal, either the rate set out at paragraph (a) of Clause 7.3 (Calculation of default rate of interest) (during any unexpired part of any current Interest Period applicable to that overdue amount immediately prior to the relevant date) or the rate set out at paragraph (b) of Clause 7.3 (Calculation of default rate of interest) (in all other cases); or

(b)	in the case of any other overdue amount, the rate set out at paragraph (b) of Clause 7.3 (Calculation of default rate of interest).

7.3	Calculation of default rate of interest

The rates referred to in Clause 7.2 (Default rate of interest) are:

(a)	the rate applicable to the overdue principal amount immediately prior to the relevant date (but only for any unexpired part of any then current Interest Period applicable to it);

(b)	the aggregate of the Applicable Margin plus, in respect of successive periods of any duration (including at call) up to three (3) months which the Facility Agent may select from time to time:

(i)	the Reference Rate; or

(ii)
if the Facility Agent (after consultation with the applicable Lenders) determines that leading banks are not able to borrow Dollars in the Relevant Market in the ordinary course of business, a rate from time to time determined by the Facility Agent by reference to the Cost of funds to the Lenders from such other sources as the Facility Agent (after consultation with the applicable Lenders) may from time to time determine.

7.4	Notification of interest periods and default rates

The Facility Agent shall promptly notify the Lenders and the Borrowers of each interest rate determined by the Facility Agent under paragraph (b) of Clause 7.3 (Calculation of default rate of interest) and of each period selected by the Facility Agent for the purposes of paragraph (b) of Clause 7.3 (Calculation of default rate of interest) of that Clause; but this shall not be taken to imply that the Borrowers are liable to pay such interest only with effect from the date of the Facility Agent's notification.

7.5	Payment of accrued default interest

Subject to the other provisions of this Agreement, any interest due under this Clause 7.5 (Payment of accrued default interest) shall be paid on the last day of the period by reference to which it was determined; and the payment shall be made to the Facility Agent for the account of the Creditor Party to which the overdue amount is due.

7.6	Compounding of default interest

Any such interest which is not paid at the end of the period by reference to which it was determined shall thereupon be compounded every six (6) m0nths and shall be payable on demand.

7.7	Application to Master Agreement

For the avoidance of doubt, this Clause 7 does not apply to any amount payable under the Master Agreement in respect of any continuing Designated Transaction in respect of the Master Agreement as to which section 2(e) (Default Interest; Other Amounts) of the Master Agreement shall apply.

8	REPAYMENT AND PREPAYMENT

8.1	Repayment

The Borrowers shall repay each Advance  jointly and severally, by twenty four (24) consecutive quarterly Repayment Instalments (the “Repayment Instalments”), the first of which to be repaid on the day falling three (3) months from the Drawdown Date of that Advance and the subsequent ones consecutively falling due for payment on the dates falling three (3) months after the immediately preceding Repayment Date with the last (the 24th) of such Repayment Instalments falling due for payment on the Final Repayment Date for that Advance and (b) a balloon instalment in an amount equal to 55% of that Advance, payable together with the last (the 24th) Repayment Installment on the Final Repayment Date for that Advance; subject to the provisions of this Agreement, the amount of each of such Repayment Instalments shall be in an amount equal to 1.875% of that Advance; and

provided, that (i) if the last Repayment Date for an Advance would otherwise fall after the Final Repayment Date for that Advance, the last Repayment Date for that Advance shall be the Final Repayment Date for that Advance, (ii) there shall be no Repayment Dates for any Advance after the Final Repayment Date for that Advance, (iii) on the Final Maturity Date the Borrowers shall also pay to the Facility Agent for the account of the Creditor Parties any and all other moneys then due and payable under this Agreement and the other Finance Documents and (iv) if any of the Repayment Instalments shall become due on a day which is not a Business Day, the due date therefor shall be extended to the next succeeding Business Day unless such Business Day falls in the next calendar month in which event such due date shall be the immediately preceding Business Day.

8.2	Voluntary prepayment

Subject to the following conditions, the Borrowers may prepay the whole or any part of the Loan on any day.

8.3	Conditions for voluntary prepayment

The conditions referred to in Clause 8.2 (Voluntary prepayment) are that:

(a)	a partial prepayment shall be in the minimum amount of $500,000 or a multiple thereof; and

(b)	the Facility Agent has received from the Borrowers at least three (3) Business Days' prior written notice specifying the amount to be prepaid and the date on which the prepayment is to be made; and

(c)	if a prepayment is not made on a date other than an Interest Payment Date in respect of the whole of the Loan, Clause 8.7 (Amounts payable on prepayment) shall apply to such prepayment.

8.4	Effect of notice of prepayment and cancellation notice

A prepayment notice or a cancellation notice may not be withdrawn or amended without the consent of the Facility Agent, given with the authorisation of the Majority Lenders (such consent not to be unreasonably withheld or delayed), and the amount specified in:

(a)	a prepayment notice shall become due and payable by the Borrowers on the date for prepayment specified in that prepayment notice; and

(b)
a cancellation notice shall be permanently cancelled on the date specified in the cancellation notice and the Borrowers shall pay any Commitment Commission accrued under paragraph (a) of Clause 20.1 (Fees) in respect of the amount cancelled up until the date of cancellation.

8.5	Notification of notice of prepayment

The Facility Agent shall notify the Lenders promptly upon receiving a prepayment notice or a cancellation notice.

8.6	Mandatory prepayment

(a)
The Borrowers shall be obliged to prepay the Relevant Amount together with all sums payable by the Borrowers to the Creditor Parties under Clause 8.7 (Amounts payable on prepayment) on the relevant Prepayment Date (the "Prepayment"), if a Mortgaged Vessel is sold or refinanced or becomes a Total Loss.

In this Clause 8.6 (Mandatory prepayment):

"Prepayment Date" means:

(i)
if a Mortgaged Vessel is sold or refinanced, a date falling on or before the date on which the sale is completed by delivery of that Mortgaged Vessel to its buyer or, in the case of refinancing, on which the Security Agent or the Lenders (as the case may be) discharge(s) the Mortgage registered over that Mortgaged Vessel; and

(ii)
if a Mortgaged Vessel becomes a Total Loss, on the earlier of: (i) the date falling 180 days after the Total Loss Date (or such later date as the Facility Agent (acting on the instructions of the Lenders) may agree) and (ii) the date of receipt by the Security Agent of the proceeds of insurance relating to such Total Loss.

"Relevant Amount" means the higher of (a) an amount equal to the outstanding amount of the Advance which financed the Mortgaged Vessel so lost or sold or otherwise disposed of or refinanced and (b) an amount equal to the amount which is required to be repaid to the Facility Agent (for the account of the Lenders) so that, the Asset Cover Ratio, following the Prepayment is at least one hundred and twenty percent (120%);

Provided that none of the Owners may sell or enter into any agreement to sell or otherwise dispose of its Vessel without the prior written consent of the Lenders (such consent not to be unreasonably withheld), unless no Event of Default has occurred and is continuing or will, on completion of such sale, have occurred and be continuing and provided, further, that the Facility Agent is satisfied (by receiving a copy of the duly executed memorandum of agreement referring to the sale of that Vessel) that on or immediately after the delivery of that Vessel to the relevant purchaser, the net sale proceeds of that Vessel will be not less than the Relevant Amount or in case the net sale proceeds of that Vessel are less than the Relevant Amount then the shortfall shall be covered by the Borrowers from their own funds; and

Provided, however, that if the relevant Mortgaged Vessel so lost or sold or otherwise disposed of or refinanced is the last Mortgaged Vessel pursuant to this Agreement, then the full amount of the insurance or, as the case may be, the sale proceeds shall be applied against repayment of the Outstanding Indebtedness and additionally the Borrowers shall pay to the Lender the balance (if any) of the Outstanding Indebtedness in full together with all sums payable by the Borrowers to the Creditor Parties under Clause 8.7 (Amounts payable on prepayment).

8.7	Amounts payable on prepayment

A prepayment shall be made together with accrued interest (and any other amount payable under Clause 21 (Indemnities) or otherwise) in respect of the amount of the Loan prepaid and, if the prepayment is not made on the last day of an Interest Period, together with any sums payable under paragraph (b) of Clause 21.1 (Indemnities regarding borrowing and repayment of Loan) but without premium or penalty.

8.8	Application of partial prepayment and cancellation

Each:

(a)
partial prepayment made pursuant to Clause 5.15 (Prepayment; termination of Commitments), Clause 8.9 (Optional facility cancellation), 23.3 (Prepayment; termination of Commitment) and 24.6 (Notice of prepayment), shall be applied pro rata against the Repayment Instalments which are at the time being outstanding and the balloon instalments  (and, in the case of Clause 5.15 (Prepayment; termination of Commitments), 23.3 (Prepayment; termination of Commitment) and 24.6 (Notice of prepayment), shall be applied pro rata to each Affected Lender's or, as the context may require, Notifying Lender's respective Contribution in that part of the Loan); and

(b)
partial prepayment made pursuant to Clause 8.2 (Voluntary prepayment) and 15.6 (Prepayment; provision of additional security), shall be applied in or towards reduction of the Repayment Instalments which are outstanding at that time and the balloon instalments pro rata or in direct chronological order of maturity or in inverse, chronological order of maturity, at the Borrowers' option.

8.9	Optional facility cancellation

The Borrowers shall be entitled, upon giving to the Facility Agent not less than 5 Business Days prior written notice, to cancel, in whole or in part, and, if in part, by an amount of not less than $500,000 of the undrawn balance of the Total Commitments.  Upon such cancellation taking effect on expiry of a cancellation notice the several obligations of the Lenders to make their respective Commitments available in relation to the portion of the Total Commitments to which such cancellation notice relates shall terminate.

8.10	No reborrowing

No amount repaid, prepaid or cancelled may be reborrowed.

8.11	Release of an Owner

As soon as reasonably practicable after a prepayment has been made pursuant to Clause 8.6 (Mandatory prepayment) following the sale or the Total Loss or the refinancing of a Vessel, or in the circumstances provided in Clause 8.6(b) the Facility Agent will, subject to being indemnified to its satisfaction against the cost of doing so, release the Owner owning that Vessel from its obligations under the Finance Documents to which it is a party and reassign to the that Owner without any warranty, representation, covenant or other recourse any rights which had been assigned by that Owner under the Finance Documents, Provided that at the time of the release and reassignment no Event of Default has occurred and is continuing nor will result from such release and reassignment.

8.12	Right of cancellation in relation to a Defaulting Lender

(a)
If any Lender becomes a Defaulting Lender, the Borrowers may, at any time whilst that Lender continues to be a Defaulting Lender, give the Facility Agent 5 Business Days' notice of cancellation of the undrawn Commitment of that Lender.

(b)	On the notice referred to in paragraph (a) above becoming effective, the undrawn Commitment of the Defaulting Lender shall immediately be reduced to zero.

(c)	The Facility Agent shall as soon as practicable after receipt of a notice referred to in paragraph (a) above, notify all the Lenders.

8.13	Unwinding of Designated Transactions

On or prior to any repayment or prepayment under this Clause 8 or any other provision of this Agreement, the Borrowers shall wholly or partially reverse, offset, unwind or otherwise terminate one or more of the continuing Designated Transactions so that the notional principal amount of the continuing Designated Transactions thereafter remaining does not and will not in the future (taking into account the scheduled amortisation) exceed the amount of the Loan as reducing from time to time thereafter pursuant to Clause 8.1 (Repayment).

8.14	Prepayment of Swap benefit

If a Designated Transaction is terminated in circumstances where the Swap Bank would be obliged to pay an amount to the Borrowers under the Master Agreement at a time when an Event of Default is continuing, the Borrowers hereby agree that such payment may, in the sole discretion of the Swap Bank, instead be applied in prepayment of the Loan in accordance with the provisions of Clause 8.8(a) and irrevocably authorises the Swap Bank to pay such amount to the Facility Agent for such purpose.

9	CONDITIONS PRECEDENT

9.1	Documents, fees and no default

Each Lender's obligation to contribute to the Loan is subject to the following conditions precedent:

(a)	that, on or before the date of this Agreement, the Facility Agent receives:

(i)	the documents described in Part A of Schedule 3 (Condition Precedent Documents) in form and substance satisfactory to the Facility Agent; and

(ii)	payment of any expenses payable pursuant to Clause 20.2(Costs of negotiation, preparation etc.) which are due and payable on the date hereof;

(b)	that, on or before each Drawdown Date or the Delivery of the Relevant Vessel (as defined in Part B of Schedule 3 (Condition Precedent Documents)), the Facility Agent receives:

(i)	the documents described in Part B of Schedule 3 (Condition Precedent Documents) in form and substance satisfactory to the Facility Agent;

(ii)	payment of any Commitment Commission and any Evaluation Costs and Expenses payable pursuant to Clause 20.1 (Fees); and

(iii)	payment of any expenses payable pursuant to Clause 20.2(Costs of negotiation, preparation etc.) which are due and payable on that Drawdown Date;

(c)	that both at the date of each Drawdown Notice and at the Drawdown Date relative thereto and on the Delivery of the Relevant Vessel (as defined in Part B of Schedule 3 (Condition Precedent Documents)):

(i)	no Event of Default or Potential Event of Default has occurred and is continuing or would result from the borrowing of the Loan;

(ii)
the representations and warranties in Clause 10.1 (General) and those of the Borrowers and each Guarantor which are set out in the other Finance Documents to which each is or is to be a party would be true and not misleading in any material respect if repeated on each of those dates with reference to the circumstances then existing (other than in the case of the representation and warranty set out in Clause 10.17 (Material Adverse Change) which would be true and not misleading if repeated only on each Drawdown Date with reference to the circumstances then existing); and

(iii)	none of the circumstances contemplated by Clause 5.6 (Market disruption) has occurred and is continuing; and

(d)
that the Facility Agent has received, and found to be acceptable to it, any further opinions, consents, agreements and documents in connection with the Finance Documents which the Facility Agent may, with the authorisation of the Majority Lenders, request by notice to the Borrowers prior to each Drawdown Date.

9.2	Waiver of conditions precedent

The conditions specified in this Clause 9 (Conditions Precedent) are inserted solely for the benefit of the Lenders and may be waived by the Facility Agent (acting on the instructions of the Majority Lenders) in whole or in part and with or without conditions.

10	REPRESENTATIONS AND WARRANTIES

10.1	General

The Borrowers, jointly and severally, represent and warrant to each Creditor Party as follows, subject always to any qualifications contained in the legal opinions obtained by the Facility Agent pursuant to the provisions of Clause 9 (Conditions Precedent).

10.2	Status

Each of the Borrowers is a company duly incorporated and validly existing in good standing under the laws of the Republic of the Marshall Islands. Each of the Borrowers is in compliance with the RMI Regulations.

10.3	Corporate power

Each of the Borrowers has the corporate capacity, and has taken all corporate action and obtained all consents necessary for it:

(a)	to execute the Finance Documents to which it is a party; and

(b)	to borrow under this Agreement, to enter into Designated Transactions under the Master Agreement and to make all the payments contemplated by, and to comply with, those Finance Documents.

10.4	Consents in force

All the consents referred to in Clause 10.3 (Corporate power) remain in force and nothing has occurred which makes any of them liable to revocation.

10.5	Legal validity; effective Security Interests

The Finance Documents to which each Borrower is a party, do now or, as the case may be, will, upon execution and delivery (and, where applicable, registration as provided for in the Finance Documents):

(a)	constitute the relevant Borrowers' legal, valid and binding obligations enforceable against it in accordance with their respective terms; and

(b)
in the case of the Finance Documents (or any of them) create, where applicable, legal, valid and binding Security Interests enforceable in accordance with their respective terms over all the assets to which they, by their terms, relate, subject to any relevant insolvency laws affecting creditors' rights generally.

10.6	No third party Security Interests

Without limiting the generality of Clause 10.5 (Legal validity; effective Security Interests), at the time of the execution and delivery of each Finance Document:

(a)	each Borrower will have the right to create all the Security Interests which any Finance Document to which it is a party purports to create; and

(b)
no third party will have any Security Interest (except for Permitted Security Interests) or any other interest, right or claim over, in or in relation to any asset to which any such Security Interest, by its terms, relates.

10.7	No conflicts

The execution by each of the Borrowers of each Finance Document to which it is a party, and the borrowing by the Borrowers of the Loan, and its compliance with each Finance Document to which it is a party will not involve or lead to a contravention of:

(a)	any law or regulation applicable to it; or

(b)	its constitutional documents; or

(c)	any contractual or other obligation or restriction which is binding on each of the Borrowers or any of its assets.

10.8	No withholding taxes

All payments which each of the Borrowers is liable to make under the Finance Documents to which it is a party may be made without deduction or withholding for or on account of any tax payable under any applicable law of any Pertinent Jurisdiction.

10.9	No default

No Event of Default has occurred which is continuing or Termination Event (as defined in the Master Agreement) has occurred which has not been remedied or waived.

10.10	Information

All factual and material information which has been provided in writing by or on behalf of the Borrowers or any Security Party to the Facility Agent in connection with any Finance Document satisfied the requirements of Clause 11.4 (Information provided to be accurate); all audited and unaudited accounts which have been so provided satisfied the requirements of Clause 11.6 (Form of financial statements).

10.11	No litigation

No legal or administrative action (including, but not limited to, investigative proceedings) involving the Borrowers (or either of them) (including action relating to any breach of the ISM Code or the ISPS Code) has been commenced or taken which, would be likely to have a Material Adverse Effect on the Borrowers' or either Borrower’s financial position, state of affairs in light of which there is a significant risk that the Borrowers is, or will later become, unable to discharge its liabilities under the Finance Documents as they fall due.

10.12	Compliance with certain undertakings

At the date of this Agreement, the Borrowers are in compliance with Clauses 11.2 (Title, negative pledge and pari passu ranking), 11.4 (Information provided to be accurate), 11.8 (Maintenance of Security Interests) and 11.11 (Notification of default).

10.13	Taxes paid

Each of the Borrowers has paid all due taxes applicable to, or imposed on or in relation to, it and its business.

10.14	No money laundering

Without prejudice to any other provision of this Agreement in relation to the performance and discharge of each Borrower’s obligations and liabilities under the Finance Documents to which it is a party and the transactions and other arrangements effected or contemplated by the Finance Documents to which it is a party, each Borrower confirms (i) that it is acting for its own account; (ii) that it will use the proceeds of the Loan for that Borrower’s account, under its full responsibility and exclusively for the purposes specified in this Agreement; and (iii) that the foregoing will not involve or lead to a contravention of any law, official requirement or other regulatory measure or procedure implemented to combat "money laundering" (as defined in Article 1 of the Directive (2015/849/EC) of the Council of the European Communities.

10.15	Solvency

Each Borrower is neither insolvent nor it is in voluntary arrangement, liquidation or administration or subject to any other insolvency procedure, and no receiver, administrative receiver, administrator, liquidator, trustee or analogous officer has been appointed in respect of it or all or any part of its assets (and, for the purposes of this Clause 10.15 (Solvency), a Borrower will be deemed insolvent if it is unable to pay its debts within the meaning of s.123 of the Insolvency Act 1986).

10.16	Sanctions

The Borrowers, the Security Parties and their respective directors and/or officers (to the best of their knowledge) are not, nor act directly or indirectly on behalf of, a Restricted Party.

10.17	Material Adverse Change

There has been no Material Adverse Change in the financial condition of Borrower A (other than for the avoidance of doubt, the Spin-off), which will affect its ability of and/or any other Security Party excluding for the avoidance of doubt, Borrower B) to discharge any of its respective obligations and liabilities under this Agreement and the other Finance Documents in a timely manner.

10.18	Validity and completeness of Management Agreements

(i)
The copies of each Management Agreement delivered to the Facility Agent before the date of this Agreement are true and complete copies (and include all amendments or additions to such Management Agreement made on or before the date of this Agreement).

(ii)	Each Management Agreement constitutes valid, binding and enforceable obligations of the Owner which is a party thereto in accordance with its terms.

(iii)	No party to a Management Agreement (in the case of any such party other than an Owner, to the best of that Owner’s knowledge), is in default under such Management Agreement.

10.19	Environmental provisions

(a)	Except as may already have been disclosed by the Borrowers or the relevant Owner in writing to, and acknowledged in writing by, the Facility Agent:

(i)	each of the Borrowers and the Owners has complied with the provisions of all Environmental Laws applicable to it;

(ii)
each of the Borrowers and the Owners has obtained all Environmental Approvals applicable to it and are in compliance with all such Environmental Approvals; and none of the Borrowers and the Owners has received notice of any Environmental Claim that it is not in compliance with any Environmental Law or any Environmental Approval applicable to it.

(b)	Except as may already have been disclosed by the Borrowers or any Owner in writing to, and acknowledged in writing by, the Facility Agent:

(i)
there is no Environmental Claim in aggregate exceeding One million Dollars ($1,000,000) pending or, to the best of the Borrowers’ knowledge and belief, threatened against any of the Borrowers, the Owners and the Vessels; and

(ii)
there has been no emission, spill, release or discharge of an Environmentally Sensitive Material from a Vessel, which to the best of the Borrowers’ knowledge and belief (having made due enquiry), could give rise to an Environmental Claim in aggregate exceeding One million Dollars ($1,000,000).

10.20	Compliance with laws and regulations

(a)
Each Borrower is in compliance in all material respects with any environmental laws and official requirements applicable to it and provided for under the European Union or the relevant international conventions as well the Environmental Laws and regulations of its jurisdiction of incorporation which have as a purpose or effect the protection of, and/or prevention of harm or damage to, and/or improvement of, the environment; and implement the necessary measures and carry out any necessary and designated action for the effective dealing with and remedy of the issues which, in the course of ordinary audits, are indicated to that Borrower, from the competent authorities of its jurisdiction of incorporation.

(b)
Each Borrower is in compliance in all material respects with any law or regulation applicable to it and pertaining to the labor and employment conditions, the occupational health and safety and the public health, safety and security and implement the necessary measures and carry out any necessary and designated action for the effective dealing with and remedy of the issues which, in the course of ordinary audits, are indicated to that Borrower from the competent authorities of its jurisdiction of incorporation.

(c)
Each Borrower is in compliance in all material respects with any law or regulation applicable to it and pertaining on the protection of the individual from the processing of personal data and no claim, notice or other communication is received by it in respect of any actual or alleged breach of, or liability under, any such law or regulation which have or are reasonably likely to have a Material Adverse Effect.

10.21	MOAs

(a)
MOA Valid:  the copy of each MOA delivered or to be delivered to the Facility Agent as a condition precedent shall be a true and complete copy of such document constituting valid and binding obligations of the parties thereto enforceable in accordance with its terms nor shall any action been taken by the parties thereto which would in any way render such document inoperative or unenforceable; and

(b)
No Rebates:  there will be no commissions, rebates premiums or other payments by or to or on account of an Owner or any other Security Party or, to the knowledge of the Borrowers, any other person in connection with the MOAs (or any of them) other than as shall be disclosed to the Facility Agent by the Borrowers in writing.

10.22	Repetition

The representations and warranties in this Clause 10 (Representations and Warranties) shall be deemed to be repeated by the Borrowers on the date of each Drawdown Notice and on each Drawdown Date (except in the case of the representation and warranty in Clause 10.17 (Material Adverse Change) which will be deemed to be repeated only on each Drawdown Date).

11	GENERAL UNDERTAKINGS

11.1	General

The Borrowers, jointly and severally, undertake with each Creditor Party to comply with the following provisions of this Clause 11 (General Undertakings) at all times during the Security Period except as the Facility Agent may, with the authorisation of the Majority Lenders, otherwise permit.

11.2	Title; negative pledge and pari passu ranking

The Borrowers shall, and Borrower A or, as the case may be following the Spin-Off Completion Date, Borrower B shall procure that:

(a)
in the case of each Owner, each Owner will hold the legal title to, and own the entire beneficial interest in its Vessel, her Insurances and Earnings, free from all Security Interests and other interests and rights of every kind (other than Permitted Security Interests);

(b)
in the case of each Owner, each Owner will not create or permit to arise any Security Interest (except for Permitted Security Interests) over any other asset, present or future (including, but not limited to, in the case of each Borrower, that Borrower’s rights against the Swap Bank under the Master Agreement or all or any part of the  interest in any amount payable to the Borrowers (or either of them) by the Swap Bank under the Master Agreement); and

(c)
in the case of each Owner and the Borrowers, each of them will procure that its liabilities under the Finance Documents to which it is a party do and will rank at least pari passu with all its other present and future unsecured liabilities, except for liabilities which are mandatorily preferred by law.

11.3	No disposal of assets

The Borrowers shall not transfer or otherwise dispose of, and shall procure that no Owner will transfer, lease or otherwise dispose of:

(a)	in the case of each Owner, all or part of its assets, in each case whether by one transaction or a number of transactions, whether related or not; or

(b)	any debt payable to it or any other right (present, future or contingent right) to receive a payment, including any right to damages or compensation except in the ordinary course of business,

but paragraph (a) does not apply to (i) any charter of a Vessel, in which case Clause 14.13 (Restrictions on chartering, appointment of managers etc.) applies and (ii) any sale of a Vessel, provided the required prepayment in respect of that Vessel is made in accordance with Clause 8.6 (Mandatory prepayment).

11.4	Information provided to be accurate

All financial and other information which is provided in writing by or on behalf of the Borrowers under or in connection with any Finance Document will be true and not misleading in any material respects and will not omit any material fact or consideration.

11.5	Provision of financial statements

The Borrowers will send or procure these are sent to the Facility Agent:

(a)
(1) until the Spin-Off Completion Date the audited annual consolidated Accounting Information of Borrower A (including the Owners) and after the Spin-Off Completion Date the audited annual consolidated Accounting Information of the Holding Guarantor (including the Borrower B and the Owners), in each case as soon as practicable but not later than 180 days after the end of each Financial Year to which they relate of the relevant Borrower or, as the case may be, the Holding Guarantor and (2) the un-audited annual financial statements of the Owners, in each case commencing from the Financial year ending 31 December, 2025 prepared in accordance with US-GAAP consistently applied provided however that in case the audited annual consolidated Accounting Information of the Borrower A or, as the case may be, the Holding Guarantor and/or the un-audited annual financial statements of the Owners be uploaded in the website of the Borrower A or, as the case may be, the Holding Guarantor and can be reviewed by the Lenders by visiting the Borrower A’s or, as the case may be, the Holding Guarantor’s website, such obligation shall be deemed satisfied; and

(b)
together with each set of financial statements delivered pursuant to paragraph (a) above, a Compliance Certificate duly signed by the chief financial officer or any authorised officer of the relevant Borrower setting out in reasonable detail computations as to compliance with Clause 15.1 (Financial Covenants) as at the date at which those financial statements were drawn up.

11.6	Form of financial statements

All accounts (audited, or as the case may be, unaudited) delivered under Clause 11.5 (Provision of financial statements) will:

(a)	be prepared in accordance with all applicable laws and USGAAP and consistently applied and audited by an Approved Auditor;

(b)	give a true and fair view of the state of affairs of the Group at the date of those accounts and of its profit for the period to which those accounts relate; and

(c)	fully disclose or provide for all significant liabilities of the Group.

11.7	Consents

The Borrowers will, and shall procure that each Guarantor will, maintain in force and promptly obtain or renew, and will promptly following the Facility Agent's request send certified copies to the Facility Agent of, all consents required:

(a)
for the Borrowers or the relevant Borrower or that Guarantor to perform all material obligations under any Finance Document to which each is a party or, in the case of an Owner, the Management Agreement to which it is a party;

(b)	for the validity or enforceability of any Finance Document to which each is a party or, in the case of an Owner, the Management Agreement to which it is a party; and

(c)	for that Owner to continue to own and operate its Vessel,

and the Borrowers and that Owner will comply with the terms of all such consents unless a waiver in relation thereto has been obtained.

11.8	Maintenance of Security Interests

The Borrowers will, and Borrower A or, as the case may be following the Spin-Off Completion Date, Borrower B and the Holding Guarantor shall procure that each Owner will:

(a)	at its own cost, do all that it reasonably can to ensure that any Finance Document to which it is a party validly creates the obligations and the Security Interests which it purports to create; and

(b)
without limiting the generality of paragraph (a), at its own cost, promptly register, file, record or enrol any Finance Document with any court or authority in all Pertinent Jurisdictions, pay any stamp, registration or similar tax in all Pertinent Jurisdictions in respect of any Finance Document, give any notice or take any other step which, in the reasonable opinion of the Facility Agent (acting on the instructions of the Majority Lenders), is or has become necessary for any Finance Document to be valid, enforceable or admissible in evidence or to ensure or protect the priority of any Security Interest which it creates.

11.9	Notification of litigation

The Borrowers will, and shall procure that each Guarantor will, provide the Facility Agent with details of any legal or administrative action involving the Borrowers  (or either of them), any Security Party, any Approved Manager (subject to such action, in the case of that Approved Manager, being connected to any Vessel managed by it, the Owner owing that Vessel or the Earnings or the Insurances in respect of that Vessel) or any Vessel, her Earnings or her Insurances as soon as such action is instituted, unless it is clear that the legal or administrative action cannot be considered material in the context of any Finance Document and the Borrowers and that Guarantor shall procure that all reasonable measures are taken to defend any such legal or administrative action and Provided always that a legal or administrative action for a sum or sums aggregating: (i) $50,000,000 in the case of the Group (in aggregate) and (ii) $1,000,000 in the case of any Guarantor, shall not be considered material in the context of any Finance Document.

11.10	Principal place of business

Each of the Borrowers and the Guarantors will keep its corporate documents and records, at the address stated at paragraph (a) of Clause 28.2 (Addresses for communications); and none of the Borrowers and the Guarantors will establish, or do anything as a result of which it would be deemed to have, a place of business in England and Wales or the United States of America.

11.11	Notification of default

The Borrowers will notify the Facility Agent as soon as it becomes aware of the occurrence of an Event of Default which is continuing and will keep the Facility Agent fully up-to-date with all developments while such Event of Default is continuing.

11.12	Provision of further information

The Borrowers will, and Borrower A or, as the case may be following the Spin-Off Completion Date, Borrower B and the Holding Guarantor shall procure that each Owner shall:

(a)	as soon as practicable after receiving the request, provide the Facility Agent with any additional financial or other information relating:

(i)	to the Borrowers, any other Security Party, any Vessel, her Earnings or her Insurances; or

(ii)	to any other matter relevant to, or to any provision of, a Finance Document,

which may be reasonably requested by the Facility Agent, the Security Agent or any Lender or the Swap Bank at any time;

(b)
promptly upon becoming aware of them, provide the Facility Agent with the details of any inquiry, claim, action, suit, proceeding or investigation pursuant to Sanctions against the Borrowers (or either of them), any Guarantor, an Approved Manager with respect to a Vessel or any of their respective directors, officers, employees, agents or representatives, as well as information on what steps are being taken with regards to answer or oppose such;

(c)
promptly upon becoming aware that the Borrowers (or either of them), a Guarantor, an Approved Manager or any of their respective directors, officers, employees, agents or representatives has become or is likely to become a Restricted Party, notify the Facility Agent accordingly; and

(d)	promptly upon becoming aware of it, notify the Facility Agent of the occurrence of a Change of Control.

11.13	Provision of copies and translation of documents

The Borrowers will supply the Facility Agent with a sufficient number of copies of the documents referred to above to provide 1 copy for each Creditor Party; and if the Facility Agent so requires in respect of any of those documents, the Borrowers will provide a certified English translation prepared by a translator approved by the Facility Agent.

11.14	Sanctions

(a)
The Borrowers and each Guarantor understands that the Creditor Parties - be it due to applicable laws and/or internal rules and regulations - are prohibited from conducting business in relation to Restricted Countries or Restricted Parties.

(b)
Neither the Borrowers (nor either of them) nor any Security Party nor any of its respective directors and/or officers (to the best of their knowledge) shall be, nor act directly or indirectly on behalf of, a Restricted Party.

(c)
Each of the Borrowers confirms and undertakes that it will not, and shall procure that each Guarantor will not, transfer, make use of, or provide the benefit of, any funds received from, or services provided by, any Creditor Party to any Restricted Parties, or conduct, permit or allow any business activity related to any Vessel (including, but not limited to, entering into any acquisition agreement, a (re-)financing or any charter in relation to any Vessel) or related to any other Relevant Asset with any Restricted Parties or for business activities that are subject to Sanctions.

(d)
In addition and without prejudice to the foregoing, the Borrowers shall, and shall procure that each Guarantor shall, procure that no proceeds, funds or benefit from any activity or dealing with Restricted Parties are used in discharging any obligation due or owing to the Creditor Parties or are credited to any bank account held by a Borrower or a Guarantor with any Creditor Party, and that no payment to a Restricted Party is effected, whether to discharge any obligation due or owing to such person or for any other purpose, through the use of any bank account held by a Borrower or a Guarantor with any Creditor Party.

In this Clause 11.14 (Sanctions):

"Relevant Asset" means the Vessels or any other vessel, asset or project in relation to which funds have been received from, or services have been provided by, the Creditor Parties;

"Restricted Countries" means, as of the date of this Agreement, Cuba, Iran, North Korea, Syria, the region of Crimea, and/or any other country and/or any other region subject to Sanctions, to whose jurisdiction a Creditor Party (or any of its affiliates) or a Security Party may be subject, as notified from time to time to the Borrowers by the Facility Agent;

"Restricted Party" means any person, entity or party, which is:

(a)	located, domiciled, resident or incorporated in a Restricted Country; or

(b)	the government of a Restricted Country; or

(c)	subject to Sanctions; or

(d)	controlling, or controlled by, or under common control with, any person, entity or party referred to under (i) to (iii) above; and

"Sanctions" means any economic sanctions laws, regulations, embargoes or restrictive measures applicable to the Borrowers (or either of them) administered, enacted or enforced by:

(a)	the United Nations;

(b)	the European Union;

(c)	the United States Treasury Department's Office of Foreign Assets Control ("OFAC");

(d)	His Majesty's Treasury of the United Kingdom; and/or

(e)
any other body notified from time to time in writing to the Borrowers by the Facility Agent, to whose jurisdiction a Creditor Party (or any of its affiliates) or the Borrowers (or either of them) may be subject.

11.15	No other liabilities or obligations to be incurred

The Borrowers shall procure that no Guarantor will incur any liability or obligation except:

(a)	liabilities and obligations under the Finance Documents to which it is or, as the case may be, will be a party and, in the case of an Owner, the Management Agreement to which it is a party;

(b)	liabilities or obligations reasonably incurred in the normal course of its business of trading, operating and chartering, maintaining and repairing the Vessel owned by it;

(c)
liabilities or obligations under guarantees (i) from time to time required in the ordinary course by any protection and indemnity or war risks association with which the Vessel owned by it is entered or (ii) required to release that Vessel from any arrest, detention, attachment or levy or required for the salvage of that Vessel or (iii) issued in the ordinary course of its business not exceeding, in aggregate, the amount of One million Dollars ($1,000,000) (or the equivalent in any other currency) in any calendar year; and

(d)
liabilities and obligations reasonably incurred under any shareholder loan subject to the Facility Agent being satisfied that no principal or interest payments shall be made in respect of such shareholder loans whilst an Event of Default has occurred which is continuing and that any existing and future shareholder or affiliated company loan to be fully subordinated to the Financial Indebtedness under this Agreement.

11.16	"Know your customer" checks

If:

(a)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(b)	any change in the status of either Borrower or any other Security Party after the date of this Agreement; or

(c)	an assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Facility Agent or any Lender (or, in the case of paragraph (c), any new Lender) to comply with "know your customer" or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrowers shall promptly upon the request of the Facility Agent or the Lender concerned supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself or on behalf of any Lender) or the Lender concerned (for itself or, in the case of the event described in paragraph (c), on behalf of any new Lender) in order for the Facility Agent, or the Lender concerned or, in the case of the event described in paragraph (c), any new Lender to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents. To the extent the relevant Borrower can satisfy any request of the Facility Agent or a Lender under this Clause 11.16 ("Know your customer" checks) by referring the Facility Agent, or, as the case may be, the Lender concerned to its website or its filing with the U.S. Securities and Exchange Commission, the Facility Agent and each other Creditor Party agree that the relevant Borrower shall have satisfied its obligations under this Clause 11.16 ("Know your customer" checks) upon directing such Creditor Party in this way.

11.17	Inspection of records

Upon the request of the Facility Agent, the Borrowers shall, and shall procure that each Guarantor shall, provide the Facility Agent and any of its representatives, professional advisors and contractors with access to, and permit inspection of, books and records of each Borrower and each Guarantor, in each case, at reasonable times and upon reasonable prior written notice.

11.18	Anti-Corruption

(a)
The Borrowers shall not (and Borrower A or, as the case may be following the Spin-Off Completion Date, Borrower B and the Holding Guarantor shall procure that no Security Party will) directly or indirectly use the proceeds of the Loan for any purpose which would breach or might breach applicable anti-corruption laws, including, but not limited to, the UK Bribery Act of 2010 and the United States Foreign Corrupt Practices Act of 1977, each as amended.

(b)	Each of the Borrowers shall (and shall procure that each Security Party will):

(i)	conduct its business in compliance with applicable anti-corruption laws and regulations; and

(ii)	maintain effective policies and procedures designed to promote and achieve compliance with such laws and regulations.

11.19	Minimum liquidity

The Borrowers shall ensure that throughout the Security Period deposits in an aggregate amount of Dollars Two hundred thousand Dollars ($200,000) per Vessel be deposited and maintained in accounts of the Owners and/or prior to the Spin-Off Completion Date, the Borrower A and after the Spin-Off Completion Date, the Holding Guarantor or the Borrower B and/or any other entities acceptable to the Facility Agent maintained with the Account Bank or with any Subsidiary or Affiliate of the Account Bank (the “Minimum Liquidity”).

11.20	Creditor Parties’ consent to the Spin-Off - Release of Borrower A

(a)
The Borrowers intend to proceed with the Spin-Off, as a result of which the directly or indirectly wholly owned Subsidiaries of Borrower A which own the dry bulk type vessels of the Fleet Vessels shall be transferred to Borrower B, which is a fully owned Subsidiary of the Holding Guarantor, which shall be listed on the NYSE.

(b)
The Creditor Parties consent to the Spin-Off and upon the completion of the Spin-Off and provision to the Facility Agent by Borrower B of the report filed by it with the United States Securities and Exchange Commission in the 6-K form confirming, among other things, the completion of the Spin-Off, Borrower A shall be fully released and discharged from any and all of its obligations hereunder, without the need of a deed of release of Borrower A.

11.21	Spin-Off

(a)	In the event that the Borrowers and the Holding Guarantor, in their absolute discretion, have finalised the arrangements for the Spin-Off, the Borrowers shall provide prior written notice to the Facility Agent of the intended completion date for the Spin-Off, unless a copy of a public press release (the "Press Release") or a regulatory filing on US SEC has been issued or, as the case may be, filed by the Holding Guarantor, in which case, no prior notification shall be required.

(b)	If the Spin-Off does not or, will not, take place in accordance with the terms of the Press Release, the Borrowers shall promptly notify the Facility Agent.

(c)
The Borrowers shall, on the Spin-Off Completion Date, provide the Facility Agent with the organisational structure of the Holding Guarantor and with evidence and financial information (prepared on a pro-forma basis) that the financial covenants set out in paragraph (b) of Clause 15.1 (Financial Covenants) shall be complied with and deliver to the Facility Agent a duly executed original Compliance Certificate, in which it shall be also stated that the Spin Off has been completed. For the avoidance of doubt, the financial information for the testing of compliance of the financial covenants of the Holding Guarantor and its Subsidiary, Borrower B, shall be comprised of:

(i)	a written statement by the Holding Guarantor setting out:

(A)	the companies wholly owned, directly or indirectly, by the Holding Guarantor and which companies own each relevant Fleet Vessel as of the Spin-Off Completion Date;

(B)	the balances standing to the credit of the bank accounts in the name of the Holding Guarantor and Borrower B and companies under (A) above; and

(C)
the amount of the outstanding loans in which each of the Holding Guarantor and Borrower B entered or to be entered into by the Holding Guarantor and/or Borrower B, as borrower or as guarantor with respect to companies under (A) above, as of the Spin-Off Completion Date;

(ii)	charter-free valuations (as applicable) of the relevant Fleet Vessels to be included in the Spin-Off dated not more than 90 days prior to the Spin-Off Completion Date.

12	CORPORATE UNDERTAKINGS

12.1	General

The Borrowers, jointly and severally, also undertake with each Creditor Party to comply with the following provisions of this Clause 12 (Corporate Undertakings) at all times during the Security Period except as the Facility Agent may, with the authorisation of the Majority Lenders, otherwise permit.

12.2	Maintenance of status

Each Borrower will maintain its separate corporate existence and remain in good standing under the laws of the Republic of the Marshall Islands and in compliance with the RMI Regulations.

12.3	Negative undertakings

(a)	No Borrower will:

(i)
substantially change the general nature of its business from that carried on at the date of this Agreement but in relation to Borrower B as from the Spin-Off Completion Date; however, it shall in any event not be regarded as a breach of this paragraph (a) for the business of that Borrower to extend to (i) ownership of shares of companies which own ships whose function is the carriage of dry cargo, wet cargo (including LNG and LPG) but excluding passenger ferries or cruise ships or ships engaged in offshore (oil and gas) services, (ii) the ownership of shares of companies that provide operation and technical and commercial management services relating to such ships, (iii) the ownership of shares of companies that provide operation of terminals and/or cargo handling and the (iv) the ownership of shares of intermediary holding companies;

(ii)
pay any dividend or make any other form of distribution or effect any form of redemption, purchase or return of capital (each a "Distribution") if an Event of Default has occurred as a result of non-payment default or a breach the financial covenants set out in Clause 15.1 (Financial covenants) and is continuing or would result from such Distribution; or

(iii)
commence any action or procedure to effect any form of redemption, purchase or return of share capital at any time while an Event of Default has occurred and is continuing or will result from any form of redemption, purchase or return of share capital; or

(iv)	provide any form of credit or financial assistance to:

(aa)	a person who is directly or indirectly interested in that Owner’s share or loan capital; or

(bb)	any company in or with which such a person is directly or indirectly interested or connected,

or enter into any transaction with or involving such a person or company on terms which are, in any respect, less favourable to that Owner than those which it could obtain in a bargain made at arms' length; or

(v)	open or maintain any account with any bank or financial institution except accounts with the Account Bank for the purposes of the Finance Documents; or

(vi)	issue, allot or grant any person a right to any of its shares or reduce its share capital; or

(vii)	acquire any shares or other securities other than US or UK Treasury bills and certificates of deposit issued by major North American or European banks; or

(viii)
enter into any form of amalgamation, merger or de-merger or any form of reconstruction or reorganisation, unless (i) it relates to the Spin-Off or (ii) following such action the relevant Borrower remains the surviving entity; or

(ix)	become a US Tax Obligor; or

(x)	change its Financial Year.

12.4	DAC6

(a)	In this Clause 8.6, "DAC6" means the Council Directive of 25 May 2018 (2018/822/EU) amending Directive 2011/16/EU or any replacement legislation applicable in the United Kingdom;

(b)	The Borrowers shall supply to the Facility Agent (in sufficient copies for all the Lenders, if the Facility Agent so requests):

(i)
promptly upon the making of such analysis or the obtaining of such advice, any analysis made or advice obtained on whether any transaction contemplated by the Finance Documents or any transaction carried out (or to be carried out) in connection with any transaction contemplated by the Finance Documents contains a hallmark as set out in Annex IV of DAC6; and

(ii)
promptly upon the making of such reporting and to the extent permitted by applicable law and regulation, any reporting made to any governmental or taxation authority by or on behalf of any member of the Group or by any adviser to such member of the Group in relation to DAC6 or any law or regulation which implements DAC6 and any unique identification number issued by any governmental or taxation authority to which any such report has been made (if available).

12.5	Control

The applicable Borrower will ensure throughout the Security Period that each of the Owners remains, directly or indirectly:

(a)	during the period commencing on the date of this Agreement and ending on the Spin-Off Completion Date, a fully (100%) owned Subsidiary (directly or indirectly) of the Borrower A;

(b)	during the Spin-Off Period, a wholly (100%) owned Subsidiary (directly or indirectly) of the Borrower B; and

(c)	during the Spin-Off Period, the Borrower B remains, directly or indirectly, a wholly (100%) owned Subsidiary of the Holding Guarantor; and

(d)
at least 30% of the entire issued common shares/stock of the Borrower A (until the Spin-Off Completion Date) or, as the case may be, the Holding Guarantor (during the Spin-Off Period) shall be directly or indirectly held by members of the Konstantakopoulos Family.

12.6	Transactions

The Borrowers shall not, without the prior consent of the Facility Agent (acting on the instructions of the Majority Lenders), enter into a Transaction other than for the purpose of hedging its exposure under this Agreement to fluctuations in SOFR arising from the funding of the Loan (or any part thereof).

13	INSURANCE

13.1	General

The Borrowers, jointly and severally, also undertake with each Creditor Party to procure compliance  with the following provisions of this Clause 13 (Insurance) at all times during the Security Period (after the first Drawdown Date) except as the Facility Agent may, with the authorisation of the Majority Lenders, otherwise permit.

13.2	Maintenance of obligatory insurances

Borrower A or, as the case may be following the Spin-Off Completion Date, Borrower B shall procure that each Owner shall keep the Vessel owned by it insured at the expense of the Borrowers against:

(i)	fire and usual marine risks (including hull and machinery and excess risks);

(ii)	war risks (including, without limitation, war P&I cover and crew liability cover);

(iii)
protection and indemnity risks (including, without limitation, pollution risks) for the full tonnage of that Vessel as an entry with a protection and indemnity association being a member of the International Group of Protection and Indemnity Associations; and

(iv)
any other risks against, or additional insurance (other than loss of hire or political risks), which the Security Agent considers, having regard to industry practices and other circumstances prevailing at the relevant time, it would in the opinion of the Security Agent be reasonable for that Owner to insure or to effect and which are specified by the Security Agent by notice to that Owner.

13.3	Terms of obligatory insurances

Borrower A or, as the case may be following the Spin-Off Completion Date, Borrower B shall procure that each Owner shall effect such insurances in such amounts:

(i)	in Dollars;

(ii)
in the case of fire and usual marine risks and war risks, in an amount on an agreed value basis at least the greater of (i) the Market Value of the Vessel owned by that Owner and (ii) such sum which, when aggregated with the aggregate Market Value of all other Mortgaged Vessels), results in the aggregate insured values of all the Mortgaged Vessels at the relevant time then being at least equal to the aggregate of (aa) 120% of the amount of the Loan and (bb) the Swap Exposure (in the case of that Vessel the "Agreed Insured Value");

(iii)
in the case of oil pollution liability risks, for an aggregate amount equal to the highest level of cover from time to time available under basic protection and indemnity club entry from a member of the International Group of Protection and Indemnity Associations (currently $1,000,000,000 for any one accident or occurrence);

(iv)	in relation to protection and indemnity risks in respect of the full tonnage of the Vessel owned by it;

(v)	in relation to war risks insurance, extended to cover piracy and terrorism where excluded under the fire and usual marine risks insurance;

(vi)
on approved terms (and, for the time being (and until such time as the Facility Agent may advise otherwise), the standard insurance terms arranged by the relevant Approved Manager as at the date of this Agreement for vessels managed by it are considered approved for the purpose of this Clause 13 (Insurance)); and

(vii)
through approved brokers and with approved insurance companies and/or underwriters acceptable to the Facility Agent or, in the case of war risks and protection and indemnity risks, in approved war risks and protection and indemnity risks associations, in each case if other than the Swedish Club,

Provided that any approval required under this Clause 13.3 (Terms of obligatory insurances) shall not be unreasonably withheld or delayed and Provided further that any cover on Nordic terms placed with or under the lead of the Swedish Club shall be deemed approved by the Facility Agent.

13.4	Further protections for the Creditor Parties

In addition to the terms set out in Clause 13.3 (Terms of obligatory insurances), Borrower A or, as the case may be following the Spin-Off Completion Date, Borrower B shall procure that each Owner shall, and that the obligatory insurances effected by it shall:

(a)	subject always to paragraph (b), name that Owner as the sole named assured unless the interest of every other named assured is limited:

(i)	in respect of any obligatory insurances for hull and machinery and war risks:

(A)	to any provable out-of-pocket expenses that it has incurred and which form part of any recoverable claim on underwriters; and

(B)	to any third party liability claims where cover for such claims is provided by the policy (and then only in respect of discharge of any claims made against it); and

(ii)
in respect of any obligatory insurances for protection and indemnity risks, to any recoveries it is entitled to make by way of reimbursement following discharge of any third party liability claims made specifically against it, and every other named assured has undertaken in writing to the Security Agent (in such form as it requires) that any deductible shall be apportioned between that Owner and every other named assured in proportion to the gross claims made or paid by each of them and that it shall do all things necessary and provide all documents, evidence and information to enable the Security Agent to collect or recover any moneys which at any time become payable in respect of the obligatory insurances;

(b)
whenever the Security Agent requires, name (or be amended to name) the Security Agent as additional named assured for its rights and interests, warranted no operational interest and with full waiver of rights of subrogation against the Security Agent, but without the Security Agent thereby being liable to pay (but having the right to pay) premiums, calls or other assessments in respect of such insurance;

(c)	unless already named as an additional assured, name the Security Agent as sole loss payee with such directions for payment as the Security Agent may specify;

(d)	provide that all payments by or on behalf of the insurers under the obligatory insurances to the Security Agent shall be made without set-off, counterclaim or deductions or condition whatsoever;

(e)	provide that the obligatory insurances shall be primary without right of contribution from other insurances which may be carried by the Security Agent or any other Creditor Party; and

(f)	provide that the Security Agent may make proof of loss if that Owner fails to do so.

13.5	Renewal of obligatory insurances

Borrower A or, as the case may be following the Spin-Off Completion Date, Borrower B shall procure that each Owner shall:

(a)	at least 14 days before the expiry of any obligatory insurance effected by it:

(i)
notify the Security Agent of the brokers (or other insurers) and any protection and indemnity or war risks association through or with whom that Owner proposes to renew that obligatory insurance and of the proposed terms of renewal; and

(ii)	obtain the Security Agent's approval to the matters referred to in paragraph (a);

(b)	at least 7 days before the expiry of any obligatory insurance effected by it, renew that obligatory insurance in accordance with the Security Agent's approval pursuant to paragraph (a); and

(c)
procure that the approved brokers and/or the war risks and protection and indemnity associations with which such a renewal is effected shall promptly after the renewal notify the Security Agent in writing of the terms and conditions of the renewal.

13.6	Copies of policies; letters of undertaking

Borrower A or, as the case may be following the Spin-Off Completion Date, Borrower B shall procure that each Owner shall ensure that all approved brokers provide the Security Agent with pro forma copies of all policies relating to the obligatory insurances which they are to effect or renew and of a letter or letters or undertaking in a form which is customary in major marine insurance markets and including undertakings by the approved brokers that they will not set off against any sum recoverable in respect of a claim relating to the Vessel owned by that Owner under such obligatory insurances any premiums or other amounts due to them or any other person whether in respect of that Vessel or otherwise, they waive any lien on the policies, or any sums received under them, which they might have in respect of such premiums or other amounts, and they will not cancel such obligatory insurances by reason of non-payment of such premiums or other amounts, and will arrange for a separate policy to be issued in respect of that Vessel forthwith upon being so requested by the Security Agent.

13.7	Copies of certificates of entry

Borrower A or, as the case may be following the Spin-Off Completion Date, Borrower B shall procure that each Owner shall ensure that any protection and indemnity and/or war risks associations in which the Vessel owned by that Owner is entered provides the Security Agent with:

(a)	a certified copy of the certificate of entry for that Vessel;

(b)	a letter or letters of undertaking in the form usually issued by such protection and indemnity and/or war risks association; and

(c)
a certified copy of each certificate of financial responsibility for pollution by oil or other Environmentally Sensitive Material issued by the relevant certifying authority in relation to that Vessel.

13.8	Deposit of original policies

Borrower A or, as the case may be following the Spin-Off Completion Date, Borrower B shall procure that each Owner shall ensure that all policies relating to obligatory insurances effected by it are deposited with the approved brokers through which the insurances are effected or renewed.

13.9	Payment of premiums

Borrower A or, as the case may be following the Spin-Off Completion Date, Borrower B shall procure that each Owner shall punctually pay all premiums or other sums payable in respect of the obligatory insurances effected by it and produce all relevant receipts when so required by the Security Agent unless contested in good faith so long as it does not, in the reasonable opinion of the Security Agent, affect the relevant obligatory insurances effected.

13.10	Guarantees

Borrower A or, as the case may be following the Spin-Off Completion Date, Borrower B shall procure that each Owner shall ensure that any guarantees required by a protection and indemnity or war risks association are promptly issued and remain in full force and effect.

13.11	Compliance with terms of insurances

Borrower A or, as the case may be following the Spin-Off Completion Date, Borrower B shall procure that each Owner shall not do nor omit to do (nor permit to be done or not to be done) any act or thing which would or might render any obligatory insurance invalid, void, voidable or unenforceable or render any sum payable under an obligatory insurance repayable in whole or in part; and, in particular:

(i)
it shall take all necessary action and comply with all requirements which may from time to time be applicable to the obligatory insurances, and ensure that the obligatory insurances are not made subject to any exclusions or qualifications to which the Security Agent has not given its prior approval;

(ii)
it shall not make any changes relating to the classification or an Approved Classification Society or manager or operator of the Vessel owned by that Owner approved by the underwriters of the obligatory insurances;

(iii)
it shall  make (and, upon the Facility Agent’s request, promptly supply copies to the Facility Agent of) all quarterly or other voyage declarations which may be required by the protection and indemnity risks association in which that Vessel is entered to maintain cover for trading to the United States of America and Exclusive Economic Zone (as defined in the United States Oil Pollution Act 1990 or any other applicable legislation); and

(iv)
it shall not employ its Vessel, nor allow it to be employed, otherwise than in conformity with the terms and conditions of the obligatory insurances, without first obtaining the consent of the insurers and complying with any requirements (as to extra premium or otherwise) which the insurers specify.

13.12	Alteration to terms of insurances

Borrower A or, as the case may be following the Spin-Off Completion Date, Borrower B shall procure that each Owner shall neither make nor agree to any alteration to the terms of any obligatory insurance nor waive any right relating to any obligatory insurance other than where alterations are mandatory to strictly comply with international conventions or Sanctions.

13.13	Settlement of claims

Borrower A or, as the case may be following the Spin-Off Completion Date, Borrower B shall procure that each Owner shall not settle, compromise or abandon any claim under any obligatory insurance for Total Loss or for a Major Casualty, and shall do all things necessary and provide all documents, evidence and information to enable the Security Agent to collect or recover any moneys which at any time become payable in respect of the obligatory insurances.

13.14	Provision of copies of communications

Following the occurrence of an Event of Default and while the same is continuing, Borrower A or, as the case may be following the Spin-Off Completion Date, Borrower B shall procure that each Owner shall provide the Security Agent, upon the Security Agent’s request, at the time of each such communication, copies of all written communications between that Owner and:

(a)	the approved brokers;

(b)	the approved protection and indemnity and/or war risks associations; and

(c)	the approved insurance companies and/or underwriters, which relate directly or indirectly to:

(i)	that Owner’s obligations relating to the obligatory insurances including, without limitation, all requisite declarations and payments of additional premiums or calls; and

(ii)	any credit arrangements made between that Owner and any of the persons referred to in paragraphs (a) or (b) relating wholly or partly to the effecting or maintenance of the obligatory insurances.

13.15	Provision of information

In addition, Borrower A or, as the case may be following the Spin-Off Completion Date, Borrower B shall procure that each Owner shall promptly provide the Security Agent (or any persons which it may designate) with any information which the Security Agent (or any such designated person) reasonably requests for the purpose of:

(a)
obtaining or preparing (acting on the instructions of the Majority Lenders) any report from an independent marine insurance broker as to the adequacy of the obligatory insurances effected or proposed to be effected; and/or

(b)
effecting, maintaining or renewing any such insurances as are referred to in Clause 13.16 (Mortgagee's interest insurances and additional perils insurance) or dealing with or considering any matters relating to any such insurances, and that Owner shall, forthwith upon demand, indemnify the Security Agent in respect of all reasonable and documented fees and other expenses incurred by or for the account of the Security Agent in connection with any such report as is referred to in paragraph (a).

13.16	Mortgagee's interest insurances and additional perils insurance

The Security Agent shall be entitled from time to time if instructed by any Lender to effect, maintain and renew in respect of each Vessel a mortgagee's interest marine insurance and, if required by the Facility Agent, a mortgagee's interest additional perils insurance providing for the indemnification of the Creditor Parties for any losses under or in connection with any Finance Document which directly or indirectly result from loss of or damage to a Vessel or a liability of a Vessel or of the Owner owning that Vessel in an amount equal to  the aggregate of (a) 110% of the Loan and (b) the Swap Exposure, on such terms, through such insurers and generally in such manner as the Security Agent may from time to time reasonably consider appropriate and the Borrowers shall upon demand fully indemnify the Security Agent in respect of all premiums and other reasonable and documented expenses which are incurred in connection with or with a view to effecting, maintaining or renewing any such insurance or dealing with, or considering, any matter arising out of any such insurance.

14	SHIP COVENANTS

14.1	General

Each of the Borrowers, as applicable, also undertake with each Creditor Party to procure compliance,  with the following provisions of this Clause 14 (Ship Covenants) at all times during the Security Period (after the first Drawdown Date) except as the Facility Agent, with the authorisation of the Majority Lenders, may otherwise permit (in the case of paragraph (a) of Clause 14.3 (Repair and classification) and paragraph (c) of Clause 14.13 (Restrictions on chartering, appointment of managers etc.) such permission not to be unreasonably withheld or delayed).

14.2	Vessel's name and registration

Borrower A or, as the case may be following the Spin-Off Completion Date, Borrower B shall procure that each Owner shall keep the Vessel owned by it registered in its name under an Approved Flag; shall not do, omit to do or allow to be done anything as a result of which such registration might be cancelled or imperilled.

14.3	Repair and classification

Borrower A or, as the case may be following the Spin-Off Completion Date, Borrower B shall procure that each Owner shall keep the Vessel owned by it in a good and safe condition and state of repair (reasonable and ordinary course wear and tear excepted):

(a)
so as to maintain her present classification or the highest classification available for vessels of the same type, age and specification as the relevant Vessel with an Approved Classification Society free of material overdue recommendations affecting that Vessel's class; and

(b)
so as to comply with all laws and regulations applicable to vessels registered at ports in the applicable Approved Flag State or to vessels trading to any jurisdiction to which that Vessel may trade from time to time, including but not limited to the ISM Code and the ISPS Code unless a waiver has been obtained by that Owner.

14.4	Approved Classification Society undertaking

Borrower A or, as the case may be following the Spin-Off Completion Date, Borrower B shall procure that each Owner shall: instruct the Approved Classification Society (and use best efforts to procure that the Approved Classification Society undertakes with the Facility Agent) to: send to the Facility Agent, as soon as possible upon its request, certified true copies of all original class records held by the Approved Classification Society in relation to the Vessel owned by it;

(a)	notify the Facility Agent immediately in writing if:

(i)	that Vessel's Approved Classification Society is to be changed; or

(ii)
it becomes aware of any facts or matters which may result in or have resulted in a change, suspension, discontinuance, withdrawal or expiry of that Vessel's class under the rules or terms and conditions of that Owner ’s or that Vessel's membership of the Approved Classification Society;

(b)	following receipt of a written request from the Facility Agent:

(i)
confirm that it is not in default of any of its contractual obligations or liabilities to the Approved Classification Society and, without limiting the foregoing, that it has paid in full all fees or other charges due and payable to the Approved Classification Society; or

(ii)
if it is in default of any of its contractual obligations or liabilities to the Approved Classification Society, specify to the Facility Agent in reasonable detail the facts and circumstances of such default, the consequences of such default, and any remedy period agreed or allowed by the Approved Classification Society.

14.5	Modification

Borrower A or, as the case may be following the Spin-Off Completion Date, Borrower B shall procure that each Owner shall not make any modification or repairs to, or replacement of, the Vessel owned by that Owner or equipment installed on it which would materially and adversely alter the structure, type or performance characteristics of that Vessel or materially reduce its value.

14.6	Removal of parts

Borrower A or, as the case may be following the Spin-Off Completion Date, Borrower B shall procure that no Owner shall remove any material part of the Vessel owned by that Owner , or any item of equipment installed on, that Vessel unless the part or item so removed is replaced in a timely manner by a suitable part or item which is in the same condition as or better condition than the part or item removed, is free from any Security Interest or any right in favour of any person other than the Security Agent and, if it was the property of that Owner prior to its removal, becomes on installation on that Vessel the property of that Owner and subject to the security constituted by the relevant Mortgage Provided that each Owner may install and remove equipment owned by a third party if the equipment can be removed without any risk of damage to the Vessel owned by that Owner and provided further that an Owner can remove obsolete equipment or equipment no longer required to ensure compliance with the rules and regulations of the Approved Classification Society of that Vessel.

14.7	Surveys

Borrower A or, as the case may be following the Spin-Off Completion Date, Borrower B shall procure that each Owner shall submit the Vessel owned by that Owner to all periodical or other surveys which may be required for classification purposes (but, which for the avoidance of doubt, shall not restrict that Owner asking for, and obtaining, an extension of a survey wherever it considers appropriate to do so) and, if so required by the Security Agent provide the Security Agent, with copies of all survey reports.

14.8	Inspection

Borrower A or, as the case may be following the Spin-Off Completion Date, Borrower B shall procure that each Owner shall permit the Security Agent (by surveyors or other persons appointed by it for that purpose) to board the Vessel owned by that Owner at all reasonable times (without of course interfering with that Vessel’s trading schedule and operations) upon provision of timely advance prior notice to inspect its condition or to satisfy themselves about proposed or executed repairs and shall afford all proper facilities for such inspections.

14.9	Prevention of and release from arrest

Without prejudice to clause 14.13 (e), Borrower A or, as the case may be following the Spin-Off Completion Date, Borrower B shall procure that each Owner shall discharge within eighty (80) days all liabilities which give or may give rise to maritime or possessory liens on or claims enforceable against the Vessel owned by that Owner, the Earnings or the Insurances and, forthwith upon receiving notice of the arrest of that Vessel, or of its detention in exercise or purported exercise of any lien or claim, that Owner shall procure its release within sixty (60) days of the date of receipt of such notice of the arrest or detention of that Vessel by providing bail or otherwise as the circumstances may require.

14.10	Compliance with laws etc.

(a)	Borrower A or, as the case may be following the Spin-Off Completion Date, Borrower B shall procure that each Owner shall:

(i)
comply, or procure compliance with the ISM Code, the ISPS Code, all applicable Environmental Laws, Sanctions and all other applicable laws or regulations relating to the Vessel owned by that Owner, its ownership, operation and management or to the business of that Owner unless a waiver in relation thereto has been obtained by that Owner;

(ii)
not employ the Vessel owned by it nor allow its employment in any manner contrary to any law or regulation in any relevant jurisdiction applicable to that Vessel, the Borrowers (or either of them) or any Owner including but not limited to the ISM Code, the ISPS Code and any Sanctions unless a waiver in relation thereto has been obtained by that Owner; and

(iii)	in the event of hostilities in any part of the world (whether war is declared or not), not cause or permit the Vessel to enter or trade to any zone which is declared a war zone by any government or by the Vessel's war risks insurers unless that Owner has (at its expense) effected any special, additional or modified insurance cover which the relevant Vessel's underwriters may require.

No breach will occur under this paragraph (a) (except in the case of Sanctions) if the failure to comply does not have a Material Adverse Effect.

(b)	Without prejudice to the generality of the foregoing paragraph (a) the Borrowers shall and shall procure that each Owner shall:

(i)
comply with (aa) the applicable from time to time environmental legislation, both on a national and EU level, as well as the international conventions for the maintenance, protection and improvement of the environment; and (bb) the applicable from time to time legislation which relates to the labor and employment conditions, the occupational health and safety and the public health, safety and security, in each case, where failure to do so has or is reasonably likely to have a Material Adverse Effect;

(ii)
promptly upon becoming aware of the same, inform the Facility Agent in writing of any claim against the Borrowers (or either of them) or any Owner which is current, pending or threatened or any communication, notice or the imposition of any fine against the Borrowers (or either of them) or any Owner in respect of any actual or alleged breach of, or liability under, any such law or regulation, which may have a Material Adverse Effect; or

(iii)
comply with any law or regulation applicable to it and pertaining on the protection of the individual from the processing of personal data where failure to do so has or is reasonably likely to have a Material Adverse Effect.

14.11	Provision of information

Borrower A or, as the case may be following the Spin-Off Completion Date, Borrower B shall procure that each Owner shall promptly provide the Security Agent with any information which it reasonably requests regarding:

(a)	the Vessel owned by that Owner, its employment, position and engagements;

(b)	the Earnings and payments and amounts due to the master and crew of that Vessel;

(c)	any expenses incurred, or likely to be incurred, in connection with the operation, maintenance or repair of that Vessel and any payments made in respect of that Vessel;

(d)	any towages and salvages; and

(e)	its compliance, the relevant Approved Manager's compliance and the compliance of that Vessel, in each case with the ISM Code, the ISPS Code and any applicable Sanctions as regards that Vessel,

and, upon the Security Agent's request, provide copies of any current charter relating to the Vessel owned by that Owner, of any current charter guarantee and copies of that Owner’s or the relevant Approved Manager's Document of Compliance.

14.12	Notification of certain events

Borrower A or, as the case may be following the Spin-Off Completion Date, Borrower B shall procure that each Owner shall immediately notify the Security Agent by fax or e-mail of:

(a)	any casualty which is a Major Casualty;

(b)	any occurrence as a result of which the Vessel owned by that Owner has become or is, by the passing of time or otherwise, likely to become a Total Loss;

(c)
any material requirement or recommendation affecting class made by any insurer or any Approved Classification Society or by any competent authority which is not complied with in accordance with its terms;

(d)
any arrest or detention of that Vessel, any exercise or purported exercise of any lien on that Vessel or its Earnings or any requisition of that Vessel for hire, unless in the case of an arrest or detention or the exercise or purported exercise of any lien, that Owner has, within 10 Business Days from the occurrence of the relevant event, discharged the arrest, detention or lien;

(e)	any intended dry docking of that Vessel which is expected to last at least 30 days;

(f)	any Environmental Claim made against that Owner or in connection with that Vessel, or any Environmental Incident which may or is likely to result in an Environmental Claim;

(g)
any claim for breach of the ISM Code or the ISPS Code being made against that Owner, the relevant Approved Manager or otherwise in connection with that Vessel which may result in the withdrawal of the Safety Management Certificate, the Document of Compliance or the ISSC applicable to that Vessel, that Owner or, as the case may be, that Approved Manager; or

(h)
any other matter, event or incident, actual or threatened, the effect of which will or could lead to the withdrawal of the Safety Management Certificate, the Document of Compliance or the ISSC applicable to that Vessel, that Owner  or, as the case may be, the relevant Approved Manager, and that Owner shall keep the Security Agent advised in writing on a regular basis and in such detail as the Security Agent shall reasonably require of that Owner’s, the relevant Approved Manager's or any other person's response to any of those events or matters.

14.13	Restrictions on chartering, appointment of managers etc.

Borrower A or, as the case may be following the Spin-Off Completion Date, Borrower B shall procure that each Owner shall, in relation to the Vessel owned by it:

(a)	not let that Vessel on demise charter for any period;

(b)	not charter that Vessel otherwise than on bona fide arm's length terms;

(c)	notify the Facility Agent upon entering into an Assignable Charter;

(d)	not appoint a manager of that Vessel other than an Approved Manager;

(e)
not de-activate or lay-up that Vessel if that Vessel is scheduled to be de-activated or laid up for a period exceeding six consecutive (6) months unless the de-activation or lay-up is being made at the request of the charterer of that Vessel and the charterer shall continue performing its obligations under the relevant charter during the de-activation or lay-up period; or

(f)
not put that Vessel into the possession of any person for the purpose of work being done upon it in an amount exceeding or likely to exceed $1,500,000 or, in the case of installation of scrubbers to that Vessel, $2,000,000 (or, in each case,  (or, in each case, the equivalent in any other currency) or any other amount higher than $2,000,000 subject to that Owner providing the Lender with supporting documentation evidencing such higher amount in respect of that Vessel, unless that person has (i) first given to the Security Agent and in terms reasonably satisfactory to it a written undertaking not to exercise any lien on that Vessel or its Earnings for the cost of such work or for any other reason or (ii) entered into an agreement with that Owner pursuant to which that person agrees that that Vessel may depart the relevant shipyard or repair yard in consideration of a payment of part, but not all, of the costs of the relevant work.

14.14	Notice of Mortgage

Borrower A or, as the case may be following the Spin-Off Completion Date, Borrower B shall procure that each Owner shall keep the Mortgage registered against the Vessel owned by that Owner as a valid first priority or, as the case may be, preferred mortgage, and, if required by law, carry on board that Vessel a certified copy of that Mortgage and place and maintain in a conspicuous place in the navigation room and the Master's cabin of that Vessel a framed printed notice stating that that Vessel is mortgaged by that Owner to the Security Agent.

14.15	Sharing of Earnings

Borrower A or, as the case may be following the Spin-Off Completion Date, Borrower B shall procure that no Owner shall enter into any agreement or arrangement for the sharing of any Earnings of its Vessel without providing the Facility Agent with prior written notice.

14.16	Assignable Charter Assignment

If an Owner enters into an Assignable Charter, it shall, at the request of the Facility Agent (such request to be made promptly upon the Facility Agent being advised, or becoming aware, of the existence of that Assignable Charter), execute in favour of the Security Agent an Assignable Charter Assignment in respect of such Assignable Charter (such Assignable Charter Assignment to be notified to the relevant charterer and any charter guarantor and that Owner to exercise reasonable commercial efforts to obtain the acknowledgment) and shall deliver to the Facility Agent such other documents equivalent to those referred to at paragraphs 3, 4, 5, 7 and 9 of Schedule 3 (Condition Precedent Documents), Part A as the Facility Agent may require.

14.17	ANNEX VI

Borrower A or, as the case may be following the Spin-Off Completion Date, Borrower B shall, upon the request of any Lender and at the cost of the Borrowers, on or before 31st July in each calendar year (commencing with the calendar year ending 31 December 2025), supply or procure the supply by the relevant Classification Society to the Facility Agent, all ship fuel oil consumption data required to be collected and reported in accordance with Regulation 22A of Annex VI and any Statement of Compliance, in each case relating to the

Vessel owned by it for the preceding calendar year and the requesting Lender agrees that such information shall be "Confidential Information" .

For the purposes of this Clause 14.17:

"Annex VI" means Annex VI of the Protocol of 1997 (as subsequently amended from time to time) to amend the International Convention for the Prevention of Pollution from Ships 1973 ("MARPOL"), as modified by the Protocol of 1978 relating thereto;

"Recognised Organisation" means, in respect of a Vessel, an organisation which is likely to be the Classification Society representing that Vessel's flag state and, for the purposes of this Clause 14.17, duly authorised to determine whether the relevant Owner has complied with regulation 22A of Annex VI.

"Statement of Compliance" means a Statement of Compliance related to fuel oil consumption pursuant to regulations 6.6 and 6.7 of Annex VI.

15	FINANCIAL COVENANTS - SECURITY COVER

15.1	Financial Covenants

(a)
Borrower A:On and for the period commencing on the date of this Agreement and ending on the earlier of (i) the Spin-Off Completion Date and (ii) the end of the Security Period, Borrower A shall ensure that the following covenants shall be complied with as of each Compliance Date:

(i)
the ratio of Total Liabilities (after deducting all Cash and Cash Equivalents as of the relevant Compliance Date) to Market Value Adjusted Total Assets (after deducting all Cash and Cash Equivalents as of the relevant Compliance Date) shall not exceed 0.75:1;

(ii)
the ratio of EBITDA over Net Interest Expenses shall be equal to or higher than 2.5:1 Provided that if such covenant is not complied with, it shall not constitute an Event of Default under this Agreement if at same time the aggregate amount of all Cash and Cash Equivalents (including pledged cash deposits in favour of any Creditor Party) is equal or more than 5% of the Total Debt;

(iii)
the aggregate amount of all Cash and Cash Equivalents (for the avoidance of doubt, including any pledged cash deposits in favour of any Creditor Party) shall not be less than the greater of (i) $30,000,000 and (ii) 3% of the Total Debt; and

(iv)	the Market Value Adjusted Net Worth shall exceed $500,000,000.

(b)
Borrower B: Following the Spin-Off Completion Date and at each Compliance Date thereafter until the end of the Security Period Borrower B and the Holding Guarantor shall ensure that the following covenants shall be complied with as of each Compliance Date:

(i)
in respect of Borrower B, the ratio of Total Liabilities (after deducting all Cash and Cash Equivalents as of the relevant Compliance Date) to Market Value Adjusted Total Assets (after deducting all Cash and Cash Equivalents as of the relevant Compliance Date) shall not exceed 0.75:1;

(ii)	the aggregate amount of all Cash and Cash Equivalents in respect of the Holding Guarantor shall not be less than the greater of (i) $30,000,000 and (ii) 3% of the Total Debt of the Borrower B; and

(iii)	in respect of Borrower B, the Market Value Adjusted Net Worth shall at all times exceed $100,000,000.

15.2	Definitions

The expressions used in Clause 15.1 (Financial Covenants) shall be construed in accordance with the applicable laws and USGAAP, as used in the relevant Accounting Information, and for the purposes of Clause 15.1 (Financial Covenants):

"Accounting Information" means, in respect of the Compliance Date, the annual audited consolidated financial statements of the Group to be provided by the Borrowers to the Facility Agent in accordance with Clause 11.5 (Provision of financial statements) in relation to the Compliance Date;

"Cash and Cash Equivalents" means the aggregate of:

(a)	Prior to the Spin-Off Compliance Date, the aggregate of:

(i)	the amount of freely available credit balances on any deposit or current account;

(ii)	the market value of transferable certificates of deposit in a freely convertible currency acceptable to the Majority Lenders issued by a prime international bank; and

(iii)
the market value of equity securities (if and to the extent that the Majority Lenders are satisfied that such equity securities are readily saleable for cash and that there is a ready market therefor) and investment grade debt securities which are publicly traded on a major stock exchange or investment market (valued at market value as at any applicable date of determination);

(iv)	in each case owned free of any Security Interest (other than a Security Interest in favour of the Security Agent) by Borrower A or any of its Subsidiaries where:

(aa)	the market value of any asset specified in paragraphs (ii) and (iii) shall be the bid price quoted for it on the relevant calculation date by the Facility Agent; and

(bb)
the amount or value of any asset denominated in a currency other than Dollars shall be converted into Dollars using the Facility Agent's spot rate for the purchase of Dollars with that currency on the relevant calculation date;

(b)	After the Spin-Off Compliance Date:

(i)	the amount of available credit balances on any deposit or current account (including, for the avoidance of doubt, any cash collateral or pledged or restricted cash);

(ii)	the market value of transferable certificates of deposit in a freely convertible currency acceptable to the Majority Lenders issued by a prime international bank; and

(iii)
the market value of equity securities (if and to the extent that the Majority Lenders are satisfied that such equity securities are readily saleable for cash and that there is a ready market therefor) and investment grade debt securities which are publicly traded on a major stock exchange or investment market (valued at market value as at any applicable date of determination)

“Compliance Date” means the 31 December of a Financial Year of the relevant Borrower;

“CVI” means Costamare Ventures Inc., a corporation incorporated and existing in the Republic of the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro MH96960, the Marshall Islands or any other wholly-owned Subsidiary of the Borrower A or, following the Spin-Off Completion Date, the Holding Guarantor;

"EBITDA" means, in relation to the Compliance Date and always on a consolidated basis of the Group, the amount in Dollars remaining after deducting from the Revenues for the 12-month period ending on the Compliance Date:

(a)
the Operating Expenses, voyage expenses and any other expenses in relation to the Fleet Vessels for that period, as such expenses appear in the relevant Accounting Information applicable to that period;

(b)
all management fees and commissions payable by any member of the Group in connection with itself and/or any other member of the Group and/or the  Fleet Vessels for that period to the extent not included under sub-paragraph (i) above; and

(c)	the general and administrative expenses of the Group and/or any member of the Group (excluding any non-cash items) for that period to the extent not included under sub-paragraphs (i) and (ii) above, in each case, as evidenced in the relevant Accounting Information applicable to that period.

"Fleet Vessels" means, together, in relation to the Compliance Date, all vessels from time to time (wholly or partly, directly or indirectly) owned or demise chartered only by means of a finance lease by members of the Group (including, without limitation, the Mortgaged Vessels) until the Spin-Off Completion Date which, at the relevant time, are included within the Total Assets of the Group and from the Spin-Off Completion Date all vessels from time to time (wholly or partly, directly or indirectly) owned or demise chartered only by means of a finance lease by Borrower B and its Subsidiaries which are included within the Total Assets of Borrower B, in the relevant Accounting Information, and, in the singular, means any of them;

"JV Vessels" means, together, in relation to the Compliance Date, all vessels jointly owned or demise chartered only by means of a finance lease:

(a)
from the date of this Agreement until the earlier of (i) the Spin-Off Completion Date and (ii) the end of the Security Period, by the Borrower A or CVI or any other wholly owned (directly or indirectly) Subsidiary of the Borrower A and a third party; and

(b)
after the Spin-Off Completion Date until the end of the Security Period, by the Holding Guarantor or any other wholly owned (directly or indirectly) Subsidiary of the Holding Guarantor and a third party;

in each case at the Compliance Date and, in the singular, means any of them;

"Market Value Adjusted CVI" means, in respect of the Compliance Date and each JV Vessel, the relevant Percentage of the aggregate of (i) the Market Value of such JV Vessel plus (ii) the value of the total assets of the registered owner or demise charterer (by means of a finance lease) of such JV Vessel, except the book value of such JV Vessel, as each of these assets and book value are shown in the relevant financial statements of such owner or (as the case may be) charterer minus (iii) the total liabilities of the registered owner or demise charterer (by means of a finance lease) of such JV Vessel, as these liabilities are shown in the relevant financial statements of such owner or (as the case may be) charterer, in each case in relation to the Compliance Date;

"Market Value Adjusted Net Worth" means, in respect of the Compliance Date, the amount by which the Market Value Adjusted Total Assets exceed the Total Liabilities, in each case in relation to the Compliance Date;

"Market Value Adjusted Total Assets" means, in respect of the Compliance Date, the Total Assets adjusted to reflect (A) the Market Value of all Fleet Vessels (by substituting the book value of each Fleet Vessel as specified in the relevant Accounting Information with the Market Value of that Fleet Vessel as of the Compliance Date) and (B) the Market Value Adjusted CVI for all JV Vessels (by substituting the book value of CVI as specified in the relevant Accounting Information with the Market Value Adjusted CVI for all JV Vessels as of the Compliance Date);

"Net Interest Expenses" means, in respect of the Compliance Date and the 12-month period ending thereon, the aggregate of all interest, commitment and other fees, commissions, discounts and other costs, charges or expenses accruing due from all the members the Group during that period less interest income received, determined on a consolidated basis in accordance with USGAAP for that period and as shown in the relevant Accounting Information applicable to that period;

"Percentage" means, in relation to a JV Vessel at the Compliance Date, the percentage of the issued share capital of the registered owner or demise charterer (by means of a finance lease) of such JV Vessel held by CVI or by the Holding Guarantor or any other wholly owned (directly or indirectly) Subsidiary of the Holding Guarantor as of the Compliance Date;

"Revenues" means, in relation to the Group and for the Compliance Date, the revenues shown as such in the relevant Accounting Information applicable to the 12-month period ending on the Compliance Date;

"Total Assets" means, in respect of the Compliance Date, the aggregate value of all assets of the Group until the Spin-Off Completion Date and the aggregate value of all assets of the Borrower B from the Spin-Off Completion Date evidenced, in each case, in the relevant Accounting Information for the Compliance Date;

"Total Debt" means, in respect of the Compliance Date until the Spin-Off Completion Date, the aggregate on a consolidated basis of the Group of all short term interest bearing bank debt and finance lease obligations included in the relevant Accounting Information under current liabilities for the Compliance Date plus the long term interest bearing bank debt and finance lease obligations for the Compliance Date, and from the Spin-Off Completion Date the aggregate on a consolidated basis of the Borrower B of all short term interest bearing bank debt and finance lease obligations included in the Accounting Information under current liabilities for the Compliance Date plus the long term interest bearing bank debt and finance lease obligations for the Compliance Date; and

"Total Liabilities" means, in respect of the Compliance Date, the Total Assets less the aggregate of value of the stockholders' equity (including minority interests and provisions) of the Group until the Spin-Off Completion Date and of the Borrower B after the Spin-Off Completion Date as shown, in each case, in the relevant Accounting Information for the Compliance Date.

For the avoidance of doubt, it is hereby clarified and agreed, that in any conflict between definitions defined in this Clause 15.3 (Definitions) and definitions of the same terms under US-GAAP or law, the definitions set in this Clause 15.3 (Definitions) will prevail.

15.3	Compliance with the financial covenants

(a)
Subject to paragraph (b) below, the compliance with the undertakings contained in Clause 15.1 (Financial Covenants) shall be determined as of the Compliance Date of each Financial Year on the basis of the Accounting Information to be provided by the Borrowers to the Facility Agent under Clause 11.5 (Provision of financial statements).

(b)
The compliance with the undertaking contained in sub-Clause (a)(ii) of Clause 15.1 (Financial Covenants) shall be determined as of the Compliance Date of each Financial Year on a 12-month trailing basis as shown in the Accounting Information to be provided by the Borrowers to the Facility Agent under Clause 11.5 (Provision of financial statements).

15.4	Valuation of a Group Vessel

(a)
For the purposes of Clause 15.1 (Financial Covenants), each Group Vessel shall be valued in Dollars as at the Compliance Date by a valuation provided by an Approved Shipbroker appointed by the Borrowers and addressed to the Facility Agent and such valuation, subject as hereinafter provided, shall constitute the value of such Group Vessel for the purposes of Clause 15.1 (Financial Covenants),

The market value of each Group Vessel determined in accordance with the provisions of this Clause 15.4 (Valuation of a Group Vessel) shall be binding and conclusive upon the Borrowers and the Creditor Parties until such time as any further valuation shall be obtained in accordance with this Clause 15.4 (Valuation of a Group Vessel).

(b)
For the purpose of this Clause 15.4 (Valuation of a Group Vessel), the market value of a Group Vessel which at the relevant time is subject to an Approved Charterparty with an unexpired term of at least twelve (12) months (excluding any option period (as defined below)) shall be the aggregate of the present values (as conclusively (save in case of manifest error) determined by the Borrowers) of:

(i)	the Bareboat - equivalent Time Charter Income of such Group Vessel; and

(ii)	the Residual Value of such Group Vessel.

It shall be noted that after the Spin-Off Completion Date, if a Group Vessel is subject to an Approved Charterparty, such charterparty will not be taken into consideration and the market value of that Group Vessel shall be determined as per Clause 15.4(d) (Valuation of a Group Vessel).

(c)	For the purposes of this Clause 15.4 (Valuation of a Group Vessel):

(i)
the discount rate which will apply in calculating the present value of the amounts referred to in sub-paragraphs (i) and (ii) of paragraph (b) above will be the applicable interest rate swap rate for a period equal to the unexpired term of the relevant Group Vessel's Approved Charterparty (excluding any option periods (as defined below) (rounded up to the nearest integral year);

(ii)
"Approved Charterparty" means, in relation to a Group Vessel at the Compliance Date, any time charter or other contract of employment which exceeds twelve (12) months duration (excluding any option periods (as defined below), other than option periods exercised by the relevant owner or bareboat charterer (only by means of a finance lease)), entered up to and until the Compliance Date by the owner of such Group Vessel with a charterer, as the same may be amended and/or supplemented from time to time;

(iii)
"Bareboat - equivalent Time Charter Income" means, in relation to a Group Vessel, the aggregate net charter hire to be paid to the owner of that Fleet Vessel for the remaining unexpired term of the Approved Charterparty in respect of that Group Vessel at the relevant time (excluding any option period for which the relevant Approved Charterparty may be renewed at the option of any party to it (for the purposes of this Clause 15.4 (Valuation of a Group Vessel), an "option period") other than option periods exercised by the relevant owner or bareboat charterer (only by means of a finance lease)) less the aggregate Operating Expenses (as defined below) of that Group Vessel for the same period;

"Group Vessels" means, together, at any relevant time, the Fleet Vessels and the JV Vessels from time to time and "Group Vessel" means each one of them;

(iv)
"Residual Value" of the relevant Group Vessel means the current charter-free market value (determined in accordance with paragraph (d) of Clause 15.4 (Valuation of a Group Vessel)) of a vessel with identical characteristics to such Group Vessel other than its age which shall, for the purposes of this Clause 15.4 (Valuation of a Group Vessel), be considered to be the age of such Group Vessel at the expiration of the Approved Charterparty to which such Group Vessel is subject at the relevant time (excluding any option periods);

(v)
"Operating Expenses" means, in relation to a Group Vessel and a relevant period, the expenses for crewing, victualling, insuring, maintenance, spares, stores, management and operation of such Group Vessel which are incurred for a vessel of the size and type of such Group Vessel as evidenced, in the case of the Fleet Vessels, by the most recent annual audited Accounting Information (as defined in Clause 15.3 (Definitions)) and in the case of a JV Vessel, by the relevant annual financial statements of the relevant owner or demise charterer (by means of a finance lease) as provided by the Borrowers, in each case, escalated at the rate of three per cent. (3%) per annum.

(d)
For the purpose of this Clause 15.4 (Valuation of a Group Vessel), the market value of a Group Vessel which at the relevant time is not subject to an Approved Charterparty shall be made on the basis of a valuation made by an Approved Shipbroker appointed by the Borrowers in accordance with paragraph (a) above. For this purpose, such valuation shall be made on the basis of a sale for prompt delivery for cash at arm's length on normal commercial terms as between a willing seller and a willing buyer, without physical inspection and without taking into account any existing charter or other engagement concerning such Group Vessel.

(e)
For the purpose of this Clause 15.4 (Valuation of a Group Vessel), the market value of a Group Vessel which is at the relevant time a newbuilding under construction shall be made on the basis of the advances paid, as adjusted by the difference between the contract price and the market value of such newbuilding in accordance with this Clause 15.4 (Valuation of a Group Vessel).

15.5	Minimum required security cover - Security shortfall

Clause 15.6 (Prepayment; provision of additional security) applies if the Facility Agent (acting on the instructions of the Majority Lenders) notifies the Borrowers in writing that the Asset Cover Ratio is less than one hundred and twenty percent (120%).

15.6	Prepayment; provision of additional security

If the Facility Agent serves a notice on the Borrowers under Clause 15.5 (Minimum required security cover - Security shortfall), the Borrowers shall have the option, within thirty (30) calendar days after the date on which the Facility Agent's notice is served under Clause 15.5 (Minimum required security cover - Security shortfall) either: (i) to prepay such part of the Loan following which the Asset Cover Ratio will be restored to one hundred and twenty percent (120%) and/or (ii) ensure that a third party has provided, additional security which, in the opinion of the Majority Lenders, has a net realisable value at least equal to the shortfall and is documented in such terms as the Facility Agent may, with the authorisation of the Majority Lenders, approve or require. Such additional security shall be constituted by:

(a)
pledged cash deposits in favour of the Lenders in an account to be pledged in a manner to be determined by the Facility Agent, in which case such pledged cash deposits shall be added in the calculation of the Asset Cover Ratio; and/or

(b)
additional first preferred or priority mortgage on a vessel approved by the Lenders at their sole discretion in form and substance acceptable to the Facility Agent or any other security acceptable to all the Lenders at its/their absolute discretion to be provided in a manner determined by the Facility Agent.

Any prepayments made under paragraph (a) of this Clause 15.6 (Prepayment; provision of additional security) will be applied towards prepayment of the outstanding Repayment Instalments in direct order of maturity and the provisions of Clause 8.7 (Amounts payable on Prepayment) shall apply to such prepayments.

If the Borrowers have previously provided further security to the Lender pursuant to this Clause 15.6 (Prepayment; provision of additional security), and the Asset Cover Ratio has been restored to at least 120% at the relevant time, the Lenders shall, after receiving a written request from the Borrowers, subject to no Event Default having occurred and being continuing at the time, release within 10 days from receipt of the Borrowers’ notice any such further security as requested by the Borrowers if at the relevant time the Lender is satisfied that immediately following the release of the said security, the Asset Cover Ratio is at least 120%.

Meaning of additional security: In this Clause 15.6 (Prepayment; provision of additional security) “security” means a Security Interest over an asset or assets (whether securing the

Borrowers’ liabilities under the Finance Documents or a guarantee in respect of those liabilities), or a guarantee, letter of credit or other security in respect of the Borrowers’ liabilities under the Finance Documents.

15.7	Valuation of a Vessel

Each Vessel shall, for the purposes of Clause 15.6 (Prepayment; provision of additional security), be valued in Dollars once a year or, after an Event of Default has occurred and is continuing, at any time that the Facility Agent may require acting on the instructions of the Majority Lenders by an Approved Shipbroker selected and appointed by the Borrowers, at the Borrowers’ expense. For this purpose, each such valuation shall be addressed to the Facility Agent, and on the basis of a sale for prompt delivery for cash at arm’s length on normal commercial terms as between a willing buyer and a willing seller without taking into account the benefit of any charterparty or other engagement concerning that Vessel including an Assignable Charter). The Lenders and the Borrowers further agree to accept such valuation made by the Approved Shipbrokers appointed as aforesaid as conclusive evidence of the Market Value of that Vessel at the date of such valuation and such valuation shall constitute the Market Value of that Vessel for the purposes of Clause 15.6 (Prepayment; provision of additional security).

15.8	Valuations binding

Any valuation under Clause 15.7 (Valuation of a Vessel) shall be binding and conclusive (save for manifest error) as regards the Borrowers and the Creditor Parties until such time as any further such valuations shall be obtained.

15.9	Provision of information

The Borrowers shall procure that each Owner shall promptly provide the Facility Agent and any Approved Shipbroker with any information which the Facility Agent or that Approved Shipbroker may reasonably request for the purposes of any valuation; and, if the Borrowers or that Owner fails to provide the information by the date specified in the request, the valuation may be made on any basis and assumptions which that Approved Shipbroker or the Facility Agent, acting on the instructions of the Majority Lenders, consider prudent.

15.10	Payment of valuation expenses

Without prejudice to the generality of the Borrowers' obligations under Clauses 20.2 (Costs of negotiation, preparation etc.), 20.3 (Costs of variations, amendments, enforcement etc.) and 21.3 (Miscellaneous indemnities), the Borrowers shall, on demand, pay to the Facility Agent the amount of the documented fees and expenses of any Approved Shipbroker instructed by the Facility Agent to provide a valuation and all legal and other expenses incurred by any Creditor Party in connection with the above, if the relevant valuation is obtained at a time when an Event of Default has occurred and whilst the same is continuing.

15.11	Value of additional security

The net realisable value of any additional security which is provided under Clause 15.6  (Prepayment; provision of additional security) and which consists of:

(a)	a first preferred or first priority mortgage over a vessel, shall be the Market Value of the vessel concerned;

(b)
Security over a cash deposit held in an account pledged in favour of the Lenders, shall be the amount standing to the credit of such account at that time (without taking into account, for the avoidance of doubt, cash standing to the credit of the Earnings Accounts) on a one Dollar to one Dollar basis; and

(c)	Security over any other asset, shall be that determined by and acceptable to the Facility Agent, acting on the instructions of all the Lenders.

16	PAYMENTS AND CALCULATIONS

16.1	Currency and method of payments

All payments to be made by the Lenders or by the Borrowers under a Finance Document shall be made to the Facility Agent or to the Security Agent, in the case of an amount payable to it:

(a)	by not later than 12.00 noon. (Athens time) on the due date;

(b)
in same day Dollar funds settled through the New York Clearing House Interbank Payments System (or in such other Dollar funds and/or settled in such other manner as the Facility Agent shall specify as being customary at the time for the settlement of international transactions of the type contemplated by this Agreement);

(c)
in the case of an amount payable by a Lender to the Facility Agent or by the Borrowers to the Facility Agent or any Lender, to the account of the Facility Agent at Deutsche Bank Trust Co. Americas, New York, N.Y. U.S.A. (SWIFT Code BKTRUS33) for account of: Eurobank S.A. (Swift Code: ERBKGRAA), Reference “Costamare Inc./Costamare Bulkers Ships Inc.” or to such other account with such other bank as the Facility Agent may from time to time notify to the Borrowers and the other Creditor Parties; and

(d)	in the case of an amount payable to the Security Agent, to such account as it may from time to time notify to the Borrowers and the other Creditor Parties.

16.2	Payment on non- Business Day

If any payment by the Borrowers under a Finance Document (other than under the Master Agreement) would otherwise fall due on a day which is not a Business Day:

(a)	the due date shall be extended to the next succeeding Business Day; or

(b)	if the next succeeding Business Day falls in the next calendar month, the due date shall be brought forward to the immediately preceding Business Day,

and interest shall be payable during any extension under paragraph (a) at the rate payable on the original due date.

16.3	Basis for calculation of periodic payments

All interest and Commitment Commission and any other payments under any Finance Document (other than under the Master Agreement), which are of an annual or periodic nature shall accrue from day to day and shall be calculated on the basis of the actual number of days elapsed and a 360 day year.

16.4	Distribution of payments to Creditor Parties

Subject to Clauses 16.5 (Permitted deductions by Facility Agent), 16.6 (Facility Agent only obliged to pay when monies received) and 16.7 (Refund to Facility Agent of monies not received):

(a)
any amount received by the Facility Agent under a Finance Document for distribution or remittance to a Lender, the Swap Bank or the Security Agent shall be made available by the Facility Agent to that Lender, the Swap Bank or, as the case may be, the Security Agent by payment, with funds having the same value as the funds received, to such account as that Lender, the Swap Bank or the Security Agent may have notified to the Facility Agent not less than 5 Business Days previously; and

(b)
amounts to be applied in satisfying amounts of a particular category which are due to the Lenders and/or the Swap Bank generally shall be distributed by the Facility Agent to each Lender pro rata to the amount in that category which is due to it.

16.5	Permitted deductions by Facility Agent

Notwithstanding any other provision of this Agreement or any other Finance Document, the Facility Agent may, before making an amount available to a Lender or the Swap Bank, deduct and withhold from that amount:

(a)
any sum which is then due and payable to the Facility Agent from that Lender or the Swap Bank under any Finance Document or any sum which the Facility Agent is then entitled under any Finance Document to require that Lender or the Swap Bank to pay on demand; and

(b)	any FATCA Deduction.

16.6	Facility Agent only obliged to pay when monies received

Notwithstanding any other provision of this Agreement or any other Finance Document, the Facility Agent shall not be obliged to make available to the Borrowers or any Lender or the Swap Bank any sum which the Facility Agent is expecting to receive for remittance or distribution to the Borrowers or that Lender or the Swap Bank until the Facility Agent has satisfied itself that it has received that sum.

16.7	Refund to Facility Agent of monies not received

If and to the extent that the Facility Agent makes available a sum to the Borrowers or a Lender or the Swap Bank, without first having received that sum, the Borrowers or (as the case may be) the Lender or the Swap Bank concerned shall, on demand:

(a)	refund the sum in full to the Facility Agent; and

(b)
pay to the Facility Agent the amount (as certified by the Facility Agent) which will indemnify the Facility Agent against any funding or other loss, liability or expense incurred by the Facility Agent as a result of making the sum available before receiving it.

16.8	Facility Agent may assume receipt

Clause 16.7 (Refund to Facility Agent of monies not received) shall not affect any claim which the Facility Agent has under the law of restitution, and applies irrespective of whether the Facility Agent had any form of notice that it had not received the sum which it made available.

16.9	Creditor Party accounts

Each Creditor Party shall maintain accounts showing the amounts owing to it by the Borrowers and each Security Party under the Finance Documents and all payments in respect of those amounts made by the Borrowers and any Security Party.

16.10	Facility Agent's memorandum account

The Facility Agent shall maintain a memorandum account showing the amounts advanced by the Lenders and all other sums owing to the Facility Agent, the Security Agent and each Lender from the Borrowers and each Security Party under the Finance Documents and all payments in respect of those amounts made by the Borrowers and any Security Party.

16.11	Accounts prima facie evidence

If any accounts maintained under Clauses 16.9 (Creditor Party accounts) and 16.10 (Facility Agent's memorandum account) show an amount to be owing by the Borrowers or a Security Party to a Creditor Party, those accounts shall be prima facie evidence that that amount is owing to that Creditor Party.

16.12	Impaired Facility Agent

(a)
If, at any time, the Facility Agent becomes an Impaired Facility Agent, the Borrowers or a Lender which is required to make a payment under the Finance Documents to the Facility Agent in accordance with Clause 16.1 (Currency and method of payments) may instead either:

(i)	pay that amount direct to the required recipient(s); or

(ii)
if in its absolute discretion it considers that it is not reasonably practicable to pay that amount direct to the required recipient(s), pay the relevant part of that amount to an interest-bearing account held with an Acceptable Bank and in relation to which no Insolvency Event has occurred and is continuing, in the name of the Borrowers or the relevant Lender making the payment (the "Paying Party") and designated as a trust account for the benefit of the party or parties under this Agreement beneficially entitled to that payment under the Finance Documents (the "Recipient Party" or "Recipient Parties").

In each case such payments must be made on the due date for payment under the Finance Documents;

(b)	all interest accrued on the amount standing to the credit of the trust account shall be for the benefit of the Recipient Party or the Recipient Parties pro rata to their respective entitlements;

(c)
a party to this Agreement which has made a payment in accordance with paragraphs (a) and (b) shall be discharged of the relevant payment obligation under the Finance Documents and shall not take any credit risk with respect to the amounts standing to the credit of the trust account;

(d)
promptly upon the appointment of a successor Facility Agent in accordance with the Finance Documents, each Paying Party shall (other than to the extent that that party has given an instruction pursuant to paragraph (e) below) give all requisite instructions to the bank with whom the trust account is held to transfer the amount

(together with any accrued interest) to the successor Facility Agent for distribution to the relevant Recipient Party or Recipient Parties in accordance with Clause 16.4 (Distribution of payments to Creditor Parties); and

(e)	a Paying Party shall, promptly upon request by a Recipient Party and to the extent:

(i)	that it has not given an instruction pursuant to paragraph (d) above; and

(ii)	that it has been provided with the necessary information by that Recipient Party,

give all requisite instructions to the bank with whom the trust account is held to transfer the relevant amount (together with any accrued interest) to that Recipient Party.

17	APPLICATION OF RECEIPTS

17.1	Normal order of application

Except as any Finance Document may otherwise provide, any sums which are received or recovered by any Creditor Party under or by virtue of any Finance Document shall be applied:

(a)	FIRST: in or towards satisfaction of any amounts then due and payable under the Finance Documents to the Facility Agent (in its capacity as Facility Agent);

(b)	SECOND: in or towards satisfaction of any amounts then due and payable under the Finance Documents in the following order and proportions:

(i)
firstly, in or towards satisfaction pro rata of all amounts then due and payable to the Creditor Parties under the Finance Documents other than those amounts referred to in sub-paragraphs (b) (ii) and (b)(iii) below (including, but without limitation, all amounts payable by the Borrowers under Clauses 20 (Fees and Expenses), 21 (Indemnities) and 22 (No set-off or Tax Deduction) of this Agreement or by the Borrowers or any Security Party under any corresponding or similar provision in any other Finance Document);

(ii)
secondly, in or towards satisfaction pro rata of any and all amounts of interest or default interest payable to the Creditor Parties under the Finance Documents (and, for this purpose, the expression "interest" shall include any net amount which the Borrowers shall have become liable to pay or deliver under section 9(h) (Interest and Compensation) of the Master Agreement but shall have failed to pay or deliver to the Swap Bank at the time of application or distribution under this Clause 17); and

(iii)
thirdly, in or towards satisfaction pro rata of the Loan and the Swap Exposure (in the case of the latter, calculated as at the actual Early Termination Date applying to each particular Designated Transaction, or if no such Early Termination Date shall have occurred, calculated as if an Early Termination Date occurred on the date of application or distribution hereunder) or any part thereof payable to the Creditor Parties under the Finance Documents

(c)
THIRD: (if an Event of Default has occurred and is continuing at the time any sums received or recovered are being applied in accordance with this Clause 17.1 (Normal order of application)) in retention of an amount equal to any amount not then due and payable under any Finance Document, but which the Facility Agent, by notice to the Borrowers, the Security Parties and the other Creditor Parties, states in its opinion will or may become due and payable in the future and, upon those amounts becoming due and payable, in or towards satisfaction of them in accordance with the foregoing provisions of this Clause 17 (Application of Receipts); and

(d)
FOURTH: (if an Event of Default has occurred and is continuing at the time any sums received or recovered are being applied in accordance with this Clause 17.1 (Normal order of application)) in retention of an amount equal to any amount not then due under and payable under the Master Agreement but which the Swap Bank, by notice to the Borrowers, the Security Parties and the other Creditor Parties, states in its opinion will or may become due and payable in the future and, upon those amounts becoming due and payable, in or towards satisfaction of them in accordance with the foregoing provisions of this Clause 17 (Application of Receipts); and

(e)	FIFTH: any surplus shall be paid to the Borrowers or to any other person appearing to be entitled to it.

17.2	Variation of order of application

The Facility Agent may, with the authorisation of all the Lenders, by notice to the Borrowers, the Security Parties and the other Creditor Parties provide for a different manner of application from that set out in Clause 17.1 (Normal order of application) either as regards a specified sum or sums or as regards sums in a specified category or categories, without affecting the obligations of the Borrowers to the Creditor Parties.

17.3	Notice of variation of order of application

The Facility Agent may give notices under paragraph (a) of Clause 17 (Normal order of application) from time to time; and such a notice may be stated to apply not only to sums which may be received or recovered in the future.

17.4	Appropriation rights overridden

This Clause 17 (Application of Receipts) and any notice which the Facility Agent gives under paragraph (a) of Clause 17.1 (Normal order of application) shall override any right of appropriation possessed, and any appropriation made, by the Borrowers or any Security Party.

18	APPLICATION OF EARNINGS

18.1	General

The Borrowers, jointly and severally, undertake with each Creditor Party to procure that each Owner shall ensure that, throughout the Security Period (and subject only to the provisions of the General Assignment to which that Owner is a party) that it will:

(a)
prior to the first Drawdown Date open the Credit Support Annex Collateral Account with the Account Bank and prior to the Drawdown Date of each Advance procure to be opened and maintained the Earnings Account of each Borrower or the Owner to which that Advance relates with the Account Bank; and

(b)	ensure and procure that all moneys payable to each Owner in respect of the Earnings of the Vessel owned by that Owner and the Insurances thereon shall, unless and until the Facility Agent (acting on the instructions of the Majority Lenders) directs to the contrary pursuant to the Finance Documents, be paid to the relevant Earnings Account free from Security Interests and rights of set off other than those created by or under the Finance Documents and shall be held there on trust for the Lenders and shall be applied as provided in Clause 18.2 (Application of Earnings),

Provided, always, that any moneys received in a currency other than Dollars, may be converted in Dollars by the Facility Agent at the Facility Agent’s spot rate of exchange.

18.2	Application of Earnings

Unless and until an Event of Default shall have occurred and is continuing (whereupon the provisions of Clause 17 (Application of Receipts) shall be applicable), and subject to the terms and conditions of the relevant Accounts Pledge Agreement, no monies shall be withdrawn from the Earnings Accounts (or any of them) save as hereinafter provided and all monies paid to the Earnings Accounts (whether being Earnings or not) after discharging the costs (if any) incurred by the Creditor Parties, in collecting such monies, shall be applied by the Facility Agent as follows:

(a)
first: in or towards payment of any arrears of interest and principal of the Loan due and payable and any and all other sums whatsoever which from time to time become due and payable to the Creditor Parties hereunder (such sums to be paid in such order as the Facility Agent may in its  sole discretion elect); and

(b)	second: any balance shall be available to the Owners to be used for any purpose not inconsistent with the other obligations of the Owners under this Agreement.

18.3	Borrowers’ obligations unaffected

The provisions of this Clause 18 (Application of Earnings) do not affect:

(a)
the liability and absolute obligation of the Borrowers to repay the Loan and pay interest thereon on the due dates as provided in Clauses 5 (Interest) and 6 (Interest Periods) and Clause 8 (Repayment-Prepayment) nor shall they constitute or be construed as constituting a manner of postponement thereof; or

(b)	any other liability or obligation of the Borrowers or any other Security Party under any Finance Document.

18.4	Interest accrued on the Accounts

Any credit balance on an Account shall bear interest at the rate from time to time offered by the Facility Agent to its customers for Dollar deposits of similar amounts and for periods similar to those for which such balances appear to the Facility Agent likely to remain on that Account.

18.5	Re-location of Accounts

The Borrowers shall and procure that each  Owner shall promptly:

(a)	comply with any reasonable requirement of the Facility Agent as to the location or re-location of the Accounts (or any of them); and

(b)
execute any documents which the Facility Agent specifies to create or maintain in favour of the Security Agent a Security Interest over (and/or rights of set-off, consolidation or other rights in relation to) the Accounts (or any of them).

18.6	Accounts: withdrawals

No Owner shall make any withdrawals from its Earnings Account otherwise than as provided in Clause 18.2 (Application of Earnings), Provided that, if an Owner wishes to make a withdrawal during the grace period referred to in paragraph (a) of Clause 19.1 (Events of Default) it may only make such withdrawal with the prior written consent of the Facility Agent, unless during such grace period the relevant payment referred to in paragraph (a) of Clause 19.1 (Events of Default) has been made rendering such grace period redundant.

18.7	Debits for principal, interest, expenses etc.

The Facility Agent is hereby irrevocably authorised by each of the Borrowers and each Owner  from time to time (either before or after the occurrence of an Event of Default and subject to prior written notice being served to the Borrowers whilst no Event of Default is continuing) to apply on the last day of each Interest Period and on each Repayment Date any and all amounts standing to the credit of the Earnings Accounts (or any of them) towards pro tanto satisfaction of the Borrowers' obligations to any Creditor Party in respect of the repayment of principal of and the payment of interest on the Loan, or any part thereof due and payable on each such date, together with all moneys expended or liabilities incurred by any Creditor Party as described in Clauses 7 (Default Interest), 20 (Fees and Expenses) and 21 (Indemnities).

18.8	No Security Interests

Each of the Borrowers, the Owners and the Holding Guarantor hereby covenants with the Creditor Parties that none of the Accounts and/or any moneys therein shall be charged, assigned, transferred or pledged nor shall there be granted by the Borrowers (or either of them) or any Guarantor or suffered to arise any third party rights over or against the whole or any part of any of the Accounts other than in favour of the Lenders or the Security Agent as promised herein and in the relevant General Assignment.

18.9	Application after occurrence of an Event of Default

After the occurrence of an Event of Default which is continuing the Account Bank shall be entitled, but not bound, to apply the balance (if any) including any accrued interest standing to the credit of the Accounts (or any of them) in accordance with the provisions of Clause 17 (Application of receipts).

18.10	Operation of the Accounts - General Terms and Conditions

Each Account shall be operated by the relevant Owner or, as the case may be, the relevant Cash Collateral Account Holder to the degree permitted by this Agreement and the relevant General Assignment in accordance with the Account Bank’s usual general terms and conditions (full knowledge of which each of the Owners and the Cash Collateral Account Holder(s) hereby acknowledges) and subject to the Account Bank’s usual charges levied on such accounts and/or transactions conducted on such accounts (as from time to time notified by the Facility Agent and/or the Account Bank to the Borrowers, the Owners and the Cash Collateral Account Holder(s) provided that in case of any conflict between the Account Bank’s usual general terms and conditions and the provisions of this Agreement, the provisions of this Agreement shall prevail.

19	EVENTS OF DEFAULT

19.1	Events of Default

An Event of Default occurs if any of the following occurs and is continuing:

(a)
either Borrower or any other Security Party fails to pay any sum within 3 Business Days of the date such sum is due and payable under a Finance Document or, in the case of any sum expressed to be payable on demand, within 3 Business Days of the Facility Agent's written demand, unless such failure to pay is caused by an administrative error in the banking system and payment of the relevant sum is made within 3 Business Days of its due date; or

(b)
any breach occurs of Clause 9.2 (Waiver of conditions precedent), 10.14 (No money laundering), 11.2 (Title; negative pledge and pari passu ranking), 11.3 (No disposal of assets), 11.14 (Sanctions), 11.15 (No other liabilities or obligations to be incurred), 11.18 (Anti-Corruption), 12.2 (Maintenance of status), 12.3 (Negative undertakings), 13.2 (Maintenance of obligatory insurances), 13.3 (Terms of obligatory insurances), 13.5 (Renewal of obligatory insurances), 13.7 (Copies of certificates of entry) and 14.10 (Compliance with laws etc.) and 15.1 (Financial covenants); or

(c)
(subject to any applicable grace period specified in the Finance Document) any breach by the Borrowers (or either of them) or any other Security Party occurs of any provision of a Finance Document (other than a breach falling within paragraphs (a) or (b) and such breach remains unremedied 20 Business Days after written notice from the Facility Agent requesting action to remedy the same; or

(d)
any representation, warranty or statement made or repeated by, or by an officer of a Borrower or any other Security Party in a Finance Document or in a Drawdown Notice or any other notice or document relating to a Finance Document is untrue or misleading in any material respect when it is made or repeated and the effect of which will be adverse to the Security Interests created pursuant to the Finance Documents or will have a Material Adverse Effect on the performance of the obligations undertaken by the Borrowers (or either of them) and the other Security Parties pursuant to this Agreement or any of the other Finance Documents; or

(e)
any of the following occurs in relation to any Financial Indebtedness of a Relevant Person, which, in the case of either Borrower exceeds, in aggregate, $20,000,000 (or the equivalent in any other currency) and, in the case of each Owner, exceeds, in aggregate, $3,000,000 (or the equivalent in any other currency):

(i)	any Financial Indebtedness of a Relevant Person is not paid when due (after taking into account any applicable grace periods); or

(ii)	any Financial Indebtedness of a Relevant Person is declared due and payable prior to its stated maturity date as a consequence of any event of default; or

(iii)	a lease, hire purchase agreement or charter creating any Financial Indebtedness of a Relevant Person is terminated by the lessor or owner as a consequence of any termination event; or

(iv)	any long-term loan and/or guarantee facility (which is to be used in financing one or more ships or newbuildings) relating to any Financial Indebtedness of a Relevant Person:

(aa)
is capable of being declared and/or becoming due and payable, as a result of a payment default under such facility and a notice of  default (or similar notice setting out the payment default which makes that facility capable of being declared and/or becoming due and payable) has been issued and served on the relevant creditor; or

(bb)	is declared and/or becomes due and payable as a result of any event of default (prior to its maturity), other than a payment default, under such facility; or

(v)
any Security Interest securing any Financial Indebtedness of a Relevant Person becomes enforceable under the circumstances described under sub-paragraphs (f)(iv)(A) and (f)(iv)(B) of this Clause 19.1 (Events of Default) and such enforcement is not cancelled, terminated, withdrawn or suspended within 30 days of being commenced; or

(f)	any of the following occurs in relation to a Relevant Person:

(i)	a Relevant Person becomes unable to pay its debts as they fall due; or

(ii)
any assets of any Owner (other than the Vessel owned by that Owner) having a value of more than Three million Dollars ($3,000,000) (or its equivalent in any other currency) or in the case of either Borrower, of more than twenty  million Dollars ($20,000,000) (or its equivalent in any other currency) are subject to any form of execution, attachment, arrest (excluding, for the avoidance of doubt, by reason of an act or event such as is referred to in paragraph (b) of the definition of "Total Loss" for which the ninety (90) days period is applicable and following the passing of which the provisions of Clause 8.5 would apply), sequestration or distress, which is not discharged within 30 days from the date on which such execution, attachment, arrest, sequestration or distress has been created on such assets; or

(iii)	any administrative or other receiver is appointed over all or a substantial part of the assets of a Relevant Person; or

(iv)	an administrator is appointed (whether by the court or otherwise) in respect of a Relevant Person; or

(v)
any formal declaration of bankruptcy or any formal statement to the effect that a Relevant Person is insolvent, is made by that Relevant Person or by the directors of a Relevant Person or, in any proceedings, by a lawyer acting for a Relevant Person; or

(vi)	a provisional liquidator is appointed in respect of a Relevant Person, a winding up order is made in relation to a Relevant Person or a winding up resolution is passed by a Relevant Person; or

(vii)
a resolution is passed, an administration notice is given or filed, an application or petition to a court is made or presented or any other step is taken by (aa) a Relevant Person, (bb) the members or directors of a Relevant Person, (cc) a holder of Security Interests which together relate to all or substantially all of the assets of a Relevant Person, or (dd) a government minister or public or regulatory authority of a Pertinent Jurisdiction for or with a view to the winding up of a Relevant Person or the appointment of a provisional liquidator or administrator in respect of a Relevant Person, or a Relevant Person ceasing or suspending business operations or payments to creditors, save that this paragraph does not apply to a fully solvent winding up of a Relevant Person which is, or is to be, effected for the purposes of an amalgamation or reconstruction previously approved by the Facility Agent (acting on the instructions of the Majority Lenders) and effected not later than 90 days after the commencement of the winding up and save further that the provisions of this Clause 19(g)(vii) do not apply in the cases of paragraphs (cc) and (dd) if the proposed winding up, appointment of a provisional liquidator or administration is being contested in good faith, on substantial grounds and not with a view to some other insolvency law procedure being implemented instead and either (A) the application or petition is dismissed or withdrawn within 90 days of it being made or presented, or (B) within 90 days of the administration notice being given or filed, or other relevant steps are being taken or other action is taken which will ensure that there will be no administration and (in both cases (A) or (B)) a Relevant Person will continue to carry on its business in the ordinary course and without being the subject of any actual, interim or pending insolvency law procedure; or

(viii)
an administration notice is given or filed, an application or petition to a court is made or presented or any other step is taken by a creditor of a Relevant Person (other than a holder of Security Interests which together relate to all or substantially all of the assets of a Relevant Person) for the winding up of a Relevant Person or the appointment of a provisional liquidator or administrator in respect of a Relevant Person in any Pertinent Jurisdiction, unless the proposed winding up, appointment of a provisional liquidator or administration is being contested in good faith, on substantial grounds and not with a view to some other insolvency law procedure being implemented instead and either (aa) the application or petition is dismissed or withdrawn within 90 days of being made or presented, or (bb) within 90 days of the administration notice being given or filed, or the other relevant steps being taken, other action is taken which will ensure that there will be no administration and (in both cases (aa) or (bb)) a Relevant Person will continue to carry on business in the ordinary way and without being the subject of any actual, interim or pending insolvency law procedure; or

(ix)
a Relevant Person or its directors take any steps (whether by making or presenting an application or petition to a court, or submitting or presenting a document setting out a proposal or proposed terms, or otherwise) with a view to obtaining, in relation to that Relevant Person, any form of moratorium, suspension or deferral of payments, reorganisation of debt (or certain debt) or arrangement with all or a substantial proportion (by number or value) of creditors or of any class of them or any such moratorium, suspension or deferral of payments, reorganisation or arrangement is effected by court order, by the filing of documents with a court, by means of a contract or in any other way at all Provided however:

(i)	a discussion about the possibility of taking any such a step in relation to any of the above during a board meeting, shall not constitute an Event of Default under this Clause 19.(g)(ix);

(ii)
a petition or legal proceedings initiated by a third party, which a Relevant Person can demonstrate to the satisfaction of the Facility Agent (acting upon the instructions of the Majority Lenders) in its absolute discretion, by providing an opinion of leading counsel to that effect, is frivolous, vexatious or an abuse of the process of the court or relates to a claim to which that Relevant Person has a good defence and which is being vigorously contested by that Relevant Person shall not constitute an Event of Default; or

(x)
in a Pertinent Jurisdiction other than England, any event occurs, any proceedings are opened or commenced or any step is taken which, in the reasonable opinion of the Facility Agent, acting on the instructions of the Majority Lenders (having previously received advice of counsel) is similar to any of the foregoing unless the relevant proceedings are being contested in good faith, on substantial grounds and not with a view to some other insolvency law procedure being implemented instead and/or such having been terminated within 90 days of commencement; or

(g)
a Relevant Person ceases or suspends carrying on its business which, in the opinion of the Facility Agent (acting on the instructions of the Majority Lenders) is material in the context of this Agreement and is, in the opinion of the Majority Lenders, likely to have a Material Adverse Effect; or

(h)	it becomes unlawful in any Pertinent Jurisdiction or impossible:

(i)
for a Relevant Person to discharge any liability under a Finance Document or to comply with any other obligation which the Facility Agent (acting on the instructions of the Majority Lenders) considers material under a Finance Document and is, in the opinion of the Majority Lenders, likely to have a Material Adverse Effect; or

(ii)	for the Facility Agent, the Security Agent, the Swap Bank or the Lenders to exercise or enforce any right under, or to enforce any Security Interest created by, a Finance Document,

unless the Majority Lenders are satisfied that through the implementation of alternative arrangements satisfactory to the Majority Lenders the unlawfulness or impossibility will be overcome or rectified within a period of 20 Business Days without jeopardising in any way the position of the Creditor Parties under this Agreement or any of the other Finance Documents or the Security Interests created pursuant to the Finance Documents (and such unlawfulness or impossibility is actually overcome or rectified within such 10-day period); or

(i)
any official consent necessary to enable any Owner to own, operate or charter the Vessel owned by it or to enable any Borrower or any other Security Party to comply with any provision which the Majority Lenders reasonably consider material of a Finance Document is not granted, expires without being renewed, is revoked or becomes liable to revocation or any condition of such a consent is not fulfilled unless the relevant Borrower or other relevant Security Party has obtained a waiver thereof from the relevant authorities; or

(j)
if the common shares of Borrower A and following the Spin-Off Completion Date the Holding Guarantor cease to be listed on the New York Stock Exchange or any other stock exchange acceptable to the Facility Agent unless following such delisting (i)

 there is no Change of Control and (ii) the Borrower complies with Clause 15.1 (Financial Covenants); or

(k)	without the prior consent of the Lenders, a Change of Control occurs; or

(l)
any provision which the Facility Agent (acting on the instructions of the Majority Lenders) reasonably considers material of a Finance Document proves to have been or becomes invalid or unenforceable, or a Security Interest created by a Finance Document proves to have been or becomes invalid or unenforceable or such a Security Interest proves to have ranked after, or loses its priority to, another Security Interest or any other third party claim or interest; or

(m)	the security constituted by a Finance Document is in any way imperilled or in jeopardy; or

(n)
either Borrower or any Security Party or any other person (other than a Creditor Party) repudiates any of the Finance Documents to which that Borrower or that Security Party or person is a party or evidences an intention to do so; or

(o)
any other event occurs or any other circumstances arise or develop including, without limitation, a Material Adverse Change in the financial position of Borrower A or, as the case may be, following the Spin-Off Completion Date, Borrower B or the Holding Guarantor or an Owner in the light of which the Majority Lenders reasonably consider that there is a significant risk that the Borrower A or, as the case may be following the Spin-Off Completion Date, Borrower B or the Holding Guarantor or any other Security Party is, or will later become, unable to discharge its liabilities under the Finance Documents as they fall due;

(p)
a Vessel is arrested, confiscated, seized, taken in execution, impounded, forfeited, detained (excluding by reason of an act or event such as is referred to in paragraph (b) of the definition of "Total Loss" for which the ninety (90) days period is applicable and following the passing of which the provisions of Clause 8.5 would apply) in exercise or purported exercise of any possessory lien or other claim or otherwise taken from the possession of the Owner thereof and that Owner shall fail to procure the release of that Vessel within a period of sixty (60) days thereafter; or

(q)
the registration of a Vessel under the laws and flag of the Approved Flag State is cancelled or terminated without the prior written consent of the Facility Agent (acting on the instructions of the Majority Lenders) due to any act or omission on behalf of the Owner thereof and is not restored within fifteen (15) Business Days from the day of such cancellation or termination; or

(r)
the Flag State of a Vessel becomes involved in hostilities or civil war or there is a seizure of power in such Flag State by unconstitutional means if, in any such case, such event could in the opinion of the Facility Agent (acting on the instructions of the Majority Lenders) reasonably be expected to have a Material Adverse Effect unless that Vessel is re-flagged by the Owner thereof  within ten (10) days from the outbreak of hostilities or civil war or from the day of seizure of power in such Flag State by unconstitutional means on the security constituted by any of the Finance Documents; or

(s)	any Event of Default or Termination Event (as howsoever described or defined in the Master Agreement) occurs under the Master Agreement which is not remedied or waived.

19.2	Actions following an Event of Default

On, or at any time after, the occurrence of an Event of Default and while the same is continuing:

(a)	the Facility Agent shall, if so instructed by the Majority Lenders:

(i)	serve on the Borrowers a notice stating that all or part of the Commitments and of other obligations of each Lender to the Borrowers under this Agreement are cancelled; and/or

(ii)
serve on the Borrowers a notice stating that all or part of the Loan, all or any accrued interest and all or any other amounts accrued or owing under this Agreement are immediately due and payable or are due and payable on demand; and/or

(iii)
take any other action which, as a result of the Event of Default which is continuing or any notice served under paragraph (i) or (ii), the Facility Agent and/or the Lenders are entitled to take under any Finance Document or any applicable law and the Facility Agent may, without being instructed by the Majority Lenders, take any action (other than that referred to in paragraphs (1) or (ii)) which, as a result of the Event of Default which is continuing, the Facility Agent is entitled to take under any Finance Document or any applicable law; and/or

(b)
the Security Agent shall, if so instructed by the Facility Agent, acting with the authorisation of the Majority Lenders, take any action which, as a result of the Event of Default which is continuing or any notice served under sub-paragraph (a)(i) and (a)(ii), the Security Agent, the Facility Agent and/or the Lenders and/or the Swap Bank are entitled to take under any Finance Document or any applicable law and the Security Agent may, without being instructed by the Facility Agent or the Majority Lenders, take any action which, as a result of the Event of Default which is continuing, the Security Agent is entitled to take under any Finance Document or any applicable law.

19.3	Termination of Commitments

On the service of a notice under paragraph (a)(i) of Clause 19.2 (Actions following an Event of Default), the Commitments (or the relevant part thereof) and all other or the relevant obligations of each Lender to the Borrowers under this Agreement shall be cancelled.

19.4	Acceleration of Loan

On the service of a notice under sub-paragraph (a)(i) of Clause 19.2 (Actions following an Event of Default) all or, as the case may be, the relevant part of the Loan, all accrued interest and all other amounts accrued or owing from the Borrowers under this Agreement and every other Finance Document shall become immediately due and payable or, as the case may be, payable on demand.

19.5	Multiple notices

The Facility Agent may serve notices under paragraphs (a)(i) or (a)(ii) of Clause 19.2  (Actions following an Event of Default) simultaneously or on different dates and it and/or the Security Agent may take any action referred to in Clause 19.2  (Actions following an Event of Default)

simultaneously with or at any time after the service of both or either of such notices, it being understood and agreed that the non-service of a notice in respect of an Event of Default hereunder, or under any of the Finance Documents (whether known to the Lenders or not), shall not be construed to mean that the Event of Default shall cease to exist and bring about its lawful consequences.

19.6	Notification of Creditor Parties and Security Parties

The Facility Agent shall send to each Lender, the Security Agent and each Security Party a copy or the text of any notice which the Facility Agent serves on the Borrowers under Clause 19.2 (Actions following an Event of Default); but the notice shall become effective when it is served on the Borrowers, and no failure or delay by the Facility Agent to send a copy or the text of the notice to any other person shall invalidate the notice or provide the Borrowers or any other Security Party with any form of claim or defence.

19.7	Creditor Party rights unimpaired

Nothing in this Clause 19 (Events of Default) shall be taken to impair or restrict the exercise of any right given to individual Creditor Parties under a Finance Document or the general law; and, in particular, this Clause 19 (Events of Default) is without prejudice to Clause 3.1 (Interests of Lenders several).

19.8	Exclusion of Creditor Party liability

No Creditor Party, and no receiver or manager appointed by the Security Agent, shall have any liability to the Borrowers or any other Security Party:

(a)
for any loss caused by an exercise of rights under, or enforcement of a Security Interest created by, a Finance Document or by any failure or delay to exercise such a right or to enforce such a Security Interest; or

(b)
as mortgagee in possession or otherwise, for any income or principal amount which might have been produced by or realised from any asset comprised in such a Security Interest or for any reduction (however caused) in the value of such an asset, except that this does not exempt a Creditor Party or a receiver or manager from liability for losses shown to have been caused by the dishonesty, the gross negligence or the wilful misconduct of such Creditor Party's own officers and employees or (as the case may be) such receiver's or manager's own partners or employees.

19.9	Relevant Persons

In this Clause 19 (Events of Default), a "Relevant Person" means each of the Borrowers, the Holding Guarantor and the Owners.

19.10	Interpretation

In paragraph (f) of Clause 19 (Events of Default) references to an event of default or a termination event include any event, howsoever described, which is similar to an event of default in a facility agreement or a termination event in a finance lease; and in paragraph (g) of Clause 19 (Events of Default) "petition" includes an application.

19.11	Position of Swap Bank

Neither the Facility Agent nor the Security Agent shall be obliged, in connection with any action taken or proposed to be taken under or pursuant to the foregoing provisions of this Clause 19 to have any regard to the requirements of the Swap Bank except to the extent that the Swap Bank is also a Lender.

20	FEES AND EXPENSES

20.1	Fees

(a)
Commitment Fee: The Borrowers shall pay (or, as the case may be, have paid), to the Facility Agent quarterly in arrears and on each Drawdown Date during the period from (and including) the date of this Agreement to the earlier of (i) the Drawdown Date last to occur and (ii) the last day of the Availability Period (and on the last day of that period) for the account of the Lenders, a commitment commission at the rate of [***] per annum (the “Commitment Commission”) on the undrawn and uncancelled amount of the Total Commitments for distribution among the Lenders pro rata to their Commitments, Provided that no Commitment Commission shall be payable to the Facility Agent (for the account of a Lender) on the Commitment of that Lender for any day on which that Lender is a Defaulting Lender.

(b)
Evaluation Costs and Expenses: an amount equal to zero point five zero per cent (0.50%) of the amount of each Advance, representing its cost and expenses for the evaluation of the Commitment and the terms on which it shall be made available (as outlined in this Agreement) and the arrangement of the drawdown of the Loan, whether in whole or in part, together with any VAT thereon (if applicable) (the “Evaluation Costs and Expenses”), which shall be payable to the Facility Agent by way of set-off on the Drawdown Date of that Advance.

20.2	Costs of negotiation, preparation etc.

The Borrowers shall pay to the Facility Agent on its demand the amount of all reasonable and documented expenses incurred by the Facility Agent or the Security Agent in connection with the negotiation, preparation, execution or registration of any Finance Document or any related document or with any transaction contemplated by a Finance Document or a related document.

20.3	Costs of variations, amendments, enforcement etc.

The Borrowers shall pay to the Facility Agent, on the Facility Agent's demand, for the account of the Creditor Party concerned the amount of all documented expenses incurred by a Creditor Party in connection with:

(a)
any amendment or supplement to a Finance Document, or any proposal for such an amendment to be made which results from a request made by the Borrowers, the occurrence of an Event of Default or a change of law (including, without limitation, the application or interpretation thereof);

(b)	any consent or waiver by the Lenders, the Majority Lenders or the Creditor Party concerned under or in connection with a Finance Document, or any request for such a consent or waiver; or

(c)
any step taken by the Creditor Party concerned with a view to the protection, exercise or enforcement of any right or Security Interest created by a Finance Document or for any similar purpose or for any similar purpose including, without limitation, any proceedings to recover or retain proceeds of enforcement or any other proceedings following enforcement proceedings until the date all Outstanding Indebtedness to the Creditor Parties under the Finance Documents and any other Pertinent Document is repaid in full.

There shall be recoverable under paragraph (c) the full amount of all legal expenses, whether or not such as would be allowed under rules of court or any taxation or other procedure carried out under such rules.

20.4	Documentary taxes

The Borrowers shall promptly pay any tax or duty payable on or by reference to any Finance Document, and shall, on the Facility Agent's demand, fully indemnify each Creditor Party against any claims, expenses, liabilities and losses resulting from any failure or delay by the Borrowers to pay such a tax or duty (but this does not extend to duties or taxes arising as a result of a transfer under Clause 26.2 (Transfer by a Lender)).

20.5	Certification of amounts

A notice which is signed by 2 officers of a Creditor Party, which states that a specified amount, or aggregate amount, is due to that Creditor Party under this Clause 20 (Fees and Expenses) and which indicates the matters in respect of which the amount, or aggregate amount, is due shall be prima facie evidence that the amount, or aggregate amount, is due.  Upon request by the Borrowers, the Facility Agent shall provide details of the relevant amounts together with supporting documents.

21	INDEMNITIES

21.1	Indemnities regarding borrowing and repayment of Loan

The Borrowers shall fully indemnify the Facility Agent, each Lender on the Facility Agent's demand and the Security Agent on its demand in respect of all claims, expenses, liabilities and losses which are made or brought against or incurred by that Creditor Party (unless caused by the gross negligence or the wilful misconduct of that Creditor Party or of its agents or employees), or which that Creditor Party reasonably and with due diligence estimates that it will incur, as a result of or in connection with:

(a)	an Advance not being borrowed on the date specified in the relevant Drawdown Notice for any reason other than a default by the Lender claiming the indemnity;

(b)	the receipt or recovery of all or any part of the Loan or an overdue sum otherwise than on the last day of an Interest Period or other relevant period;

(c)
any failure (for whatever reason) by the Borrowers (or either of them) to make payment of any amount due under a Finance Document on the due date or, if so payable, on demand (after giving credit for any default interest paid by the Borrowers on the amount concerned under Clause 7 (Default Interest)), including but not limited to any costs and expenses of enforcing any Security Interests created by the Finance Documents and any claims, liabilities and losses which may be brought against, or incurred by, a Creditor Party when enforcing any Security Interests created by the Finance Documents; and

(d)	the occurrence of an Event of Default which is continuing and/or the acceleration of repayment of the Loan under Clause 19 (Events of Default),

and in respect of any tax (other than tax on its overall net income, a FATCA Deduction) for which a Creditor Party is liable in connection with any amount paid or payable to that Creditor Party (whether for its own account or otherwise) under any Finance Document.

21.2	Break Costs

Without limiting the generality of Clause 21.1 (Indemnities regarding borrowing and repayment of Loan), the Borrowers shall be deemed to have complied with their obligations under paragraph (b) of Clause 21 (Indemnities regarding borrowing and repayment of Loan) as regards the Loan (but not any other overdue sum) by, within 5 Business Days of demand by a Creditor Party, paying to that Creditor Party its Break Costs attributable to all or any part of the Loan being paid by the Borrowers on a day other than the last day of an Interest Period. Each Creditor Party shall, as soon as reasonably practicable after a demand by the Facility Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

21.3	Miscellaneous indemnities

The Borrowers shall fully indemnify each Creditor Party severally on their respective demands in respect of all claims, expenses, liabilities and losses which may be made or brought against or incurred by a Creditor Party, in any country, as a result of or in connection with any Environmental Claim or otherwise howsoever arising out of any Environmental Incident or in connection with any breach of any Sanctions by a Security Party.

21.4	Currency indemnity

(a)
If any sum due from the Borrowers (or either of them) or any other Security Party to a Creditor Party under a Finance Document or under any order or judgment relating to a Finance Document has to be converted from the currency in which the Finance Document provided for the sum to be paid (the "Contractual Currency") into another currency (the "Payment Currency") for the purpose of:

(i)	making or lodging any claim or proof against the Borrowers or any other Security Party, whether in its liquidation, any arrangement involving it or otherwise; or

(ii)	obtaining an order or judgment from any court or other tribunal; or

(iii)	enforcing any such order or judgment,

the Borrowers shall indemnify the Creditor Party concerned against the loss arising when the amount of the payment actually received by that Creditor Party is converted at the available rate of exchange into the Contractual Currency.

(b)
In this Clause 21.4 (Currency indemnity) the "available rate of exchange" means the rate at which the Creditor Party concerned is able at the opening of business (London time) on the Business Day after it receives the sum concerned to purchase the Contractual Currency with the Payment Currency.

(c)
This Clause 21.4 (Currency indemnity) creates a separate liability of the Borrowers which is distinct from their other liabilities under the Finance Documents and which shall not be merged in any judgment or order relating to those other liabilities.

21.5	Application to Master Agreement

For the avoidance of doubt, Clause 21.4 (Currency indemnity) does not apply in respect of sums due from the Borrowers to the Swap Bank under or in connection with the Master Agreement as to which sums the provisions of section 8 (Contractual Currency) of the Master Agreement shall apply.

21.6	Certification of amounts

A notice which is signed by 2 officers of a Creditor Party, which states that a specified amount, or aggregate amount, is due to that Creditor Party under this Clause 21 (Indemnities) and which indicates (without necessarily specifying a detailed breakdown) the matters in respect of which the amount, or aggregate amount, is due shall be prima facie evidence that the amount, or aggregate amount, is due.  Upon request by the Borrowers, the Facility Agent shall provide details of the relevant amounts together with supporting documents.

21.7	Sums deemed due to a Lender

For the purposes of this Clause 21 (Indemnities), a sum payable by the Borrowers to the Facility Agent or the Security Agent for distribution to a Lender shall be treated as a sum due to that Lender.

22	NO SET-OFF OR TAX DEDUCTION

22.1	No deductions

All amounts due from the Borrowers under a Finance Document shall be paid:

(a)	without any form of set‑off, cross-claim or condition; and

(b)	free and clear of any tax deduction except a tax deduction which the Borrowers are required by law to make.

22.2	Grossing-up for taxes

If, at any time, the Borrowers (or either of them) is/are required by law to make a tax deduction from any payment due under a Finance Document:

(a)	the Borrowers shall notify the Facility Agent as soon as it becomes aware of the requirement;

(b)	the Borrowers or the relevant Borrower shall pay the tax deducted to the appropriate taxation authority promptly, and in any event before any fine or penalty arises; and

(c)	the amount due in respect of the payment shall be increased by the amount necessary to ensure that each Creditor Party receives and retains (free from any liability relating to the tax deduction) a net amount which, after the tax deduction, is equal to the full amount which it would otherwise have received.

22.3	Evidence of payment of taxes

Within one (1) month after making any tax deduction, the Borrowers shall deliver to the Facility Agent documentary evidence satisfactory to the Facility Agent that the tax had been paid to the appropriate taxation authority.

22.4	Exclusion of tax on overall net income

In this Clause 22 (No set-off or Tax Deduction) "tax deduction" means any deduction or withholding for or on account of any present or future tax except tax on a Creditor Party's overall net income or a FATCA Deduction.

22.5	Claw-back of tax benefit

If, following any such deduction or withholding as is referred to in Clause 22.2 (Grossing-up for taxes) from any payment by the Borrowers (or either of them), a Lender shall receive or be granted a credit against or remission for any taxes payable by it, such Lender shall, subject to the Borrowers having made any increased payment in accordance with Clause 22.2 (Grossing-up for taxes) and to the extent that such Lender can do so without prejudicing the retention of the amount of such credit or remission and without prejudice to the right of such Lender to obtain any other relief or allowance which may be available to it, reimburse the Borrowers with such amount as such Lender shall certify (attaching supporting documentation unless the relevant Lender is prohibited from disclosing any such documentation) to be the proportion of such credit or remission as will leave such Lender (after such reimbursement) in no worse position than it would have been in had there been no such deduction or withholding from the payment by the Borrowers as aforesaid.  Such reimbursement shall be made forthwith upon such Lender certifying that the amount of such credit or remission has been received by it.  Nothing contained in this Agreement shall oblige a Lender to rearrange its tax affairs or to disclose any information regarding its tax affairs and computations.  Without prejudice to the generality of the foregoing, the Borrowers shall not, by virtue of this Clause 22.5 (Claw-back of tax benefit), be entitled to enquire about a Lender's tax affairs.

22.6	FATCA information

(a)	Subject to paragraph (c) below, each party to the Finance Documents shall, within 10 Business Days of a reasonable request by another party to the Finance Documents:

(i)	confirm to that other party whether it is:

(A)	a FATCA Exempt Party; or

(B)	not a FATCA Exempt Party; and

(ii)
supply to that other party such forms, documentation and other information relating to its status under FATCA (including its applicable "passthru payment percentage" or other information required under the US Treasury Regulations or other official guidance including intergovernmental agreements) as that other party reasonably requests for the purposes of that other party's compliance with FATCA;

(b)
if a party to any Finance Document confirms to another party pursuant to sub-paragraph (i) of paragraph (a) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not, or has ceased to be a FATCA Exempt Party, that party shall notify that other party reasonably promptly;

(c)	paragraph (a) above shall not oblige any Creditor Party to do anything which would or might in its reasonable opinion constitute a breach of:

(i)	any law or regulation;

(ii)	any fiduciary duty; or

(iii)	any duty of confidentiality;

(d)
if a party to any Finance Document fails to confirm its status or to supply forms, documentation or other information requested in accordance with paragraph (a) above (including, for the avoidance of doubt, where paragraph (c) above applies), then:

(i)	if that party failed to confirm whether it is (and/or remains) a FATCA Exempt Party then such party shall be treated for the purposes of the Finance Documents as if it is not a FATCA Exempt Party; and

(ii)
if that party failed to confirm its applicable "passthru payment percentage" then such party shall be treated for the purposes of the Finance Documents (and payments made thereunder) as if its applicable "passthru payment percentage" is 100%, until (in each case) such time as the party in question provides the requested confirmation, forms, documentation or other information.

22.7	FATCA Deduction

(a)
Each party to a Finance Document may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and shall not be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(b)
Each party to a Finance Document shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), notify the party to a Finance Document to whom it is making the payment and, in addition, shall notify the Borrowers and the Facility Agent and the Facility Agent shall notify the other Creditor Parties.

22.8	Value Added Tax

The Borrowers agree that:

(a)
all amounts expressed to be payable under a Finance Document by any party to a Creditor Party shall be deemed to be exclusive of any VAT.  If VAT is chargeable on any supply made by a Creditor Party to any party in connection with a Finance

Document, that party shall pay to that Creditor Party (in additional to and at the same time as paying the consideration) an amount equal to the amount of the VAT; and

(b)
where a Finance Document requires any party to reimburse a Creditor Party for any costs or expenses, that party shall also at the same time pay and indemnify that Creditor Party against all VAT incurred by that Creditor Party in respect of the costs or expenses to the extent that that Creditor Party reasonably determines that it is not entitled to credit or repayment of the VAT.

22.9	Application to Master Agreement

For the avoidance of doubt, Clause 22 does not apply in respect of sums due from the Borrowers to the Swap Bank under or in connection with the Master Agreement as to which sums the relevant provisions of the Master Agreement shall apply.

23	ILLEGALITY, ETC.

23.1	Illegality

This Clause 23 (Illegality, etc.) applies if a Lender (the "Notifying Lender") notifies the Facility Agent that it has become, or will with effect from a specified date, become:

(a)	unlawful or prohibited as a result of the introduction of a new law, an amendment to an existing law or a change in the manner in which an existing law is or will be interpreted or applied; or

(b)	contrary to, or inconsistent with, any regulation,

for the Notifying Lender to maintain or give effect to any of its obligations under this Agreement in the manner contemplated by this Agreement or to fund or maintain its participation in the Loan or to determine or charge interest rates based upon Term SOFR.

23.2	Notification of illegality

The Facility Agent shall promptly notify the Borrowers, the Security Parties, the Security Agent and the other Lenders of the notice under Clause 23.1 (Illegality) which the Facility Agent receives from the Notifying Lender.

23.3	Prepayment; termination of Commitment

On the Facility Agent notifying the Borrowers under Clause 23.2 (Notification of illegality), the Notifying Lender's Commitment shall terminate; and thereupon or, if later, on the date specified in the Notifying Lender's notice under Clause 23.1 (Illegality) as the date on which the notified event would become effective the Borrowers shall prepay the Notifying Lender's Contribution in accordance with Clause 8 (Repayment and Prepayment).

23.4	Mitigation

If circumstances arise which would result in a notification under Clause 23.1 (Illegality) then, without in any way limiting the rights of the Notifying Lender under Clause 23.3 (Prepayment; termination of Commitment), the Notifying Lender shall use reasonable endeavours to transfer its obligations, liabilities and rights under this Agreement and the Finance Documents to another office or financial institution not affected by the circumstances but the Notifying Lender shall not be under any obligation to take any such action if, in its opinion, to do would or might:

(a)	have an adverse effect on its business, operations or financial condition; or

(b)	involve it in any activity which is unlawful or prohibited or any activity that is contrary to, or inconsistent with, any regulation; or

(c)	involve it in any expense (unless indemnified to its satisfaction) or tax disadvantage.

24	INCREASED COSTS

24.1	Increased costs

This Clause 24 (Increased Costs) applies if a Lender (the "Notifying Lender") notifies the Facility Agent that the Notifying Lender considers that as a result of:

(a)
the introduction or alteration after the date of this Agreement of a law or regulation or an alteration after the date of this Agreement in the manner in which a law or regulation is interpreted or applied;

(b)
complying with any law or regulation (including any which relates to capital adequacy or liquidity controls or which affects the manner in which the Notifying Lender allocates capital resources to its obligations under this Agreement, which laws or regulations shall include, for the avoidance of doubt, the Basel II Accord) which is introduced, or altered, or the interpretation or application of which is altered, after the date of this Agreement; or

(c)
the implementation or application of, or compliance with, Basel III or any law or regulation which implements or applies Basel III, the effect of which is not able to be reasonably calculated and quantified as at the date of this Agreement,

(disregarding any effect which relates to the application to payments under this Agreement of a tax on the overall net income received or receivable (but not any sum deemed to be received or receivable) by the relevant Creditor Parties), the Notifying Lender has incurred or will incur an "increased cost".

24.2	Meaning of "increased cost"

In this Clause 24 (Increased Costs), "increased cost" means, in relation to a Notifying Lender:

(a)
an additional or increased cost incurred as a result of, or in connection with, the Notifying Lender having entered into, or being a party to, this Agreement or a Transfer Certificate, of funding or maintaining its Commitment or Contribution or performing its obligations under this Agreement, or of having outstanding all or any part of its Contribution or other unpaid sums;

(b)	a reduction in the amount of any payment to the Notifying Lender under this Agreement or in the effective return which such a payment represents to the Notifying Lender or on its capital;

(c)
an additional or increased cost of funding all or maintaining all or any of the advances comprised in a class of advances formed by or including the Notifying Lender's Contribution or (as the case may require) the proportion of that cost attributable to the Contribution; or

(d)
a liability to make a payment, or a return foregone, which is calculated by reference to any amounts received or receivable by the Notifying Lender under this Agreement, but not (aa) an item attributable to a change in the rate of tax on the overall net income of the Notifying Lender or (bb) an item covered by the indemnity for tax in Clause 21.1 (Indemnities regarding borrowing and repayment of Loan) or by Clause 22 (No set-off or Tax Deduction), (cc) a FATCA Deduction or (dd) an item:

(i)	attributable to a change in the weighting approach adopted by the Notifying Lender pursuant to the Basel II Accord;

(ii)	arising from a decision by the Notifying Lender to adopt or implement a law or regulation which is not mandatorily applicable to it at the time it adopts such law or regulation; or

(iii)	arising from a law or regulation applicable only to the Notifying Lender if the imposition of such law or regulation arises from the Notifying Lender's own behaviour,

but only to the extent that the Notifying Lender determines it did or would have occurred the same level of increased costs as at the date of this Agreement and by reference to the facts and circumstances prevailing at that time.

24.3	Exception

Nothing in Clause 24.1 (Increased Cost) shall entitle the Lenders to receive any amount in respect of compensation for any such liability to Taxes, increased or additional cost, reduction, payment, foregone return or loss to the extent that the same is subject of an additional payment under Clause 22.2 (Grossing up for Taxes).

24.4	Notification to Borrowers of claim for increased costs

The Facility Agent shall promptly notify the Borrowers and the Security Parties of the notice which the Facility Agent received from the Notifying Lender under Clause 24.1 (Increased costs).

24.5	Payment of increased costs

The Borrowers shall pay to the Facility Agent, on the Facility Agent's demand, for the account of the Notifying Lender the amounts which the Facility Agent from time to time notifies the Borrowers that the Notifying Lender has specified to be necessary to compensate the Notifying Lender for the increased cost (subject to providing the Borrowers with supporting documentation unless the Notifying Lender is prohibited from disclosing such documentation). A claim under Clause 24.1 (Increased costs) may be made at any time and must be discharged by the Borrowers on the next Interest Payment Date or alternatively within three (3) days of demand by the Facility Agent. It shall not be a defence to a claim by a Lender under this Clause 24.4 (Notification to Borrowers for increased costs) that any increased cost or reduction could have been avoided by such Lender. Any amount due from the Borrowers under Clause 24.1 (Increased costs) shall be due as a separate debt and shall not be affected by judgement being obtained for any other sums due under or in respect of this Agreement,

24.6	Notice of prepayment

If the Borrowers are not willing to continue to compensate the Notifying Lender for the increased cost under Clause 24.5 (Payment of increased costs), the Borrowers may give the Facility Agent not less than 3 days' notice of its intention to prepay the Notifying Lender's Contribution at the end of an Interest Period.

24.7	Prepayment; termination of Commitment

A notice under Clause 24.6 (Notice of prepayment) shall be irrevocable; the Facility Agent shall promptly notify the Notifying Lender of the Borrowers' notice of intended prepayment; and:

(a)	on the date on which the Facility Agent serves that notice, the Commitment of the Notifying Lender shall be cancelled; and

(b)
on the date specified in its notice of intended prepayment, the Borrowers shall prepay (without premium or penalty) the Notifying Lender's Contribution, together with accrued interest thereon at the applicable rate plus the Applicable Margin.

24.8	Application of prepayment

Clause 8 (Repayment and Prepayment) shall apply in relation to the prepayment.

25	SET-OFF

25.1	Application of credit balances

Each Creditor Party (without prejudice to each Creditor Party’s rights under the Accounts Pledge Agreements and the Credit Support Annex Collateral Account Pledge Agreement) may with prior written notice to the Borrowers (other than at any time whilst an Event of Default is continuing in which case no such notice shall be required):

(a)
apply any balance (whether or not then due) which at any time stands to the credit of any account in the name of the Borrowers or a Borrower at any office or branch in any country of that Creditor Party in or towards satisfaction of any sum then due from the Borrowers to that Creditor Party under any of the Finance Documents; and

(b)	for that purpose:

(i)	break, or alter the maturity of, all or any part of a deposit of either Borrower;

(ii)	convert or translate all or any part of a deposit or other credit balance into Dollars; and/or

(iii)
enter into any other transaction, execute such document or make any entry in the name of any of the Borrowers and/or the Creditor Party with regard to the credit balance which the Creditor Party considers appropriate.

25.2	Existing rights unaffected

No Creditor Party shall be obliged to exercise any of its rights under Clause 25.1 (Application of credit balances); and those rights shall be without prejudice and in addition to any right of set-off, combination of accounts, charge, lien or other right or remedy to which a Creditor Party is entitled (whether under the general law or any document).

25.3	Sums deemed due to a Lender

For the purposes of this Clause 25 (Set-off), a sum payable by the Borrowers to the Facility Agent or the Security Agent for distribution to, or for the account of, a Lender shall be treated as a sum due to that Lender; and each Lender's proportion of a sum so payable for distribution to, or for the account of, the Lenders shall be treated as a sum due to such Lender.

25.4	No Security Interest

This Clause 25 (Set-off) gives the Creditor Parties a contractual right of set-off only, and does not create any equitable charge or other Security Interest over any credit balance of the Borrowers.

26	TRANSFERS AND CHANGES IN LENDING OFFICES

26.1	Transfer by Borrowers

No Borrower may, without the consent of the Facility Agent, given on the instructions of all the Lenders, transfer any of its rights, liabilities or obligations under any Finance Document.

26.2	Transfer by a Lender

Subject to Clause 26.4 (Effective Date of Transfer Certificate) and the other provisions of this Clause 26.2 (Transfer by a Lender), a Lender (the "Transferor Lender") may at any time with prior written notification to the Borrowers cause:

(a)	its rights in respect of all or part of its Contribution; or

(b)	its obligations in respect of all or part of its Commitment; or

(c)	a combination of (a) and (b),

to be (in the case of its rights) transferred to, or (in the case of its obligations) assumed by, another bank or Financial Institution (or any of its respective affiliates or Subsidiaries) (a "Transferee Lender") by delivering to the Facility Agent a completed certificate in the form set out in Schedule 4 (Transfer Certificate) with any modifications approved or required by the Facility Agent (a "Transfer Certificate") executed by the Transferor Lender and the Transferee Lender.

However any rights and obligations of the Transferor Lender in its capacity as Facility Agent or Security Agent will have to be dealt with separately in accordance with the Agency and Trust Agreement.

A transfer pursuant to this Clause 26.2 (Transfer by a Lender) shall be effected without the consent of the Borrowers other than in the case of a transfer to a Fund, in which case it shall be effected with the prior written consent of the Borrowers acting at its discretion, Provided that such consent shall not be required in respect of any transfer pursuant to this Clause 26.2 (Transfer by a Lender) which takes place at any time following the lapse of a 30 Business Days’ period from the date of a notice of the Facility Agent to the Borrowers pursuant to sub-paragraph (a)(ii) of  Clause 19.2 (Actions following an Event of Default).

26.3	Transfer Certificate, delivery and notification

As soon as reasonably practicable after a Transfer Certificate is delivered to the Facility Agent, it shall (unless it has reason to believe that the Transfer Certificate may be defective):

(a)	sign the Transfer Certificate on behalf of itself, the Borrowers, the Security Parties, the Security Agent and each of the other Lenders;

(b)	on behalf of the Transferee Lender, send to the Borrowers and each Security Party letters or faxes notifying them of the Transfer Certificate and attaching a copy of it; and

(c)	send to the Transferee Lender copies of the letters or faxes sent under paragraph (b) above,

but the Facility Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Transferor Lender and the Transferee Lender once it is satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to the transfer to that Transferee Lender.

26.4	Effective Date of Transfer Certificate

A Transfer Certificate becomes effective on the date, if any, specified in the Transfer Certificate as its effective date Provided that it is signed by the Facility Agent under Clause 26.3 (Transfer Certificate, delivery and notification) on or before that date.

26.5	No transfer without Transfer Certificate

Except as provided in Clause 26.15 (Security over Lenders' rights), no assignment or transfer of any right or obligation of a Lender under any Finance Document is binding on, or effective in relation to, any of the Borrowers, any Security Party, the Facility Agent or the Security Agent unless it is effected, evidenced or perfected by a Transfer Certificate.

26.6	Lender re-organisation; waiver of Transfer Certificate

However, if a Lender enters into any merger, de-merger or other reorganisation as a result of which all its rights or obligations vest in another person (the "successor"), the Facility Agent may, if it sees fit, by notice to the successor and the Borrowers and the Security Agent waive the need for the execution and delivery of a Transfer Certificate; and, upon service of the Facility Agent's notice, the successor shall become a Lender with the same Commitment and Contribution as were held by the predecessor Lender.

26.7	Effect of Transfer Certificate

A Transfer Certificate takes effect in accordance with English law as follows:

(a)
to the extent specified in the Transfer Certificate, all rights and interests (present, future or contingent) which the Transferor Lender has under or by virtue of the Finance Documents are assigned to the Transferee Lender absolutely, free of any defects in the Transferor Lender's title and of any rights or equities which the Borrowers or any Security Party had against the Transferor Lender;

(b)	the Transferor Lender's Commitment is discharged to the extent specified in the Transfer Certificate;

(c)	the Transferee Lender becomes a Lender with the Contribution previously held by the Transferor Lender and a Commitment of an amount specified in the Transfer Certificate;

(d)
the Transferee Lender becomes bound by all the provisions of the Finance Documents which are applicable to the Lenders generally, including those about pro-rata sharing and the exclusion of liability on the part of, and the indemnification of, the Facility Agent and the Security Agent and, to the extent that the Transferee Lender becomes bound by those provisions (other than those relating to exclusion of liability), the Transferor Lender ceases to be bound by them;

(e)
any part of the Loan which the Transferee Lender advances after the Transfer Certificate's effective date ranks in point of priority and security in the same way as it would have ranked had it been advanced by the Transferor Lender, assuming that any defects in the Transferor Lender's title and any rights or equities of the Borrowers or any Security Party against the Transferor Lender had not existed;

(f)
the Transferee Lender becomes entitled to all the rights under the Finance Documents which are applicable to the Lenders generally, including but not limited to those relating to the Majority Lenders and those under Clause 5.6 (Market disruption) and Clause 20 (Fees and Expenses), and to the extent that the Transferee Lender becomes entitled to such rights, the Transferor Lender ceases to be entitled to them; and

(g)
in respect of any breach of a warranty, undertaking, condition or other provision of a Finance Document or any misrepresentation made in or in connection with a Finance Document, the Transferee Lender shall be entitled to recover damages by reference to the loss incurred by it as a result of the breach or misrepresentation provided the original Lender would have incurred a loss of that kind or amount.

The rights and equities of the Borrowers or any Security Party referred to above include, but are not limited to, any right of set off and any other kind of cross-claim.

26.8	Maintenance of register of Lenders

During the Security Period the Facility Agent shall maintain a register in which it shall record the name, Commitment, Contribution and administrative details (including the lending office) from time to time of each Lender holding a Transfer Certificate and the effective date (in accordance with Clause 26.4 (Effective Date of Transfer Certificate)) of the Transfer Certificate; and the Facility Agent shall make the register available for inspection by any Lender, the Security Agent and the Borrowers during normal banking hours, subject to receiving at least 3 Business Days' prior notice.

26.9	Reliance on register of Lenders

The entries on that register shall, in the absence of manifest error, be conclusive in determining the identities of the Lenders and the amounts of their Commitments and Contributions and the effective dates of Transfer Certificates and may be relied upon by the Facility Agent and the other parties to the Finance Documents for all purposes relating to the Finance Documents.

26.10	Authorisation of Facility Agent to sign Transfer Certificates

The Borrowers, the Security Agent and each Lender irrevocably authorise the Facility Agent to sign Transfer Certificates on its behalf.

26.11	Registration fee

In respect of any Transfer Certificate, the Facility Agent shall be entitled to recover a registration fee of $2,500 from the Transferor Lender or (at the Facility Agent's option) the Transferee Lender.  Such fee is not to be reimbursed to the payee by the Borrowers or any Security Party.

26.12	Disclosure of Confidential Information

Any Creditor Party may disclose:

(a)
to any of its affiliates and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives such Confidential Information as that Creditor Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(b)	to any person:

(i)
to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents or which succeeds (or which may potentially succeed) it as Facility Agent or Security Agent and, in each case, to any of that person's affiliates, Representatives and professional advisers;

(ii)
with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Security Parties and to any of that person's affiliates, Representatives and professional advisers;

(iii)
appointed by any Creditor Party or by a person to whom sub-paragraph (i) or (ii) of paragraph (b) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf;

(iv)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in sub-paragraph (i) or (ii) of paragraph (b) above;

(v)
to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(vi)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitrations, administrative or other investigations, proceedings or disputes;

(vii)	to whom or for whose benefit that Creditor Party charges, assigns or otherwise creates Security Interests (or may do so) pursuant to Clause 26.15 (Security over Lenders' rights);

(viii)	who is a party to this Agreement or any related entity of a Security Party;

(ix)	as a result of the registration of any Finance Document as contemplated by any Finance Document or any legal opinion obtained in connection with any Finance Document; or

(x)	with the consent of the Borrowers;

in each case, such Confidential Information as that Creditor Party shall consider appropriate if:

(A)
in relation to sub-paragraphs (i), (ii) and (iii) of paragraph (b) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking, executed between the transferor and the transferee, if the recipient is already bound by requirements of confidentiality in relation to the Confidential Information;

(B)
in relation to sub-paragraph (iv) of paragraph (b) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;

(C)
in relation to sub-paragraph (v) of paragraph (b), sub-paragraph (vi) of paragraph (b) and sub-paragraph (vii) of paragraph (b) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Creditor Party, it is not practicable so to do in the circumstances;

(c)
to any person appointed by that Creditor Party or by a person to whom sub-paragraph (i) or (ii) of paragraph (b) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (c) if the service provider to whom the Confidential Information is to be given has entered in to a confidentiality undertaking substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Borrowers and the relevant Creditor Party; and

(d)
to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Security Parties if the rating agency to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information.

Each Security Party hereby releases each Creditor Party and each of its affiliates and each of its or their officers, directors, employees, head office, professional advisers, auditors and Representatives from any confidentiality obligations or confidentiality restrictions arising from Greek law or other applicable banking secrecy and data protection legislation which would prevent any such person from disclosing any Confidential Information in accordance with the provisions of this Clause 26.12 (Disclosure of Confidential Information).

26.13	Change of lending office

A Lender may change its lending office by giving notice to the Facility Agent and the Facility Agent shall notify the Borrowers and the other Creditor Parties and the change shall become effective on the later of:

(a)	the date on which the Facility Agent receives the notice; and

(b)	the date, if any, specified in the notice as the date on which the change will come into effect.

26.14	Notification

On receiving such a notice, the Facility Agent shall notify the Borrowers and the Security Agent; and, until the Facility Agent receives such a notice, it shall be entitled to assume that a Lender is acting through the lending office of which the Facility Agent last had notice.

26.15	Security over Lenders' rights

In addition to the other rights provided to Lenders under this Clause 26 (Transfers and Changes in Lending Offices), each Lender may, following prior notification to the Borrowers but without consulting with or obtaining consent from the Borrowers or any Security Party, at any time charge, assign or otherwise create a Security Interest in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender to a federal reserve or central bank including, without limitation:

(a)	by way of any charge, assignment or other Security Interest to secure obligations to a federal reserve or central bank; and

(b)
if the Lender is a Fund, any charge, assignment or other Security Interest granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by the Lender as security for those obligations or securities,

(c)	except that no such charge, assignment or Security Interest shall:

(i)
release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security Interest for the Lender as a party to any of the Finance Documents; or

(ii)
require any payments to be made by the Borrowers or any Security Party or grant to any person any more extensive rights than those required to be made or granted to the relevant Lender under the Finance Documents.

26.16	No additional costs

If at the time of, or immediately after, any transfer by a Lender of any part of its rights, benefits and/or obligations under this Agreement, or any change in the office through which a Lender lends for the purposes of this Agreement or a Lender's re-organisation under Clause 26.6 (Lender re-organisation; waiver of Transfer Certificate), the Borrowers would be obliged to pay to the Transferee Lender or the successor (as defined in Clause 26.6 (Lender re-organisation; waiver of Transfer Certificate)) or (in the case of a change of lending office) such Lender under Clauses 5.6 (Market disruption), 22.2 (Grossing-up for taxes) or 24.1 (Increased Costs) any sum in excess of the sum (if any) which it would have been obliged to pay to such Lender under the relevant clauses in the absence of such transfer, re-organisation or change of office, the Borrowers shall not be obliged to pay that excess.

26.17	Publication

The Facility Agent may, subject to the prior written consent of the Borrowers (such consent not to be unreasonably withheld or delayed), publish information (at the Facility Agent's expense) regarding its role and participation under such capacity in the Loan under this Agreement and use the relevant Borrower’s logo and trademark in connection with such publication.

26.18	Replacement of a Defaulting Lender

(a)
The Borrowers may, at any time a Lender has become and continues to be a Defaulting Lender, by giving 5 Business Days' prior written notice to the Facility Agent and such Lender replace such Lender by requiring such Lender to (and, to the extent permitted by law, such Lender shall) transfer pursuant to this Clause 26 (Transfers and Changes in Lending Offices) all (and not part only) of its rights and obligations under this Agreement to a Lender or other bank or financial institution (or any of their respective affiliates or Subsidiaries) or to a trust, Fund or other entity (a "Replacement Lender") selected by the Borrowers, and which confirms its willingness to assume and does assume all the obligations, or all the relevant obligations, of the transferring Lender in accordance with this Clause 26 (Transfers and Changes in Lending Offices) for a purchase price in cash payable at the time of transfer which is either:

(i)	in an amount equal to the outstanding principal amount of such Lender's Contribution and all accrued interest, Break Costs and other amounts payable in relation thereto under the Finance Documents; or

(ii)	in an amount agreed between that Defaulting Lender, the Replacement Lender and the Borrowers and which does not exceed the amount described in paragraph (i) above.

(b)	Any transfer of rights and obligations of a Defaulting Lender pursuant to this Clause 26.20 (Disenfranchisement of Defaulting Lenders) shall be subject to the following conditions:

(i)	the Borrowers shall have no right to replace the Facility Agent or Security Agent;

(ii)	neither the Facility Agent nor the Defaulting Lender shall have any obligation to the Borrowers to find a Replacement Lender;

(iii)	the transfer must take place no later than 7 Business Days after the notice referred to in paragraph (a) above;

(iv)	in no event shall the Defaulting Lender be required to pay or surrender to the Replacement Lender any of the fees received by the Defaulting Lender pursuant to the Finance Documents; and

(v)
the Defaulting Lender shall only be obliged to transfer its rights and obligations pursuant to paragraph (a) above once it is satisfied that it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to that transfer to the Replacement Lender.

(c)
The Defaulting Lender shall perform the checks described in paragraph (b)(v) above as soon as reasonably practicable following delivery of a notice referred to in paragraph (a) above and shall notify the Facility Agent and the Borrowers when it is satisfied that it has complied with those checks.

26.19	Excluded Commitments

If any Defaulting Lender fails to respond to a request for a consent, waiver, amendment of or in relation to any term of any Finance Document or any other vote of Lenders under the terms of this Agreement within 10 Business Days of that request being made (unless the Borrowers and the Facility Agent agree to a longer time period in relation to any request):

(a)
its Commitment shall not be included for the purpose of calculating the Total Commitments under the Loan when ascertaining whether any relevant percentage (including, for the avoidance of doubt, unanimity) of Total Commitments has been obtained to approve that request; and

(b)	its status as a Lender shall be disregarded for the purpose of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve that request.

26.20	Disenfranchisement of Defaulting Lenders

(a)	For so long as a Defaulting Lender has any undrawn Commitment, in ascertaining:

(i)	the Majority Lenders; or

(ii)	whether:

(A)	any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments under the Loan; or

(B)	the agreement of any specified group of Lenders,

has been obtained to approve any request for a consent, waiver, amendment or other vote of Lenders under the Finance documents,

that Defaulting Lender's Commitment under the Loan will be reduced by the amount of its undrawn Commitment under the Loan and, to the extent that that reduction results in that Defaulting Lender's Commitment being zero, that Defaulting Lender shall be deemed not to be a Lender for the purposes of paragraphs (i) and (ii) above.

(b)	For the purposes of this Clause 26.20 (Disenfranchisement of Defaulting Lenders) the Facility Agent may assume that the following Lenders are Defaulting Lenders:

(i)	any Lender which has notified the Facility Agent that it has become a Defaulting Lender;

(ii)	any Lender in relation to which it is aware that any of the events or circumstances referred to in paragraphs (a) or (b) of the definition of "Defaulting Lender" has occurred,

unless it has received notice to the contrary from the Lender concerned (together with any supporting evidence reasonably requested by the Facility Agent) or the Facility Agent is otherwise aware that the Lender has ceased to be a Defaulting Lender.

26.21	Sub-participation; subrogation assignment

A Lender may, sub-participate all or any part of its rights and/or obligations under or in connection with the Finance Documents (including, for the avoidance of doubt, to a Fund); and the Lenders may assign, in any manner and terms agreed by the Majority Lenders, the Facility Agent and the Security Agent, all or any part of those rights to an insurer or surety who has become subrogated to them. A sub-participation or assignment pursuant to this Clause 26.21 (Sub-participation; subrogation assignment) shall be effected without the consent of the Borrowers other than in the case of a transfer to a Fund, in which case it shall be effected with the prior written consent of the Borrowers acting at its discretion, Provided that such consent shall not be required in respect of any sub-participation or assignment pursuant to this Clause 26.21 (Sub-participation; subrogation assignment) which takes place at any time following the lapse of a 30 Business Days’ period from the date of a notice of the Facility Agent to the Borrowers pursuant to sub-paragraph (a)(ii) of Clause 19.2(Actions following an Event of Default).

26.22	DAC6

Nothing in any Finance Document shall prevent disclosure of any confidential information or other matter to the extent that preventing that disclosure would otherwise cause any transaction contemplated by the Finance Documents or any transaction carried out in connection with any transaction contemplated by the Finance Documents to become an arrangement described in Part II A 1 of Annex IV of Directive 2011/16/EU.

27	VARIATIONS AND WAIVERS

27.1	Variations, waivers etc. by Majority Lenders

Subject to Clause 27.2 (Variations, waivers etc. requiring agreement of all Lenders), a document shall be effective to vary, waive, suspend or limit any provision of a Finance Document, or any Creditor Party's rights or remedies under such a provision or the general law, only if the document is signed, or specifically agreed to by fax, by the Borrowers, by the Facility Agent on behalf of the Majority Lenders, by the Facility Agent and the Security Agent in their own rights, and, if the document relates to a Finance Document to which a Security Party is party, by that Security Party.

27.2	Variations, waivers etc. requiring agreement of all Lenders

However, as regards the following, Clause 27.1 (Variations, waivers etc. by Majority Lenders) applies as if the words "by the Facility Agent on behalf of the Majority Lenders" were replaced by the words "by or on behalf of every Lender":

(a)	a reduction in either Margin;

(b)	a postponement to the date for, or a reduction in the amount of, any payment of principal, interest, fees or other sum payable under this Agreement;

(c)	an increase in any Lender's Commitment;

(d)	a change to the definition of "Majority Lenders";

(e)	a change to Clause 3 (Position of the Lenders and the Majority Lenders) or this Clause 27 (Variations and Waivers);

(f)	any release of, or material variation to, a Security Interest, guarantee, indemnity or subordination arrangement set out in a Finance Document; and

(g)	any other change or matter as regards which this Agreement or another Finance Document expressly provides that each Lender's consent is required.

27.3	Exclusion of other or implied variations

Except for a document which satisfies the requirements of Clauses 27.1 (Variations, waivers etc. by Majority Lenders) and 27.2 (Variations, waivers etc. requiring agreement of all Lenders), no document, and no act, course of conduct, failure or neglect to act, delay or acquiescence on the part of the Creditor Parties or any of them (or any person acting on behalf of any of them) shall result in the Creditor Parties or any of them (or any person acting on behalf of any of them) being taken to have varied, waived, suspended or limited, or being precluded (permanently or temporarily) from enforcing, relying on or exercising:

(a)	a provision of this Agreement or another Finance Document; or

(b)	an Event of Default; or

(c)	a breach by the Borrowers (or either of them) or a Security Party of an obligation under a Finance Document or the general law; or

(d)	any right or remedy conferred by any Finance Document or by the general law,

(e)
and there shall not be implied into any Finance Document any term or condition requiring any such provision to be enforced, or such right or remedy to be exercised, within a certain or reasonable time.

27.4	Deemed consent

With respect to any amendment, variation, waiver, suspension or limit requested by any Party and which requires the approval of all the Lenders or the Majority Lenders (as the case may be), the Facility Agent shall provide each Lender with written notice of such request accompanied by such detailed background information as may be reasonably necessary (in the opinion of the Facility Agent) to determine whether to approve such action.  A Lender shall be deemed to have approved such action if such Lender fails to object to such action by written notice to the Facility Agent within 10 days of that Lender's receipt of the Facility Agent's notice or such other time as the Facility Agent may state in the relevant notice as being the time available for approval of such action.

28	NOTICES

28.1	General

Unless otherwise specifically provided, any notice under or in connection with any Finance Document shall be given by letter or fax; and references in the Finance Documents to written notices, notices in writing and notices signed by particular persons shall be construed accordingly.

28.2	Addresses for communications

A notice by letter or fax shall be sent:

(a)	to the Borrowers:

c/o Costamare Inc./Costamare Bulkers Ships Inc.,

Gildo Pastor Center
10th Floor
7 Rue du Gabian
Monaco 98000
Monaco
Fax No: +377 93 25 09 42
Email: finance@costamare.com

With a copy to:

c/o Costamare Shipping Company S.A.
60 Zephyrou Street, Pal. Faliro,
175 64 Athens, Greece
Fax No: +30 210 940 9051
Attn: General Counsel
Email: generalcounsel@costamare.com

(b)	to a Lender:

At the address below its name in Schedule 1 (Lenders and Commitments) or (as the case may require) in the relevant Transfer Certificate

(c)	to the Swap Bank:

Eurobank S.A.,
8, Iolkou & Filikis Etairias Str., 142 34, N. Ionia, Athens, Greece
Attention: Head of Regulations Monitoring & Agreements Negotiation / Head of Global Markets & Treasury Back Office Division
Facsimile No.: +30 210 3522669 / +30 210 3522630
E-mail: TBO_Negotiations@eurobank.gr
GlobalMarkets_BackOffice@eurobank.gr

(d)	to the Facility Agent, Arranger,

Security Agent
and Account Bank:

Eurobank S.A.
Shipping Division (Branch 29),
83 Akti Miaouli (5th floor),
185 38 Piraeus, Greece,
Fax No. : +30210 4587877
Attention: Shipping Unit
E-mail: ShippingLoansAdministration@eurobank.gr

or, in each case, to such other address as the relevant party may notify the Facility Agent or, if the relevant party is the Facility Agent or the Security Agent, the Borrowers, the Lenders, the Swap Bank and the Security Parties.

28.3	Effective date of notices

Subject to Clauses 28.4 (Service outside business hours) and 28.5 (Illegible notices):

(a)	a notice which is delivered personally or posted shall be deemed to be served, and shall take effect, at the time when it is delivered; and

(b)	a notice which is sent by fax shall be deemed to be served, and shall take effect, 2 hours after its transmission is completed.

28.4	Service outside business hours

However, if under Clause 28.3 (Effective date of notices) a notice would be deemed to be served:

(a)	on a day which is not a Business Day in the place of receipt; or

(b)	on such a Business Day, but after 5 p.m. local time,

the notice shall (subject to Clause 28.5 (Illegible notices)) be deemed to be served, and shall take effect, at 9 a.m. on the next day which is such a Business Day.

28.5	Illegible notices

Clauses 28.3 (Effective date of notices) and 28.4 (Service outside business hours) do not apply if the recipient of a notice notifies the sender within 1 hour after the time at which the notice would otherwise be deemed to be served that the notice has been received in a form which is illegible in a material respect.

28.6	Valid notices

A notice under or in connection with a Finance Document shall not be invalid by reason that its contents or the manner of serving it do not comply with the requirements of this Agreement or, where appropriate, any other Finance Document under which it is served if:

(a)	the failure to serve it in accordance with the requirements of this Agreement or other Finance Document, as the case may be, has not caused any party to suffer any significant loss or prejudice; or

(b)	in the case of incorrect and/or incomplete contents, it should have been reasonably clear to the party on which the notice was served what the correct or missing particulars should have been.

28.7	Electronic communication

Any communication to be made between the Facility Agent and a Lender under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Facility Agent and the relevant Lender:

(a)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(b)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(c)	notify each other of any change to their respective addresses or any other such information supplied to them.

Any electronic communication made between the Facility Agent and a Lender will be effective only when actually received in readable form and, in the case of any electronic communication made by a Lender to the Facility Agent, only if it is addressed in such a manner as the Facility Agent shall specify for this purpose.

28.8	Electronic communication between the Facility Agent and the Borrowers

(a)
The Facility Agent and the Borrowers agree to send information via email (other than in respect of any orders or instructions by the Borrowers which shall be sent via facsimile) to each other and possibly to third parties involved in the provision of services. In particular, the recipient is aware that:

(i)	the unencrypted information is transported over an open, publicly accessible network and can, in principle, be viewed by others, thereby allowing conclusions to be drawn about a banking relationship;

(ii)	the information can be changed and manipulated by a third party; and

(iii)	the sender's identity (sender of the e-mail) can be assumed or otherwise manipulated.

(b)
Neither the Facility Agent nor any of the Borrowers assumes any liability for any loss incurred as a result of manipulation of the e-mail address or content nor is it liable for any loss incurred by any person due to interruptions and delays in transmission caused by technical problems, unless attributed to wilful misconduct.

(c)
The Facility Agent is entitled to assume that all the orders and instructions received from the Borrowers or a third party designated by the Borrowers are from an authorized individual, irrespective of the existing signatory rights in accordance with the commercial register or the specimen signature. The Borrowers shall further procure that all third parties referred to herein agree with the use of e-mails and are aware of the above terms and conditions related to the use of e-mail.

28.9	English language

Any notice under or in connection with a Finance Document shall be in English.

28.10	Communication when Facility Agent is Impaired Facility Agent

If the Facility Agent is an Impaired Facility Agent the parties to this Agreement may, instead of communicating with each other through the Facility Agent, communicate with each other directly and (while the Facility Agent is an Impaired Facility Agent) all the provisions of the Finance Documents which require communications to be made or notices to be given to or by the Facility Agent shall be varied so that communications may be made and notices given to or by the relevant parties directly. This provision shall not operate after a replacement Facility Agent has been appointed.

28.11	Meaning of "notice"

In this Clause 28 (Notices), "notice" includes any demand, consent, authorisation, approval, instruction, waiver or other communication.

29	JOINT AND SEVERAL LIABILITY

29.1	General

All liabilities and obligations of the Borrowers under this Agreement shall, whether expressed to be so or not, be several and, if and to the extent consistent with Clause 29.2 (No impairment of Borrower's obligations), joint.

29.2	No impairment of Borrower's obligations

The liabilities and obligations of a Borrower shall not be impaired by:

(a)	this Agreement being or later becoming void, unenforceable or illegal as regards the other Borrower;

(b)	any Lender or the Security Agent entering into any rescheduling, refinancing or other arrangement of any kind with the other Borrower;

(c)	any Lender or the Security Agent releasing the other Borrower or any Security Interest created by a Finance Document; or

(d)	any combination of the foregoing.

29.3	Principal debtors

Each Borrower declares that it is and will, throughout the Security Period, remain a principal debtor for all amounts owing under this Agreement and the Finance Documents and none of the Borrowers shall in any circumstances be construed to be a surety for the obligations of the other Borrower under this Agreement.

29.4	Subordination

Subject to Clause 29.5 (Borrowers' required action), during the Security Period, none of the Borrowers shall:

(a)
claim any amount which may be due to it from the other Borrower whether in respect of a payment made, or matter arising out of, this Agreement or any Finance Document, or any matter unconnected with this Agreement or any Finance Document; or

(b)	take or enforce any form of security from the other Borrower for such an amount, or in any other way seek to have recourse in respect of such an amount against any asset of the other Borrower; or

(c)	set off such an amount against any sum due from it to the other Borrower; or

(d)	prove or claim for such an amount in any liquidation, administration, arrangement or similar procedure involving the other Borrower or other Security Party; or

(e)	exercise or assert any combination of the foregoing.

29.5	Borrowers' required action

If during the Security Period, the Facility Agent, by notice to a Borrower, requires it to take any action referred to in paragraphs (a) to (d) of Clause 29.4 (Subordination), in relation to the other Borrower, that Borrower shall take that action as soon as practicable after receiving the Facility Agent's notice.

30	MISCELLANEOUS

30.1	Time of essence

Time shall be of the essence of this Agreement.

30.2	Rights cumulative, non-exclusive

The rights and remedies which the Finance Documents give to each Creditor Party are:

(a)	cumulative;

(b)	may be exercised as often as appears expedient; and

(c)	shall not, unless a Finance Document explicitly and specifically states so, be taken to exclude or limit any right or remedy conferred by any law.

30.3	Severability of provisions

If any provision of a Finance Document is or subsequently becomes void, unenforceable or illegal, that shall not affect the validity, enforceability or legality of the other provisions of that Finance Document or of the provisions of any other Finance Document.

30.4	Integration of Terms

This Agreement contains the entire agreement of the parties and its provisions supersede the provisions of the Offer Letter (save for the provisions thereof which relate to fees and commissions (if any)) any and all other prior correspondence and oral negotiation by the parties in respect of the matters regulated by this Agreement.

30.5	Amendments

This Agreement and any other Finance Documents shall not be amended or varied in their respective terms by any oral agreement or representation or in any other manner other than by an instrument in writing of even date herewith or subsequent hereto executed by or on behalf of the parties hereto or thereto.

30.6	Further assurances

The Borrowers undertake that the Finance Documents shall both at the date of execution and delivery thereof and so long as any moneys are owing under any of the Finance Documents be valid and binding obligations of the respective parties thereto and enforceable in accordance with their respective terms and that they will (unless otherwise provided herein), at their expense, execute, sign, perfect and do, and will procure the execution, signing, perfecting and doing by each of the other Security Parties of, any and every such further assurance, document, act or thing as in the reasonable opinion of the Majority Lenders may be necessary or desirable for perfecting the security contemplated or constituted by the Finance Documents.

30.7	Benefit and binding effect

The terms of this Agreement shall be binding upon, and shall enure to the benefit of, the Parties and their respective (including subsequent) successors and permitted assigns and transferees.

30.8	Statements of Account conclusive

It is hereby expressly agreed and admitted by the Borrowers that abstracts or photocopies of the books of the Facility Agent, as well as statements of accounts or a certificate signed by an authorised officer of the Facility Agent shall be conclusive binding and full evidence, save for manifest error, on the Borrowers as to the existence and/or the amount of the at any time Outstanding Indebtedness, of any amount due under this Agreement, of the applicable interest rate or Default Rate or any other rate provided for or referred to in this Agreement, the Interest Period, the value of additional securities under Clause 15.6 (Prepayment; provision of additional security), the payment or non-payment of any amount. Nevertheless, enforcement procedures or any other court or out-of-court procedure can be commenced by the Lenders or the Security Agent on the basis of the above mentioned means of evidence including written statements or certificates of the Facility Agent or that Lender.

30.9	Personal Data

(a)
Process of personal data: Each of the Borrowers hereby confirms that it has been informed that its personal data and/or the personal data of its director(s), officer(s) and legal representative(s) (together the “personal data”) contained in this Agreement or the personal data that have been or will be lawfully received by the Lender in relation to this Agreement and the other Finance Documents will be included at the personal data database maintained by the Lender as processing agent (Υπεύθυνη Επεξεργασίας) and will be processed by the Lender for the purpose of properly serving, supporting and monitoring their current business relationship as provided in the information brochure “Information for the Processing of Personal Data” (Ενημέρωση για την επεξεργασία προσωπικών δεδομένων) which forms an integral part of this Agreement and each of the Borrowers hereby confirms that a copy of such information brochure has been received by that Borrower, its director(s), officer(s) and legal representative(s) and has been perused, duly understood and fully agreed by each of them.

(b)	Duration of the process: The personal data process shall survive the termination and release of this Agreement for such period as it is required by the applicable law.

30.10	Process Agent in Greece

Mr. Anastasios Gabrielides, an attorney-at-law, c/o Costamare Shipping Company S.A., 60 Zephyrou Street, Pal. Faliro, 175.64 Athens, Greece, is hereby appointed by each of the Borrowers as agent to accept service (hereinafter “Process Agent for Greek Proceedings”) upon whom any judicial process in respect of proceedings in Greece (including but without limitation any documents initiating legal proceedings) may be served and any notice, request, demand or other communication under this Agreement or any of the Finance Documents.  In the event that the Process Agent for Greek Proceedings (or any substitute process agent notified to the Facility Agent in accordance with the foregoing) cannot be found at the address specified above (or, as the case may be, notified to the Facility Agent), which will be conclusively proved by a deed of a process server to the effect that the Process Agent for Greek Proceedings was not found at such address, the Facility Agent shall have the right to serve the documents either on the Process Agent for Greek Proceedings at such address or at any address where the Process Agent for Greek Proceedings may be found or in accordance with the procedure provided by the relevant provisions on service of process provided by the Hellenic Procedural Code.

30.11	Counterparts

A Finance Document may be executed in any number of counterparts.

30.12	Third party rights

A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

31	BAIL IN

31.1	Contractual recognition of bail-in

Notwithstanding any other term of any Finance Document or any other agreement, arrangement or understanding between the parties to a Finance Document, each party to this Agreement acknowledges and accepts that any liability of any party to a Finance Document under or in connection with the Finance Documents may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:

(a)	any Bail-In Action in relation to any such liability, including (without limitation):

(i)	a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;

(ii)	a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and

(iii)	a cancellation of any such liability; and

(b)	a variation of any term of any Finance Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability.

32	GUARANTEE AND INDEMNITY – HEDGE GUARANTOR

32.1	Guarantee and indemnity

In consideration of (i) the Lenders agreeing to make available to the Borrowers, as joint and several Borrowers, the Commitment pursuant to the terms and conditions of this Agreement and (ii) the Swap Bank agreeing to enter into the Master Agreement with the Borrower B pursuant to the terms and conditions of the Master Agreement and other good and valuable consideration (the receipt and adequacy whereof is hereby acknowledged by the Hedge Guarantor) the Hedge Guarantor, as primary obligor and not merely as surety, hereby irrevocably and unconditionally jointly and severally:

(a)	guarantees to each Creditor Party as Swap Bank, punctual performance by the Borrower B of all the Borrower B’s obligations under the Master Agreement;

(b)
undertakes with each Creditor Party, that whenever Borrower B does not pay any amount when due under or in connection with the Master Agreement, the Hedge Guarantor shall immediately on demand pay that amount as if it were the principal obligor; and

(c)
agrees with each Creditor Party, that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify that Creditor Party immediately on demand against any cost, loss or liability it incurs as a result of the Borrower B not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under the Master Agreement on the date when it would have been due. The amount payable by the Hedge Guarantor under this indemnity will not exceed the amount it would have had to pay under this Clause 32 if the amount claimed had been recoverable on the basis of a guarantee.

32.2	Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by the Borrower B under the Master Agreement, regardless of any intermediate payment or discharge in whole or in part.

32.3	Reinstatement

If any discharge, release or arrangement (whether in respect of the obligations of the Borrower B or any security for those obligations or otherwise) is made by a Creditor Party in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of the Hedge Guarantor under this Clause 32 will continue or be reinstated as if the discharge, release or arrangement had not occurred.

32.4	Waiver of defences

The obligations of the Hedge Guarantor under this Clause 32 and in respect of any Security created under the Security Documents will not be affected or discharged by an act, omission, matter or thing which, but for this Clause 32.4, would reduce, release or prejudice any of its obligations under this Clause 32 or in respect of any Security created under the Security Documents (without limitation and whether or not known to it or any Creditor Party) including:

(a)	any time, waiver or consent granted to, or composition with, any Security Party or other person;

(b)	the release of any other Security Party or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(c)
the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect or delay in perfecting, or refusal or neglect to take up or enforce, or delay in taking or enforcing any rights against, or security over assets of, any Security Party or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of a Security Party or any other person;

(e)
any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any Finance Document or any other document or security including, without limitation, any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Finance Document or other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

(g)	any insolvency or similar proceedings.

32.5	Immediate recourse

The Hedge Guarantor waives any right it may have of first requiring any Creditor Party to proceed against or enforce any other rights or security or claim payment from any person (including without limitation to commence any proceedings under any Finance Document or to enforce any Security created under the Security Documents) before claiming or commencing proceedings under this Clause 32. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

32.6	Appropriations

Until all amounts which may be or become payable by the Borrower B under or in connection with the Master Agreement have been irrevocably paid in full, each Creditor Party (or any trustee or agent on its behalf) may:

(a)
refrain from applying or enforcing any other moneys, security or rights held or received by that Creditor Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it considers necessary (acting reasonably) (whether against those amounts or otherwise) and the Hedge Guarantor shall not be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received from the Hedge Guarantor or on account of the Hedge Guarantor's liability under this Clause 32.

32.7	Deferral of Hedge Guarantor’s rights

All rights which the Hedge Guarantor at any time has (whether in respect of this guarantee, a mortgage or any other transaction) against the Borrower B, any other Security Party or their respective assets shall be fully subordinated to the rights of the Creditor Parties under the Finance Documents and until the end of the Security Period and unless the Facility Agent otherwise directs, the Hedge Guarantor will not exercise any rights which it may have (whether in respect of any Finance Document to which it is a Party or any other transaction) by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this Clause 32:

(a)	to be indemnified by a Security Party;

(b)	to claim any contribution from any third party providing security for, or any other guarantor of, any Security Party's obligations under the Finance Documents;

(c)
to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Creditor Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Creditor Party;

(d)
to bring legal or other proceedings for an order requiring any Security Party to make any payment, or perform any obligation, in respect of which the Hedge Guarantor has given a guarantee, undertaking or indemnity under this Clause 32;

(e)	to exercise any right of set-off against any Security Party; and/or

(f)	to claim or prove as a creditor of any Security Party in competition with any Creditor Party.

If the Hedge Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Creditor Parties by the Security Parties under or in connection with the Finance Documents to be repaid in full on trust for the Creditor Parties and shall promptly pay or transfer the same to the Facility Agent or as the Facility Agent may direct for application in accordance with Clause 16 (Payments and calculations).

32.8	Additional security

This guarantee and any other Security Interest given by the Hedge Guarantor is in addition to and is not in any way prejudiced by, and shall not prejudice, any other guarantee or Security Interest or any other right of recourse now or subsequently held by any Creditor Party or any right of set-off or netting or right to combine accounts in connection with the Finance Documents.

32.9	Applicability of provisions of Guarantee to other Security Interest

Clauses 32.2 (Continuing guarantee), 32.3 (Reinstatement), 32.4 (Waiver of defences), 32.5 (Immediate recourse), 32.6 (Appropriations), 32.7 (Deferral of Hedge Guarantor’s rights) and 32.8 (Additional security) shall apply, with any necessary modifications, to any Security Interest which the Hedge Guarantor creates (whether at the time at which it signs this Agreement or at any later time) to secure the Outstanding Indebtedness or any part of them.

32.10	Release of Hedge Guarantor

Upon the completion of the Spin-Off and provision to the Facility Agent by Borrower B of the report filed by it with the United States Securities and Exchange Commission in the 6-K form confirming, among other things, the completion of the Spin-Off, the Hedge Guarantor shall be fully released and discharged from any and all of its obligations under this Clause 32

(Guarantee and indemnity – Holding Guarantor), without the need of a deed of release of the Hedge Guarantor.

33	GUARANTEE AND INDEMNITY – HOLDING GUARANTOR

33.1	Guarantee and indemnity

With effect on and from the Spin-Off Completion Date the Holding Guarantor irrevocably and unconditionally:

(a)	guarantees to each Creditor Party punctual performance by each Borrower of all that Borrower's obligations under the Finance Documents;

(b)
undertakes with each Creditor Party that whenever a Borrower does not pay any amount when due under or in connection with any Finance Document, the Holding Guarantor shall within 3 days of demand pay that amount as if it were the principal obligor; and

(c)
agrees with each Creditor Party that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify that Creditor Party within three (3) days of the Facility Agent’s demand against any cost, loss or liability it incurs as a result of a Borrower not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Finance Document on the date when it would have been due.  The amount payable by the Holding Guarantor under this indemnity will not exceed the amount it would have had to pay under this Clause 33 if the amount claimed had been recoverable on the basis of a guarantee.

33.2	Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by each Borrower under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

33.3	Reinstatement

If any discharge, release or arrangement (whether in respect of the obligations of any Security Party or any security for those obligations or otherwise) is made by a Creditor Party in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of the Holding Guarantor under this Clause 33 will continue or be reinstated as if the discharge, release or arrangement had not occurred.

33.4	Waiver of defences

The obligations of the Holding Guarantor under this Clause 33  and in respect of any Security Interest will not be affected or discharged by an act, omission, matter or thing which, but for this Clause 33, would reduce, release or prejudice any of its obligations under this Clause 33 or in respect of any Security Interest created under the Security Documents (without limitation and whether or not known to it or any Creditor Party) including:

(a)	any time, waiver or consent granted to, or composition with, any Security Party or other person;

(b)	the release of any other Security Party or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(c)
the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect or delay in perfecting, or refusal or neglect to take up or enforce, or delay in taking or enforcing any rights against, or security over assets of, any Security Party or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of a Security Party or any other person;

(e)
any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any Finance Document or any other document or security including, without limitation, any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Finance Document or other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

(g)	any insolvency or similar proceedings.

33.5	Immediate recourse

The Holding Guarantor waives any right it may have of first requiring any Creditor Party to proceed against or enforce any other rights or security or claim payment from any person (including without limitation to commence any proceedings under any Finance Document or to enforce any Security Interest created under the Security Documents) before claiming or commencing proceedings under this Clause 33.  This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

33.6	Appropriations

Until all amounts which may be or become payable by the Security Parties under or in connection with the Finance Documents have been irrevocably paid in full, each Creditor Party may :

(a)	refrain from applying or enforcing any other moneys, security or rights held or received by that Creditor Party in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and the Holding Guarantor shall not be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received from the Holding Guarantor or on account of the Holding Guarantor's liability under this Clause 33.

33.7	Deferral of Holding Guarantor's rights

(a)
All rights which the Holding Guarantor at any time has (whether in respect of this guarantee, a mortgage or any other transaction) against any Borrower, any other Security Party or their respective assets shall be fully subordinated to the rights of the Creditor Parties under the Finance Documents and until the end of the Security Period and unless the Facility Agent otherwise directs, the Holding Guarantor will not exercise any rights which it may have (whether in respect of any Finance Document to which it is a Party or any other transaction) by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this Clause 33:

(i)	to be indemnified by a Security Party;

(ii)	to claim any contribution from any third party providing security for, or any other guarantor of, any Security Party's obligations under the Finance Documents ;

(iii)
to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Creditor Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Creditor Party;

(iv)
to bring legal or other proceedings for an order requiring any Security Party to make any payment, or perform any obligation, in respect of which the Holding Guarantor has given a guarantee, undertaking or indemnity under Clause 33.1 (Guarantee and indemnity);

(v)	to exercise any right of set-off against any Security Party; and/or

(vi)	to claim or prove as a creditor of any Security Party in competition with any Creditor Party.

(b)
If the Holding Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Creditor Parties by the Security Parties under or in connection with the Finance Documents to be repaid in full on trust for the Creditor Parties and shall promptly pay or transfer the same to the Facility Agent or as the Facility Agent may direct for application in accordance with Clause 16 (Payments and calculations).

33.8	Additional security

This guarantee and any other Security Interest given by the Holding Guarantor is in addition to and is not in any way prejudiced by, and shall not prejudice, any other guarantee or Security Interest or any other right of recourse now or subsequently held by any Creditor Party or any right of set-off or netting or right to combine accounts in connection with the Finance Documents.

33.9	Applicability of provisions of Guarantee to other Security

Clauses 32.2 (Continuing guarantee), 33.3 (Reinstatement), 33.4 (Waiver of defences), 33.5 (Immediate recourse), 33.6 (Appropriations), 17.7 (Deferral of Holding Guarantor's rights) and 17.8 (Additional security) shall apply, with any necessary modifications, to any Security Interest which the Holding Guarantor creates (whether at the time at which it signs this Agreement or at any later time) to secure the Outstanding Indebtedness or any part of them.

34	LAW AND JURISDICTION

34.1	English law

This Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by, and construed in accordance with, English law.

34.2	Exclusive English jurisdiction

Subject to Clause 31.3 (Choice of forum for the exclusive benefit of the Creditor Parties), the courts of England shall have exclusive jurisdiction to settle any Dispute.

34.3	Choice of forum for the exclusive benefit of the Creditor Parties

Clause 34.2 (Exclusive English jurisdiction) is for the exclusive benefit of the Creditor Parties, each of which reserves the right:

(a)	to commence proceedings in relation to any Dispute in the courts of any country other than England and which have or claim jurisdiction to that Dispute; and

(b)	to commence such proceedings in the courts of any such country or countries concurrently with or in addition to proceedings in England or without commencing proceedings in England.

Neither Borrower shall commence any proceedings in any country other than England in relation to a Dispute.

34.4	Process agent

Each of the Borrowers irrevocably appoints Mr. Alan Ross, at his registered office for the time being, presently at 58 Mymms Drive, Brookmans Part, Hartfield, Hertfordshire, AL9 7AF, England, to act as its agent to receive and accept on its behalf any process or other document relating to any proceedings in the English courts which are connected with a Dispute.

34.5	Creditor Party rights unaffected

Nothing in this Clause 31 (Law and Jurisdiction) shall exclude or limit any right which any Creditor Party may have (whether under the law of any country, an international convention or otherwise) with regard to the bringing of proceedings, the service of process, the recognition or enforcement of a judgment or any similar or related matter in any jurisdiction.

34.6	Meaning of "proceedings"

In this Clause 31 (Law and Jurisdiction), "proceedings" means proceedings of any kind, including an application for a provisional or protective measure and a "Dispute" means any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement) or any non-contractual obligation arising out of or in connection with this Agreement.

THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement.

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EXECUTION PAGE

THE BORROWERS

SIGNED by	)
Mr. John Harry Webster	)
for and on behalf of	)
COSTAMARE INC.,	)
of the Marshall Islands,	)	/s/ John Harry Webster
in the presence of:	)	Attorney-in-fact

Witness:	/s/ Alexandra Pagoni
Name: Alexandra Pagoni
Address: 13 Defteras Merarchias Str.,
Piraeus, Greece
Occupation: t. Attorney-at-Law

SIGNED by	)
Mr. John Harry Webster	)
for and on behalf of	)
COSTAMARE BULKERS SHIPS INC.,	)
of the Marshall Islands,	)	/s/ John Harry Webster
in the presence of:	)	Attorney-in-fact

Witness:	/s/ Alexandra Pagoni
Name: Alexandra Pagoni
Address: 13 Defteras Merarchias Str.,
Piraeus, Greece
Occupation: t. Attorney-at-Law

THE HOLDING GUARANTOR

SIGNED by	)
Mr. John Harry Webster	)
for and on behalf of	)
Costamare Bulkers Holdings Limited	)
of the Marshall Islands,	)	/s/ John Harry Webster
in the presence of:	)	Attorney-in-fact

Witness:	/s/ Alexandra Pagoni
Name: Alexandra Pagoni
Address: 13 Defteras Merarchias Str.,
Piraeus, Greece
Occupation: t. Attorney-at-Law

THE LENDERS

SIGNED by	)
Mr. Stavros Giagkos and	)	/s/ Stavros Giagkos
Mr. Domniki Dimitriadou	)	Attorney-in-fact
for and on behalf of	)
EUROBANK S.A.,	)	/s/ Domniki Dimitriadou
in the presence of:	)	Attorney-in-fact

THE FACILITY AGENT

SIGNED by	)
Mr. Stavros Giagkos and	)	/s/ Stavros Giagkos
Mr. Domniki Dimitriadou	)	Attorney-in-fact
for and on behalf of	)
EUROBANK S.A.,	)	/s/ Domniki Dimitriadou
in the presence of:	)	Attorney-in-fact

THE ARRANGER

SIGNED by	)
Mr. Stavros Giagkos and	)	/s/ Stavros Giagkos
Mr. Domniki Dimitriadou	)	Attorney-in-fact
for and on behalf of	)
EUROBANK S.A.,	)	/s/ Domniki Dimitriadou
in the presence of:	)	Attorney-in-fact

THE SECURITY AGENT

SIGNED by	)
Mr. Stavros Giagkos and	)	/s/ Stavros Giagkos
Mr. Domniki Dimitriadou	)	Attorney-in-fact
for and on behalf of	)
EUROBANK S.A.,	)	/s/ Domniki Dimitriadou
in the presence of:	)	Attorney-in-fact

THE ACCOUNT BANK

SIGNED by	)
Mr. Stavros Giagkos and	)	/s/ Stavros Giagkos
Mr. Domniki Dimitriadou	)	Attorney-in-fact
for and on behalf of	)
EUROBANK S.A.,	)	/s/ Domniki Dimitriadou
in the presence of:	)	Attorney-in-fact

THE SWAP BANK

SIGNED by	)
Mr. Stavros Giagkos and	)	/s/ Stavros Giagkos
Mr. Domniki Dimitriadou	)	Attorney-in-fact
for and on behalf of	)
EUROBANK S.A.,	)	/s/ Domniki Dimitriadou
in the presence of:	)	Attorney-in-fact

Witness to all the above signatures:

/s/ Alexandra Pagoni
Name: Alexandra Pagoni
Address: 13 Defteras Merarchias Str.,
Piraeus, Greece
Occupation: t. Attorney-at-Law